Exhibit 2.1

MERGER AGREEMENT

dated February 12, 2024

by and among

Nava Health MD, Inc., as the Company,

99 Acquisition Group Inc., as Parent,

NNAG Merger Sub, Inc., as Merger Sub, and

Bernaldo Dancel, as the Securityholder Representative.

Annex A-i

Annex A-ii

Annex A-iii

Exhibit A             —          Form of Company Support Agreement

Exhibit B             —          Form of Parent Support Agreement

Exhibit C             —          Form of Company Lock-Up Agreement

Exhibit D             —          Form of Sponsor Lock-Up Agreement

Exhibit E             —          Form of Registration Rights Agreement

Exhibit F             —          Form of Voting Agreement

Exhibit G             —          Form of Non-Solicitation and Non-Compete Agreement

Company Disclosure Schedules
Parent Disclosure Schedules

Annex A-iv

MERGER AGREEMENT

This MERGER AGREEMENT dated as of February 12, 2024 (this “Agreement”), is by and among Nava Health MD, Inc., a Maryland corporation (the “Company”), 99 Acquisition Group Inc., a Delaware corporation (“Parent”), NNAG Merger Sub, Inc., a Maryland corporation (“Merger Sub”) and wholly-owned subsidiary of Parent, and Bernaldo Dancel, solely in his capacity as representative, agent and attorney-in-fact of the Company Stockholders (the “Securityholder Representative”).

RECITALS:

1.      The Company and its Subsidiaries (the “Company Group”) are in the business of delivering vertically integrated, tech-enabled integrative healthcare through traditional, holistic, and regenerative medicine (as conducted by the Company Group, the “Business”);

2.      Parent is a blank check company formed for the sole purpose of entering into a share exchange, asset acquisition, share purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities, and Merger Sub is a wholly-owned subsidiary of Parent;

3.      Merger Sub will merge with and into the Company (the “Merger”) in accordance with this Agreement and the Maryland General Corporation Law, after which the Company will be the surviving company (the “Surviving Corporation”) and a wholly-owned subsidiary of Parent;

4.      Contemporaneously with the execution of, and as a condition and an inducement to Parent and the Company entering into this Agreement, the Company Stockholders listed on Schedule I hereto are entering into and delivering Support Agreements, substantially in the form attached hereto as Exhibit A (each, a “Company Support Agreement”), pursuant to which each such Person has agreed to vote in favor of the approval of this Agreement, approval of the Merger and the other transactions contemplated hereby;

5.      Contemporaneously with the execution of, and as a condition and an inducement to the Company entering into this Agreement, the Sponsor is entering into and delivering a Support Agreement, substantially in the form attached hereto as Exhibit B (the “Parent Support Agreement”), pursuant to which the Sponsor has agreed (a) not to transfer or redeem any shares of Parent Common Stock held by the Sponsor, and (b) to vote in favor of the adoption and approval of each of the Parent Proposals at the Parent Stockholder Meeting;

6.      Simultaneously with the Closing, the Sponsor will forfeit for no consideration 1,000,000 shares of Parent Common Stock upon the closing of the Merger (the “CLOSING”) as more fully set forth in, and subject to the terms and conditions of, a Sponsor Forfeiture Agreement to be entered into contemporaneously with the Closing, by and among the Sponsor, the Company and Parent, in a form to be mutually agreed upon by each of the Company, Parent and the Sponsor, each acting reasonably (the “SPONSOR FORFEITURE AGREEMENT”);

7. For U.S. federal and applicable state income tax purposes, the parties hereto intend that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder, and the Company’s Board of Directors and the Boards of Directors of Parent and Merger Sub have approved this Agreement and intend that it constitute a plan of reorganization within the meaning of Treasury Regulation Section 1.368-2(g) and 1.368(a); and

8.      The Boards of Directors of each of the Company, Parent and Merger Sub have unanimously (a) approved and declared advisable this Agreement and the transactions contemplated by this Agreement and the Additional Agreements to which they are or will be party, including the Merger, and the performance of their respective obligations hereunder or thereunder, on the terms and subject to the conditions set forth herein or therein, (b) determined that this Agreement and such transactions are advisable and in the best interests of, them and their respective stockholders and (c) resolved to recommend that their respective stockholders approve the Merger and such other transactions and adopt this Agreement and the Additional Agreements to which they are or will be a party and the performance of such party of their obligations hereunder and thereunder.

Annex A-1

In consideration of the mutual covenants and promises set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

Article I
DEFINITIONS

1.1         Definitions. As used in this Agreement the following capitalized terms shall have the meaning ascribed to such terms as follows:

“2023 Equity Plan” has the meaning set forth in Section 4.5(a).

“Achieved Revenue” has the meaning set forth in Section 3.8(a).

“Action” means any legal action, litigation, suit, claim, hearing, proceeding or investigation, including any audit, claim or assessment for Taxes or otherwise, by or before any Authority.

“Additional Agreements” means the Registration Rights Agreement, the Company Support Agreements, the Parent Support Agreement, the Company Lock-Up Agreements, the Sponsor Lock-Up Agreement, the Non-solicitation and Non-Compete Agreement, the Voting Agreement, and the Sponsor Forfeiture Agreement.

“Additional Parent SEC Documents” has the meaning set forth in Section 5.12(a).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by or under common Control with such Person.

“Agreement” has the meaning set forth in the preamble.

“Alternative Proposal” has the meaning set forth in Section 6.2(b).

“Alternative Transaction” has the meaning set forth in Section 6.2(a).

“Amended Parent Charter” has the meaning set forth in Section 6.5(e).

“Annual Financial Statements” has the meaning set forth in Section 4.9(a).

“Anti-Corruption Laws” has the meaning set forth in Section 4.30(a).

“Antitrust Laws” means any applicable domestic or foreign, supranational, national, federal, state, municipality or local Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

“Applicable Taxes” mean such Taxes as defined in Internal Revenue Service Notice 2020-65 (and any corresponding Taxes under state or local tax applicable Law).

“Applicable Wages” mean such wages as defined in Internal Revenue Service Notice 2020-65 (and any corresponding wages under state or local tax applicable Law).

“Articles of Merger” has the meaning set forth in Section 2.2.

“Audited Financial Statements” has the meaning set forth in Section 7.3.

“Authority” means any federal, state, provincial, municipal, international, supranational, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority exercising executive, legislative, judicial, regulatory or administrative functions (to the extent that the rules,

Annex A-2

regulations or orders of such organization or authority have the force of Law), governmental commission, department, board, bureau, agency, court, arbitral tribunal, securities exchange or similar body or instrumentality thereof, or any arbitrator, court or tribunal of competent jurisdiction, including, without limitation, the SEC, Nasdaq, and the Public Company Accounting Oversight Board.

“Balance Sheet” means the audited consolidated balance sheet of the Company as the Balance Sheet Date.

“Balance Sheet Date” has the meaning set forth in Section 4.9(a).

“Books and Records” means all books and records, ledgers, employee records, customer lists, files, correspondence, and other records of every kind (whether written, electronic, or otherwise embodied) owned or controlled by a Person in which a Person’s assets, the business or its transactions are otherwise reflected, other than stock books and minute books.

“Business” has the meaning set forth in the recitals to this Agreement.

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York are authorized to close for business, excluding as a result of “stay at home,” “shelter-in-place,” “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems, including for wire transfers, of commercially banking institutions in New York, New York are generally open for use by customers on such day.

“Calculation Period” has the meaning set forth in Section 3.8(a).

“CARES Act” means Coronavirus Aid, Relief, and Economic Security Act.

“Change in Control” means, with respect to any Person, (i) any transaction or series of related transactions that results in any Person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) acquiring Equity Interests that represent more than 50% of the total voting power of such Person or (ii) a sale or disposition of all or substantially all of the assets of such Person and its Subsidiaries on a consolidated basis, in each case other than a transaction or series of related transactions which results in at least 50% of the combined voting power of the then outstanding voting securities of such Person (or any successor to such Person) immediately following the closing of such transaction (or series of related transactions) being beneficially owned (within the meaning of Section 13(d) of the Exchange Act), directly or indirectly, by individuals and entities (or Affiliates of such individuals and entities) who were the beneficial owners, respectively, of at least 50% of the Equity Interests of such Person (or any successor to such Person) immediately prior to such transaction (or series of related transactions).

“Closing” has the meaning set forth in the Recitals.

“Closing Company Cash” means, as of the Reference Time, the aggregate cash and cash equivalents of the Company Group on hand or in bank accounts, including deposits in transit, minus the aggregate amount of outstanding and unpaid checks issued by or on behalf of the Company Group as of such time.

“Closing Consideration Spreadsheet” means the last Consideration Spreadsheet prepared and delivered by the Company to Parent prior to the Closing in accordance with Section 3.7.

“Closing Date” has the meaning set forth in Section 2.6(a).

“Closing Exchange Ratio” means the quotient obtained by dividing (a) the Merger Consideration Shares by (b) the Fully Diluted Company Shares.

Annex A-3

“Closing Net Debt” means the aggregate Indebtedness of the Company Group as of November 30, 2023, plus no more than $4,500,000 in additional funds borrowed.

“Closing Per Share Merger Consideration” means with respect to a share of Company Common Stock, a number of shares of Parent Common Stock equal to the Closing Exchange Ratio.

“COBRA” means, collectively, the requirements of Sections 601 through 606 of ERISA and Section 4980B of the Code.

“Code” means the Internal Revenue Code of 1986.

“Company” has the meaning set forth in the preamble.

“Company Articles of Incorporation” means the Articles of Incorporation of the Company, originally filed with the SDAT on February 13, 2023, as amended.

“Company Bylaws” means the bylaws of the Company, as amended.

“Company Closing Statement” has the meaning set forth in Section 2.6(b).

“Company Common Stock” means the common stock, par value $0.01 per share, of the Company.

“Company Consent” has the meaning set forth in Section 4.8.

“Company Disclosure Schedules” means, collectively, the disclosure schedules delivered by the Company to Parent contemporaneously with the execution and delivery of this Agreement, as the same may be updated pursuant to Section 6.4 of this Agreement.

“Company Expenses” means all fees, costs and expenses of the Company or any of its Subsidiaries incurred prior to and through the Closing Date in connection with the negotiation, preparation and execution of this Agreement, the Additional Agreements, the performance and compliance with this Agreement and the Additional Agreements and conditions contained herein to be performed or complied with by the Company at or before Closing, and the consummation of the transactions contemplated hereby, including (i) change-in-control payments, transaction bonuses, retention payments, severance or similar compensatory payments payable by the Company or any of its Subsidiaries to any current or former employee (including any amounts due under any consulting agreement with any such former employee), independent contractor, officer or director of the Company or any of its Subsidiaries as a result of the transactions contemplated hereby (and not tied to any subsequent event or condition, such as a termination of employment), (ii) any and all filing fees payable by the Company or any of its Subsidiaries to any Authority in connection with the transactions contemplated hereby, and (iii) the fees, costs, expenses and disbursements of counsel, accountants, advisors and consultants of the Company.

“Company Exclusively Licensed IP” means all Company Licensed IP that is solely and exclusively licensed to any member of the Company Group.

“Company Financial Statements” has the meaning set forth in Section 4.9(a).

“Company Group” has the meaning set forth in the recitals to this Agreement.

“Company Indemnitees” has the meaning set forth in Section 6.8(a).

“Company Information Systems” has the meaning set forth in Section 4.18(o).

“Company IP” means, collectively, all Company Owned IP and Company Licensed IP.

“Company Licensed IP” means all Intellectual Property owned by a third Person and licensed to any member of the Company Group or that any member of the Company Group otherwise has a right to use.

“Company Lock-Up Agreement” means the agreement, in substantially the form attached hereto as Exhibit C, restricting the sale, transfer or other disposition of the shares of Parent Common Stock received by certain of the Company Stockholders at the Closing in connection with the Merger.

Annex A-4

“Company Owned IP” means all Intellectual Property owned or purported to be owned by any member of the Company Group, in each case, whether exclusively, jointly with another Person or otherwise.

“Company Product” means any product that is being, or has previously been, researched, tested, developed, commercialized, manufactured, sold, administered or dispensed to patients, or distributed by or behalf of the Company Group and all products (if any) with respect to which the Company Group has the right to receive payment.

“Company RSUs” has the meaning set forth in Section 4.5(a).

“Company Stock Certificate” has the meaning set forth in Section 2.10.

“Company Stockholders” means, at any given time, the holders of Company Common Stock.

“Company Stockholder Approval” has the meaning set forth in Section 4.2(a).

“Company Stockholder Resolutions” has the meaning set forth in Section 7.2(a).

“Company Support Agreement” has the meaning set forth in the recitals to this Agreement.

“Confidential Information” means any information, knowledge or data concerning the businesses and affairs of the Company Group, or any suppliers, customers or agents of the Company Group that is not already generally available to the public, including Intellectual Property of a confidential nature.

“Confidentiality Agreement” means the Non-Disclosure Agreement, dated as of October 20, 2023, by and between the Company and Parent.

“Consent” has the meaning set forth in Section 4.8.

“Consideration Spreadsheet” has the meaning set forth in Section 3.7(a).

“Consumer Protection Laws” means any Law intended for the protection of consumers against fraud, false advertising, unfair competition, medical or other professional malpractice, elder abuse, identity theft, or violation of privacy rights, and shall include without limitation, the Federal Trade Commission Act, the Lanham Act, the FDCA, HIPAA, professional licensing laws, and all similar, comparable, or analogous federal, state, municipal or local laws, regulations and regulatory regimes.

“Contracts” means the Leases and all other contracts, agreements, leases (including equipment leases, car leases and capital leases), licenses, Permits, commitments, client contracts, statements of work, sales and purchase orders and similar instruments, oral or written, to which any member of the Company Group is a party or by which any of its respective properties or assets is bound.

“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled,” “Controlling” and “under common Control with” have correlative meanings.

“Copyleft Licenses” means all licenses or other Contracts to Software that requires as a condition of use, modification, or distribution of such Software that other Software or technology incorporated into, derived from, or distributed with such Software (i) be disclosed or distributed in source code form, (ii) be licensed for the purpose of making derivative works or (iii) be redistributable at no or minimal charge.

Annex A-5

“Copyrights” means all rights in copyrights, and other rights in any works of authorship of any type, in all forms, media or medium, now known or hereinafter developed, and whether or not completed, published, or used, including all drafts, plans, sketches, artwork, layouts, copy, designs, photographs, illustrations, collections, serials, printed or graphic matter, slides, compilations, serials, promotions, audio or visual recordings, transcriptions, Software, and all derivative works, translations, adaptations and combinations of any of the foregoing, all registrations and applications therefor and all extensions, restorations, and renewals of any of the foregoing, all worldwide rights and priorities afforded under any Law with respect to any of the foregoing, and all termination rights, moral rights, author rights and all other rights associated therewith.

“Convertible Notes” means the Convertible Promissory Notes issued by the Company f/k/a Nava Health MD, LLC and identified on Schedule 1 hereto.

“Databases” means all compilations of data, the selection and arrangement of that data, and all related documentation, including documentation regarding the procedures used in connection with the selection, collection, arrangement, processing and distribution of data contained therein to the extent they exist, together with documentation regarding the attributes of the data contained therein or the relationships among such data and documentation regarding data structures and formats, and file structures and formats, whether registered or unregistered, and any registrations or applications for registration therefor.

“Data Protection Laws” means all applicable Laws in any applicable jurisdiction, contractual obligations, self-regulatory standards, written policies or terms of use of the Company or Company Group, or any Permits obtained by the Company relating to the Processing, privacy, security, transfer, import, export, disposal or protection of Personal Information, including applicable implementing Laws, the Health Insurance Portability and Accountability Act of 1996 and the rules and regulations promulgated thereunder, including the privacy rule at 45 C.F.R. Part 160 and Part 164, Subparts A and E, the security rule at 45 C.F.R. 164, Subpart C, and the data breach notification rule at 45 C.F.R. Subpart D, as each be amended from time to time, including as amended under the Health Information Technology for Economic and Clinical Health Act provisions of the American Recovery and Reinvestment Act of 2009, Pub. Law No. 111-5 and its implementing regulations (“HIPAA”), the Federal Trade Commission Act, the CAN-SPAM Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, any applicable U.S. comprehensive state data privacy laws (including laws and regulations applicable to the Processing of consumer health information), and all regulations or guidance issued thereunder.

“Debt Financing” has the meaning set forth in Section 6.11.

“DEA” means the United States Drug Enforcement Agency.

“DGCL” means the General Corporation Law of the State of Delaware.

“Dissenting Shares” has the meaning set forth in Section 3.5.

“Domain Names” means domain names and URLs.

“Effect” has the meaning set forth in the definition of “Material Adverse Effect.”

“Effective Time” has the meaning set forth in Section 2.2.

“Enforceability Exceptions” has the meaning set forth in Section 4.2(a).

“Environmental Laws” shall mean all applicable Laws that prohibit, regulate, or control any Hazardous Material or any Hazardous Material Activity, including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Resource Recovery and Conservation Act of 1976, the Federal Water Pollution Control Act, the Clean Air Act, the Hazardous Materials Transportation Act and the Clean Water Act.

“Equity Interest” means, with respect to any Person, any capital stock of, or other ownership, membership, partnership, voting, joint venture, equity interest, preemptive right, stock appreciation, phantom stock, profit participation or similar rights in, such Person or any indebtedness, securities, options, warrants, call, subscription or other rights or entitlements of, or granted by, such Person or any of its Affiliates that are convertible into, or are exercisable or exchangeable for, or give any person any right or entitlement to acquire any such capital stock or other ownership, partnership, voting, joint venture, equity interest, preemptive right, stock appreciation,

Annex A-6

phantom stock, profit participation or similar rights, in all cases, whether vested or unvested, of such Person or any of its Affiliates or any similar security or right that is derivative or provides any economic benefit based, directly or indirectly, on the value or price of any such capital stock or other ownership, partnership, voting, joint venture, equity interest, preemptive right, stock appreciation, phantom stock, profit participation or similar rights, in all cases, whether vested or unvested.

“Equity Investment” has the meaning set forth in Section 6.11.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means each entity, trade or business that is, or was at the relevant time, a member of a group described in Sections 414(b), (c), (m), or (o) of the Code or Section 4001 of ERISA that includes the Company Group.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” has the meaning set forth in Section 3.6(a).

“Exchange Fund” has the meaning set forth in Section 3.6(a).

“Excluded Matter” means any one or more of the following: (i) general economic or political conditions; (ii) with respect to a particular Person, conditions generally affecting the industries in which such Person or its Subsidiaries operates; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), armed hostilities or terrorism, international or national political conditions, or the escalation or worsening thereof; (v) (A) any changes in applicable Laws (including in connection with the COVID-19 pandemic) or accounting rules (including U.S. GAAP) or the enforcement, implementation or interpretation thereof, or (B) new pronouncements or interpretations by the SEC or any other U.S. Authority with respect to accounting rules; (vi) the announcement, pendency or completion of the transactions contemplated by this Agreement; (vii) any natural or man-made disaster, acts of God, epidemics, or pandemics, including the COVID-19 pandemic (including any action taken or refrained from being taken in response to COVID-19), or the worsening thereof; (viii) any failure by a party to meet any internal or published projections, forecasts or revenue or earnings predictions (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise an Excluded Matter may be taken into account in determining whether there has been a Material Adverse Effect); (ix) the taking or omission of any action expressly required to be taken or omitted, respectively, under this Agreement; (x) the impact on the Company and/or any other member of the Company Group of any act or omission taken by Parent or Merger Sub or by a member of the Company Group at the request of Parent or Merger Sub; or (xi) the impact on Parent and/or Merger Sub of any action taken by the Company or any other member of the Company Group or by Parent and/or Merger Sub at the request of any member of the Company Group; provided, however, that the exclusions provided in the foregoing clauses (i) through (v), inclusive, and clause (vii) shall not apply to the extent that Parent and Merger Sub, taken as a whole, on the one hand, or the Company Group, taken as a whole, on the other hand, is disproportionately affected by any such exclusions or any change, event or development to the extent resulting from any such exclusions relative to all other similarly situated companies that participate in the industry in which they operate.

“Export Control Laws” has the meaning set forth in Section 4.30(a).

“FDA” means the United States Food and Drug Administration.

“FDCA” means the Federal Food, Drug and Cosmetic Act, as amended and codified at 21 U.S.C. § 301 et. seq., inclusive of FDA’s implementing regulations at Title 21, Code of Federal Regulations.

“First Extension Period” has the meaning set forth in Section 8.7(a).

“Founder Shares” means the Class B common stock of Parent, par value $0.0001 per share.

“Foreign Corrupt Practices Act” has the meaning set forth in Section 4.16(a).

“Form 8-K” has the meaning set forth in Section 5.12(a).

“Form S-4” has the meaning set forth in Section 6.5(a).

Annex A-7

“FTC Act” has the meaning set forth in 4.16(a).

“Fraud” means fraud as defined in accordance with the common law of the State of Delaware.

“Fully Diluted Company Shares” means, without duplication, all shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time, including the shares of Company Common Stock issuable upon conversion of the Convertible Notes or upon the conversion, exercise or exchange of any in-the-money securities of the Company convertible into or exercisable or exchangeable for shares of Company Common Stock.

“Hazardous Material” shall mean any material, emission, chemical, substance, or waste that has been designated by any Authority to be radioactive, toxic, hazardous, a pollutant or a contaminant including, but not limited to, any designated as a “Hazardous Substance,” “Hazardous Waste,” or “Hazardous Material”.

“Hazardous Material Activity” shall mean the transportation, transfer, recycling, storage, use, treatment, manufacture, removal, remediation, release, exposure of others to, sale, labeling, or distribution of any Hazardous Material or any product or waste containing a Hazardous Material, or product manufactured with ozone depleting substances, including any required labeling, payment of waste fees or charges (including so- called e-waste fees) and compliance with any recycling, product take-back or product content requirements.

“Healthcare Law” means all applicable federal, state, local, and foreign laws, statutes, or any regulation, or guidance or order thereunder governing the development, testing, regulatory approval, marketing, sale, pricing, coverage or reimbursement, distribution, use, handling and control, safety, efficacy, reliability or manufacturing of drug or biological products or medical devices, including without limitation: (a) the Federal Food, Drug and Cosmetic Act (“FDCA”) (21 U.S.C. § 301) and FDA implementing regulations; (b) any comparable foreign Laws for the foregoing; (c) the federal Anti-Kickback Statute (42 U.S.C. §1320a-7(b)) and the regulations promulgated thereunder, the Federal Health Care Fraud law (18 U.S.C. § 1347), the Federal Civil Monetary Penalties Law (42 U.S.C. §1320a-7(a)), the Physician Payments Sunshine Act (42 U.S.C. §1320a-7(h)), the Exclusion Law (42 U.S.C. §1320a-7), the Criminal False Statements Law (42 U.S.C. §1320a-7b(a)), Stark Law (42 U.S.C. §1395nn), the Federal False Claims Act (31 U.S.C. §§3729 et seq. 42 U.S.C. §1320a-7b(a)), HIPAA, any other Law or regulation of any Authority which regulates kickbacks, patient or Health Care Program reimbursement, the hiring of employees or acquisition of services or products from those who have been excluded from governmental health care programs or any other aspect of providing health care applicable to the operations of the Company; (d) the applicable requirements of Medicare, Medicaid and other Authority healthcare programs, including the Veterans Health Administration and U.S. Department of Defense healthcare and contracting programs, and the analogous laws of any federal, state, local, or foreign jurisdiction applicable to the Company; (e) all applicable Laws governing the privacy, security, integrity, accuracy, transmission, storage, or other protection of health information; (f) applicable state licensing, disclosure and transparency reporting requirements; (g) any laws governing the provision of medical services across state lines (telemedicine); (h) any laws governing the corporate practice of medicine; (i) any Laws of any other country in which the Company Products are tested, manufactured, marketed or distributed, or in which country the Company does business; and (j) any Laws similar, analogous, or comparable to any item set forth in Clauses (a) through (i) above.

“Health Care Program” has the meaning set forth in Section 5.17(i).

“Healthcare Regulatory Authority” means any Authority that: regulates (a) the activities of any Patient Service Provider, (b) the development, testing, marketing, advertising, sale, distribution, dispensing or other activities involving drugs, biological products, medical devices, food, dietary supplements, or other nutritional products; or that enforces any Healthcare Law applicable to the Company.

“Healthcare Regulatory Authorizations” means (a) all Permits required to be held pursuant to any Healthcare Law by any Patient Service Provider and (b) all applicable licenses, registrations, approved marketing authorizations including New Drug Applications, Biologics License Applications, cleared premarket notifications and Premarket Applications for medical device products, in-effect Investigational New Drug Applications or similar authorizations to conduct human clinical trials, approvals by an Institutional Review Board or similar entity to conduct human clinical studies, new dietary ingredient notifications submitted to and not objected to by the FDA, Drug Enforcement Agency registrations, state and municipal drug or medical device manufacturing or distribution licenses, and any other permit, license or other form of authorization required under the Healthcare Laws.

Annex A-8

“Indebtedness” means with respect to any Person, without duplication, (i) all obligations of such Person for borrowed money, including with respect thereto, all interests, fees and costs, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (iv) all obligations of such Person issued or assumed as the deferred purchase price of property or services (other than accounts payable to creditors for goods and services incurred in the ordinary course of business consistent with past practices), (v) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien or security interest on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (vi) all obligations of such Person under leases required to be accounted for as capital leases under U.S. GAAP, (vii) all guarantees by such Person of the Indebtedness of another Person (other than any guarantee by a member of the Company Group of the Indebtedness of another member of the Company Group), (viii) all liability of such Person with respect to any hedging obligations, including interest rate or currency exchange swaps, collars, caps or similar hedging obligations, (ix) any unfunded or underfunded liabilities pursuant to any retirement or nonqualified deferred compensation plan or arrangement, and any earned but unpaid compensation (including salary, bonuses and paid time off), other than earned but unpaid compensation outstanding as of the end of the current monthly period, (x) long term and short term deferred revenue, (xi) any obligations that the Company has elected to defer pursuant to the CARES Act or as a result of COVID-19, including any deferred rent or deferred Taxes, and any liabilities associated with any loans or other stimulus packages received by the Company under the CARES Act and applicable rules and regulations thereunder, and (xii) any agreement to incur any of the same. Notwithstanding the foregoing, “Indebtedness” as to the Company Group in connection with Closing Net Debt means the aggregate of all of the foregoing as of November 30, 2023, which was equal to $5,000,000.

“Intellectual Property” means all of the worldwide intellectual property rights and proprietary rights associated with and including any Trade Secrets, Trademark, Patent, Copyright, Domain Name(s) and social media accounts and identifiers (including usernames, handles, hashtags and account names) whether or not registered, unregistered or registrable, to the extent recognized in a particular jurisdiction and other intellectual property, and all embodiments and fixations thereof and related documentation and registrations and all additions, improvements and accessions thereto.

“Intended Tax Treatment” has the meaning set forth in in Section 2.4.

“Interim Period” has the meaning set forth in Section 6.1(a).

“International Trade Control Laws” has the meaning set forth in Section 4.30(a).

“IP Assignment Agreement” has the meaning set forth in Section 4.20(i).

“IP Contracts” means, collectively, any and all Contracts material to the operation of the Business to which any member of the Company Group is a party or by which any of its respective properties or assets is bound, in any case under which any member of the Company Group (i) is granted a right (including option rights, rights of first offer, first refusal, first negotiation, etc.) in or to any Intellectual Property of a third Person, (ii) grants a right (including option rights, rights of first offer, first refusal, first negotiation, etc.) to a third Person in or to any Intellectual Property owned or purported to be owned by the Company Group or (iii) has entered into an agreement not to assert or sue with respect to any Intellectual Property (including settlement agreements and co-existence arrangements), in each case other than (A) “shrink wrap” or other licenses for generally commercially available software (including Publicly Available Software) or hosted services, (B) customer, distributor or channel partner Contracts on Company’s standard forms, (C) Contracts with the Company Group’s employees or contractors on Company’s standard forms, and (D) customary non-disclosure agreements entered into in the ordinary course of business consistent with past practices (subparts (A)-(D) collectively, the “Standard Contracts”).

“IPO” means the initial public offering of Parent pursuant to a prospectus dated August 17, 2023.

“Key Personnel” has the meaning set forth in Section 7.5.

“Knowledge of the Company” or “to the Knowledge of the Company” means the actual knowledge, after reasonable inquiry, of each of the Company’s Chief Executive Officer and the Company’s Chief Financial Officer.

Annex A-9

“Knowledge of Parent” means the actual knowledge, after reasonable inquiry, of each of Parent’s Chief Executive Officer and Parent’s Chief Financial Officer.

“Law” means any domestic or foreign, federal, state, municipal or local law, statute, ordinance, code, rule, or regulation, as amended, restated, supplemented or otherwise modified from time to time, and any and all judicial and administrative interpretations thereof, any Order, any and all policies and directives issued by any Authority, and any and all written legally permissible waivers or exceptions granted by any Authorities with respect to compliance with any of the foregoing.

“Leases” means, collectively, the leases described on Company Disclosure Schedule 4.23 attached hereto.

“Letter of Transmittal” has the meaning set forth in Section 3.6(b).

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, claim, security interest or encumbrance of any kind in respect of such property or asset, and any conditional sale or voting agreement or proxy, including any agreement to give any of the foregoing.

“MGCL” means the Maryland General Corporation Law.

“Material Adverse Effect” means any fact, effect, event, development, change, state of facts, condition, circumstance or occurrence (an “Effect”) that, individually or together with one or more other Effects, (i) has or would reasonably be expected to have a materially adverse effect on the financial condition, assets, liabilities, business or results of operations of the Company, together with its Subsidiaries, on the one hand, or on Parent and Merger Sub, on the other hand, in each case, taken as a whole, or (ii) prevents or materially impairs or would reasonably be expected to prevent or materially impair the ability of the Company, on the one hand, or on Parent and Merger Sub, on the other hand, to consummate the Merger and the other transactions contemplated by this Agreement in accordance with the terms and conditions of this Agreement; provided, however, that a Material Adverse Effect shall not be deemed to include Effects (and solely to the extent of such Effects) resulting from an Excluded Matter.

“Material Contracts” has the meaning set forth in Section 4.14(a). The phrase “Material Contracts” shall not include any Contracts that are also Plans.

“Merger” has the meaning set forth in the recitals to this Agreement.

“Merger Consideration Shares” means an aggregate number of shares of Parent Common Stock, each valued at $10 per share, calculated by dividing (a(i) Three Hundred Twenty Million U.S. Dollars ($320,000,000) minus (ii) the amount of Closing Net Debt in excess of Nine Million Five Hundred Thousand U.S. Dollars ($9,500,000), by (b) $10.

“Merger Sub” has the meaning set forth in the preamble.

“Merger Sub Common Stock” has the meaning set forth in Section 5.7(b).

“Minimum Cash Condition” has the meaning set forth in Section 9.1(g).

“Nasdaq” means the Nasdaq Stock Market, LLC.

“Non-Solicitation and Non-Compete Agreements” has the meaning set forth in Section 7.5.

“Offer Documents” has the meaning set forth in Section 6.5(a).

“Order” means any decree, order, judgment, writ, award, injunction, stipulation, determination, award, rule or consent of or by an Authority.

“OSHA” has the meaning set forth in Section 4.20(m).

“Other Filings” means any filings to be made by Parent required under the Exchange Act, Securities Act, any other United States federal, foreign, or blue sky Laws, and/or the rules and regulations of Nasdaq or any other applicable self-regulatory organization, other than the SEC Statement and the other Offer Documents.

Annex A-10

“Outside Closing Date” has the meaning set forth in Section 10.1(a).

“Ownership Percentage” has the meaning set forth in Section 3.2(d).

“Parent” has the meaning set forth in the preamble.

“Parent Board Recommendation” has the meaning set forth in Section 5.2(a).

“Parent Bylaws” has the meaning set forth in Section 5.1.

“Parent Capital Stock” means the Parent Common Stock, Founder Shares and Parent Preferred Stock.

“Parent Certificate of Incorporation” has the meaning set forth in Section 5.1.

“Parent Class B Conversion” has the meaning set forth in Section 3.1.

“Parent Common Stock” means the Class A common stock of Parent, par value $0.0001 per share.

“Parent Counsel” has the meaning set forth in Section 11.19.

“Parent Disclosure Schedules” means, collectively, the disclosure schedules delivered by Parent to the Company contemporaneously with the execution and delivery of this Agreement, as the same may be updated pursuant to Section 6.4 of this Agreement.

“Parent Equity Incentive Plan” has the meaning set forth in Section 8.9.

“Parent Expenses” means all fees, costs and expenses of Parent and/or Merger Sub incurred prior to and through the Closing Date in connection with the negotiation, preparation and execution of this Agreement, the Additional Agreements, the performance and compliance with this Agreement and the Additional Agreements and conditions contained herein to be performed or complied with by Parent and/or Merger Sub at or before the Closing, and the consummation of the transactions contemplated hereby, including any and all (i) filing fees payable by Parent and/or Merger Sub to any Authority in connection with the transactions contemplated hereby, (ii) deferred underwriting discounts or fees and (iii) fees, costs, expenses and disbursements of counsel, accountants, advisors and consultants of Parent and/or Merger Sub.

“Parent Financial Statements” means (i) the balance sheet of Parent at December 31, 2022 and the statements of operations, changes in stockholders’ equity, and cash flows for Parent for the period from June 14, 2022 to December 31, 2022, and the notes thereto, as audited by MaloneBailey, LLP, and as set forth in the Registration Statement on Form S-1 (File No. 333-269923) filed by Parent with the SEC, as amended and supplemented to date (the “Form S-1”), (ii) the unaudited balance sheet of Parent at March 31, 2023 and the unaudited statements of operations, changes in stockholders’ equity, and cash flows for Parent for the quarter ended March 31, 2023 set forth in the Form S-1, (iii) the unaudited interim financial statements and notes thereto included in Parent’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2023, and (iv) the unaudited interim financial statements and notes thereto included in Parent’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2023.

“Parent Parties” and “Parent Party” have the meanings set forth in the preamble to Article V.

“Parent Private Warrant” means each warrant issued to the Sponsor in a private placement at the time of the consummation of the IPO, entitling the holder thereof to purchase one share of Parent Common Stock at an exercise price of $11.50 per share.

“Parent Privileged Communications” has the meaning set forth in Section 11.19.

“Parent Proposals” has the meaning set forth in Section 6.5(e).

“Parent Public Warrant” means each warrant issued to the public stockholders in the IPO, entitling the holder thereof to purchase one share of Parent Common Stock at an exercise price of $11.50 per share.

“Parent Preferred Stock” means the preferred stock, par value $0.0001 per share, of Parent.

“Parent Redemption Amount” has the meaning set forth in Section 8.1.

Annex A-11

“Parent Right” means one right to receive one-fifth of one share of Parent Common Stock upon consummation of a business combination.

“Parent SEC Documents” has the meaning set forth in Section 5.12(a).

“Parent Stockholder Approval” has the meaning set forth in Section 5.2(a).

“Parent Stockholder Meeting” has the meaning set forth in Section 6.5(a).

“Parent Support Agreement” has the meaning set forth in the recitals to this Agreement.

“Parent Unit” means each unit of Parent issued in the IPO consisting of (i) one share of Parent Common Stock, (ii) one Parent Public Warrant, and (iii) one Parent Right.

“Parent Warrant” means each Parent Private Warrant and Parent Public Warrant.

“Patents” means all (a) U.S. and foreign patents (including certificates of invention, supplementary protection certificates and other patent equivalents), utility models, design, and applications for any of the foregoing, including provisional applications, and all patents of addition, improvement patents, continuations, continuations-in-part, divisionals, reissues, re-examinations, renewals, confirmations, substitutions, counterparts, validations and extensions thereof or related thereto, and all applications or counterparts in any jurisdiction pertaining to any of the foregoing, including applications filed pursuant to any international patent law treaty, (b) inventions, discoveries, improvements, idea submissions and invention disclosures, and (c) other patent rights and any other governmental Authority-issued indicia of invention ownership (including inventors’ certificates, petty patents and innovation patents), together with all worldwide rights and priorities afforded under any Law with respect to any of the foregoing.

“Patient Service Provider” means any person employed or contracted by the Company or any member of the Company Group, who is required, based on services actually offered or provided, or based on representations to clients holding themselves out as having to comply with Healthcare Laws to have a license, certification or credential, in order to provide services on behalf of or under the auspices of Nava Health or any member of the Company Group, including but not limited to medical doctors, nurses, nurse practitioners, pharmacists, phlebotomists, therapists, medical assistants, laboratory technicians, acupuncturists, nutritionists, counselors, consultants, aestheticians, and massage therapists.

“Permit” means each license, franchise, permit, Order, approval, consent, or other similar authorization pursuant to any applicable Law, including without limitation any Healthcare Regulatory Authorization, required to be obtained and maintained by any member of the Company Group or any Patient Service Provider to carry out or otherwise affecting, or relating in any way to, the Business.

“Permitted Liens” means: (a) all defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in policies of title insurance that have been made available to Parent; (b) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business consistent with past practices for amounts that (i) are not delinquent or that are being contested in good faith, (ii) are not material to the business, operations and financial condition of the Company so encumbered, either individually or in the aggregate, and (iii) did not result from a breach, default or violation by a member of the Company Group of any Contract or Law; (c) Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings (and for which adequate accruals or reserves have been established on the Financial Statements in accordance with U.S. GAAP); (d) easements, rights of way and other similar encumbrances that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties; (e) with respect to personal property reflected in the Balance Sheet, (i) dispositions and encumbrances for adequate consideration in the ordinary course of business since the Balance Sheet Date and/or (ii) dispositions of obsolete personal property since the Balance Sheet Date; and (f) those items that are reflected as Liabilities in the Company Financial Statements.

“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

Annex A-12

“Personal Information” means: (i) any data or information that, alone or in combination with other data or information identifies an individual natural Person (including any part of such Person’s name, physical address, telephone number, email address, financial account number or credit card number, government issued identifier (including social security number and driver’s license number), user identification number and password, billing and transactional information, medical, health or insurance information, date of birth, educational or employment information, vehicle identification number, IP address, cookie identifier, or any other number or identifier that identifies or relates to an individual natural Person, or such Person’s vehicle, browser or device); or (ii) any other data or information that constitutes personal data, personal health information, protected health information, personally identifiable information, personal information or similar defined term under any Data Protection Law.

“PIPE Shares” has the meaning set forth in Section 6.11.

“Plan” means each “employee benefit plan” within the meaning of Section 3(3) of ERISA and all other compensation and benefits plans, policies, programs, arrangements or payroll practices, but excluding multiemployer plans within the meaning of Section 3(37) of ERISA, and each other stock purchase, stock option, restricted stock, severance, retention, employment (other than any employment offer letter in such form as previously provided to Parent that is terminable “at will” without any contractual obligation on the part of the Company Group to make any severance, termination, change of control, or similar payment), consulting, change-of-control, bonus, incentive, deferred compensation, employee loan, fringe benefit and other benefit plan, agreement, program, policy, commitment or other arrangement, whether or not subject to ERISA (including any related funding mechanism now in effect or required in the future), whether formal or informal, oral or written, in each case, that is sponsored, maintained, contributed or required to be contributed to by the Company Group, or under which the Company Group has any current or potential liability.

“Pre-Closing Engagements” has the meaning set forth in Section 11.19.

“Privacy Policy” has the meaning set forth in Section 4.18(l).

“Process,” “Processed” or “Processing” means any operation or set of operations performed upon Personal Information or sets of Personal Information, whether or not by automated means, such as collection, recording, organization, structuring, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transmission, dissemination, or otherwise making available, alignment or combination, restriction, erasure, or destruction.

“Protected Health Information” or “PHI” has the meaning given to such team under HIPAA, including all such information in electronic form.

“Prospectus” means the final prospectus of Parent filed with the SEC (File No. 333-269923) on August 17, 2023.

“Proxy Statement” has the meaning set forth in Section 6.5(a).

“Publicly Available Software” means each of any Software that contains, or is derived in any manner (in whole or in part) from, any Software that is distributed as free software, “copyleft,” open source software (e.g. Linux), or under similar licensing and distribution models, including but not limited to any of the following: (i) the GNU General Public License (GPL) or Lesser/Library GPL (LGPL); (ii) the Artistic License (e.g., PERL); (iii) the Mozilla Public License; (iv) the Netscape Public License; (v) the Sun Community Source License (SCSL); (vi) the Sun Industry Source License (SISL); and (vii) the Apache Server License, including for the avoidance of doubt all Software licensed under a Copyleft License.

“Real Property” means, collectively: all real properties and interests therein (including the right to use), together with all buildings, fixtures, trade fixtures, plant and other improvements located thereon or attached thereto; all rights arising out of use thereof (including air, water, oil and mineral rights); and all subleases, franchises, licenses, permits, easements and rights-of-way that are appurtenant thereto.

Annex A-13

“Reference Time” means the close of business of the Company on the Closing Date (but without giving effect to the transactions contemplated by this Agreement, including any payments by Parent hereunder to occur at the Closing, but treating any obligations in respect of Indebtedness or other liabilities that are contingent upon the consummation of the Closing as currently due and owing without contingency as of the Reference Time).

“Registered Exclusively Licensed IP” means all Company Exclusively Licensed IP that is the subject of a registration or an application for registration, including issued patents and patent applications, issued and pending trademark registrations, domain names and issued or pending copyrights.

“Registered Owned IP” means all Intellectual Property constituting Company Owned IP or filed in the name of any member of the Company Group, and in each instance is the subject of a registration or an application for registration, including issued patents and patent applications, issued and pending trademark registrations, domain names and issued or pending copyrights.

“Registration Rights Agreement” means the registration rights agreement in the form attached hereto as Exhibit E.

“Representatives” means a party’s officers, directors, Affiliates, managers, consultant, employees, representatives and agents.

“Required Parent Proposals” has the meaning set forth in Section 6.5(e).

“S-4 Effective Date” has the meaning set forth in Section 6.5(c).

“Sanctions Laws” has the meaning set forth in Section 4.30(a).

“SEC” means the Securities and Exchange Commission.

“SDAT” means the State Department of Assessments and Taxation of Maryland.

“SEC Statement” means the Form S-4, including the Proxy Statement, whether in preliminary or definitive form, and any amendments or supplements thereto.

“Securities Act” means the Securities Act of 1933, as amended.

“Securityholder Representative” has the meaning set forth in the Recitals.

“Securityholder Representative Authorized Action” has the meaning set forth in Section 11.18(e).

“Sites” has the meaning set forth in Section 4.18(l).

“Software” means computer software, programs, and Databases and data collections (including development tools, library functions, and compilers) in any form, including in or as Internet Web sites, web content, links, source code, object code, operating systems, database management code, utilities, graphical user interfaces, menus, images, icons, forms, methods of processing, software engines, platforms, and data formats, together with all versions, updates, corrections, enhancements and modifications thereof, and all related specifications, documentation, developer notes, comments, and annotations.

“Sponsor” means 99 Acquisition Sponsor LLC.

“Sponsor Forfeiture Agreement” has the meaning set forth in the Recitals.

“Sponsor Lock-Up Agreement” means the agreement, in substantially the form attached hereto as Exhibit D, restricting the sale, transfer or other disposition of the shares of Parent Common Stock held or received by the Sponsor.

“Standard Contracts” has the meaning set forth in the definition of IP Contracts.

“Standards Setting Agreements” has the meaning set forth in Section 4.18(q).

“Standards Setting Body” has the meaning set forth in Section 4.18(q).

“Subsidiary” means, with respect to any Person, each entity of which at least 50% of the capital stock or other equity or voting securities are Controlled or owned, directly or indirectly, by such Person.

Annex A-14

“Surviving Corporation” has the meaning set forth in the recitals to this Agreement.

“Tangible Personal Property” means all tangible personal property and interests therein, including machinery, computers and accessories, furniture, office equipment, communications equipment, automobiles, laboratory equipment and other equipment owned or leased by the Company Group.

“Tax Return” means any and all return, information return, declaration, claim for refund or credit, report or any similar statement, and any amendment thereto, including any attached schedule and supporting information, whether on a separate, consolidated, combined, unitary or other basis, that is filed or required to be filed with any Taxing Authority in connection with the determination, assessment, collection or payment of a Tax or the administration of any Law relating to any Tax.

“Tax(es)” means any and all U.S. federal, state or local or non-U.S. tax, charge, fee, levy, custom, duty, deficiency, or other assessment of any kind or nature imposed by any Taxing Authority (including any income (net or gross), gross receipts, profits, windfall profit, sales, use, goods and services, ad valorem, franchise, license, escheat, withholding, employment, social security, workers compensation, unemployment compensation, employment, payroll, transfer, excise, import, real property, personal property, intangible property, occupancy, recording, minimum, alternative minimum), together with any interest, penalty, additions to tax or additional amount imposed with respect thereto.

“Taxing Authority” means the Internal Revenue Service and any other Authority responsible for the collection, assessment or imposition of any Tax or the administration of any Law relating to any Tax.

“Trademarks” means all trademarks, service marks, trade names, business names, corporate names, trade dress, look and feel, product and service names, logos, brand names, slogans, 800 numbers, product configurations, symbols, emblems, insignia and other distinctive identification and indicia of source of origin, whether or not registered, including all common law rights thereto, and all applications and registrations therefor, and all goodwill associated with any of the foregoing or the business connected with the use of and symbolized by the foregoing.

“Trade Secrets” discoveries, inventions (whether or not reduced to practice), ideas, technology, know-how, trade secrets, Databases and Software, in each case whether or not patentable or copyrightable (including proprietary or confidential information, systems, methods, processes, procedures, practices, algorithms, formulae, techniques, knowledge, results, protocols, models, designs, drawings, specifications, materials, technical data or information, and other information related to the development, marketing, pricing, distribution, cost, sales and manufacturing) together with any and all notes, analysis, compilations, lab reports, notebooks, invention disclosures, studies, summaries, and other material containing or based, in whole or in part, on any information included in the foregoing, including all copies and tangible embodiments of any of the foregoing in whatever form or medium.

“Transaction Costs” has the meaning set forth in Section 11.4.

“Transaction Litigation” has the meaning set forth in Section 6.6(d).

“Transfer Taxes” has the meaning set forth in Section 8.6(d).

“Trust Account” has the meaning set forth in Section 5.9.

“Trust Agreement” has the meaning set forth in Section 5.9.

“Trust Fund” has the meaning set forth in Section 5.9.

“Trustee” has the meaning set forth in Section 5.9.

“Unaudited Financial Statements” has the meaning set forth in Section 4.9(a).

“U.S. GAAP” means U.S. generally accepted accounting principles, consistently applied.

“WARN Act” means the Worker Adjustment Retraining and Notification Act of 1988, as amended.

“Voting Agreement” has the meaning set forth in Section 2.8.

Annex A-15

1.2              Construction.

(a)         References to particular sections and subsections, schedules, and exhibits not otherwise specified are cross-references to sections and subsections, schedules, and exhibits of this Agreement. Captions are not a part of this Agreement, but are included for convenience only.

(b)         The words “herein,” “hereof,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement and, unless the context requires otherwise, “party” means a party signatory hereto.

(c)         Any use of the singular or plural, or the masculine, feminine or neuter gender, includes the others, unless the context otherwise requires; the word “including” means “including without limitation”; the word “or” means “and/or”; the word “any” means “any one, more than one, or all”; and, unless otherwise specified, any financial or accounting term has the meaning of the term under U.S. GAAP. Any reference in this Agreement to a Person’s directors shall include any member of such Person’s governing body and any reference in this Agreement to a Person’s officers shall include any Person filling a substantially similar position for such Person. Any reference in this Agreement or any Additional Agreement to a Person’s shareholders or stockholders shall include any applicable owners of the Equity Interests of such Person.

(d)         Unless otherwise specified, any reference to any agreement (including this Agreement), instrument, or other document includes all schedules, exhibits, or other attachments referred to therein, in each case, as amended, restated, supplemented or otherwise modified from time to time.

(e)         Any reference to a numbered schedule means the same-numbered section of the Schedules to this Agreement. Any reference in a schedule contained in the Schedules to this Agreement delivered by a party hereunder shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) the applicable representations and warranties (or applicable covenants) that are contained in the section or subsection of this Agreement that corresponds to such Schedule and any other representations and warranties of such party that are contained in this Agreement to which the relevance of such item thereto is reasonably apparent on its face. Nothing in the Schedules to this Agreement constitutes an admission of any liability or obligation of the disclosing party to any third party or an admission to any third party, including any Authority, against the interest of the disclosing party, including any possible breach of violation of any Contract or Law. Summaries of any written document in the Schedules to this Agreement do not purport to be complete and are qualified in their entirety by the written document itself.

(f)          If any action is required to be taken or notice is required to be given within a specified number of days following a specific date or event, the day of such date or event is not counted in determining the last day for such action or notice. If any action is required to be taken or notice is required to be given on or before a particular day that is not a Business Day, such action or notice shall be considered timely if it is taken or given on or before the next Business Day.

(g)         To the extent that any Contract, document, certificate or instrument is represented and warranted to by the Company to be given, delivered, provided or made available by the Company, such Contract, document, certificate or instrument shall be deemed to have been given, delivered, provided and made available to Parent or its Representatives if such Contract, document, certificate or instrument shall have been posted not later than two Business Days prior to the date of this Agreement to the electronic data site maintained on behalf of the Company for the benefit of Parent and its Representatives and Parent and its Representatives have been given access to the electronic folders containing such information.

Article II
MERGER

2.1              Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the MGCL, at the Effective Time, (a) Merger Sub shall be merged with and into the Company, (b) the separate corporate existence of Merger Sub shall thereupon cease, and the Company shall be the Surviving Corporation, and (c) the name of the Surviving Corporation shall be “Nava Health MD, Inc.” or such other name as shall be designated by the Company by notice to Parent.

Annex A-16

2.2              Merger Effective Time. Subject to the provisions of this Agreement, at the Closing, the Company shall file with SDAT articles of merger as required by and executed in accordance with the relevant provisions of the MGCL (the “Articles of Merger”). The Merger shall become effective upon the later of (a) the date and time of the filing of the Articles of Merger and (b) such later date and time as is agreed to by the parties and specified in the Articles of Merger (the time at which the Merger becomes effective is herein referred to as the “Effective Time”).

2.3              Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Articles of Merger, and the applicable provisions of the MGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the assets, property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

2.4              U.S. Tax Treatment. For U.S. federal income tax purposes, the Merger is intended to constitute a “reorganization” within the meaning of Section 368(a) of the Code (the “Intended Tax Treatment”). The parties to this Agreement hereby (a) adopt this Agreement insofar as it relates to the Merger as a “plan of reorganization” within the meaning of Section 1.368-2(g) of the United States Treasury regulations, (b) agree to file and retain such information as shall be required under Section 1.368-3 of the United States Treasury regulations, and (c) agree to file all Tax and other informational returns on a basis consistent with such characterization. Notwithstanding the foregoing or anything else to the contrary contained in this Agreement, the parties acknowledge and agree that, other than the representations set forth in Sections 4.24(e) and 5.11(e), no party is making any representation or warranty as to the qualification of the Merger as a reorganization under Section 368(a) of the Code or as to the effect, if any, that any transaction consummated on, after or prior to the Effective Time has or may have on any such reorganization status. Each of the parties acknowledges and agrees that each such party (i) has had the opportunity to obtain independent legal and tax advice with respect to the transactions contemplated by this Agreement and (ii) is responsible for paying its own Taxes, including any adverse Tax consequences that may result if the Merger is determined not to qualify as a reorganization under Section 368(a) of the Code.

2.5              Articles of Incorporation; Bylaws.

(a)         The Company Articles of Incorporation as in effect immediately prior to the Effective Time shall, in accordance with the terms thereof and the MGCL, be the articles of incorporation of the Surviving Corporation until duly amended in accordance with the terms thereof and the MGCL.

(b)         The bylaws of the Company as in effect immediately prior to the Effective Time shall be amended at the Effective Time to read in its entirety as the bylaws of Merger Sub as in effect immediately prior to the Effective Time, until thereafter amended in accordance with the terms thereof, the articles of incorporation of the Surviving Corporation and applicable Law.

2.6              Closing.

(a)         Unless this Agreement is earlier terminated in accordance with Article X, the Closing shall take place virtually at 10:00 a.m. local time, on the second Business Day after the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in Article IX or at such other time, date and location as Parent and the Company agree in writing. The parties may participate in the Closing, and any certificate, opinion, instrument or other document to be delivered at the Closing may be delivered, via electronic means. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date”.

(b)         No later than five (5) Business Days prior to the Closing Date, the Company shall deliver to Parent a statement prepared by the Company’s chief financial officer (the “Company Closing Statement”) setting forth (i) an estimated consolidated balance sheet of the Company Group as of the Reference Time, prepared in good faith and in accordance with U.S. GAAP, (ii) a good faith calculation of the Company’s estimate of the Closing Net Debt, as of the Reference Time and along with reasonably detailed calculations, and (iii) the resulting estimated Merger Consideration Shares to be issued by Parent at the Closing based on such estimate of Closing Net Debt, which Company Closing Statement shall be subject to the review and the reasonable approval by Parent. Promptly after delivering the Company Closing Statement to Parent, the Company will meet with Parent to review and discuss the Company Closing Statement and the Company will consider in

Annex A-17

good faith Parent’s comments to the Company Closing Statement and make any appropriate adjustments to the Company Closing Statement prior to the Closing, as mutually approved by the Company and Parent both acting reasonably and in good faith, which adjusted Company Closing Statement shall thereafter become the Company Closing Statement for all purposes of this Agreement. The Company Closing Statement and the determinations contained therein shall be prepared in accordance with U.S. GAAP and otherwise in accordance with this Agreement.

2.7              Directors and Officers of the Surviving Corporation.

(a)         At the Effective Time, the initial directors of the Surviving Corporation shall consist of the same persons serving on Parent’s Board of Directors in accordance with Section 2.8, and such directors shall hold office until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s articles of incorporation and bylaws.

(b)         At the Effective Time, the officers of the Company shall become the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected or appointed and qualified, or until their earlier death, resignation or removal.

2.8              Directors and Officers of Parent. At the Effective Time, Parent’s Board of Directors will consist of seven (7) directors. The Company shall have the right to designate six (6) such directors to be elected by the stockholders of Parent at the Parent Stockholder Meeting, four (4) of whom shall qualify as “Independent Directors” under Nasdaq Rule 5605(a)(2). The Sponsor shall have the right to designate one (1) individual who shall be nominated by Parent’s Board of Directors for election as a director of Parent at the Parent Stockholder Meeting, and, at the Closing, the Company and the Company Stockholders identified on Schedule 2.8 will enter into a voting agreement in the form attached hereto as Exhibit E in which the Company and such Company Stockholder shall agree to the Sponsor’s continuous right to designate one (1) individual for nomination by the Parent’s Board of Directors for election as a director of Parent for a period of at least two (2) years following the Closing Date and to vote accordingly at any meeting of the Parent Stockholders (the “Voting Agreement”).

2.9              Taking of Necessary Action; Further Action. If, at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and interest in, to and under, or possession of, all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Surviving Corporation are fully authorized, in the name and on behalf of the Company and Merger Sub, to take all lawful action necessary or desirable to accomplish such purpose or acts, so long as such action is not inconsistent with this Agreement.

2.10            No Further Ownership Rights in Company Common Stock. All Merger Consideration Shares paid or payable in respect of shares of Company Common Stock hereunder, or upon the exercise of the appraisal rights described in Section 3.4, shall be deemed to have been paid or payable in full satisfaction of all rights pertaining to such shares of Company Common Stock and from and after the Effective Time there shall be no further registration of transfers of shares of Company Common Stock on the stock transfer books of the Surviving Corporation. If, after the Effective Time, certificates formerly representing shares of Company Common Stock (each, a “Company Stock Certificate”) are presented to the Surviving Corporation, subject to the terms and conditions set forth herein, they shall be cancelled and exchanged for the Merger Consideration Shares provided for, and in accordance with the procedures set forth, in Article III.

Article III
EFFECT OF THE MERGER

3.1              Effect of the Merger on the Founder Shares. Immediately prior to the Effective Time, each Founder Share issued and outstanding immediately prior to the Effective Time shall automatically be converted into and exchanged for a number of validly issued, fully paid and nonassessable shares of Parent Common Stock (the “Parent Class B Conversion”) and Parent shall cause its register of members to be updated, with effect immediately prior to the Effective Time, to reflect the Parent Class B Conversion.

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3.2              Effect of the Merger on Company Common Stock. At the Effective Time, as a result of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any shares of capital stock of any of them:

(a)         Cancellation of Certain Shares of Company Common Stock. Each share of Company Common Stock, if any, that is owned by Parent or Merger Sub (or any other Subsidiary of Parent) or the Company (or any of its Subsidiaries) (as treasury stock or otherwise), will automatically be cancelled and retired without any conversion thereof and will cease to exist, and no consideration will be delivered in exchange therefor.

(b)         Conversion of Shares of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any such shares of Company Common Stock cancelled pursuant to Section 3.2(a) and any Dissenting Shares) shall, in accordance with and subject to this Agreement, be converted into the right to receive the Closing Per Share Merger Consideration.

(c)         Conversion of Merger Sub Capital Stock. Each share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

(d)         Anti-Dilution Protection for Company Stockholders. In the event that, at any time following the Effective Time, the Parent Warrants are exercised for Parent Common Stock in accordance with their terms, the Company Stockholders shall be entitled to receive, at no cost to the Company Stockholders, additional shares of Parent Common Stock such that, following the exercise of such Parent Warrants, the percentage (the “Ownership Percentage”) obtained by dividing the amount of shares of Parent Common Stock held by Company Stockholders by the sum of (i) the shares of Parent Common Stock held by Company Stockholders and (ii) the shares of Parent Common Stock held by Parent Stockholders shall be the same as the Ownership Percentage at the Effective Time. Parent shall issue such shares, if any, to the Company Stockholders on a pro rata basis in accordance with the Closing Consideration Spreadsheet on an annual basis or at such other time as Parent may determine in its sole discretion. Until such time as all Parent Warrants have been exercised or have expired and lapsed in accordance with their terms, Parent shall reserve a sufficient number of shares of Parent Common Stock for issuance pursuant to this Section 3.2(d).

3.3              Treatment of Convertible Notes. The Company shall use its commercially reasonable efforts to amend, prior to the Closing, each Convertible Note that is outstanding immediately prior to the Effective Time so that such Convertible Note will, immediately prior to the Effective Time and without any further action on the part of the holder thereof, be canceled and converted into shares of Company Common Stock, which shares shall be treated in accordance with Section 3.2(b).

3.4              Treatment of Company RSUs. All Company RSUs that are outstanding immediately prior to the Effective Time shall, at the Effective Time, be assumed by Parent or replaced with substantially equivalent awards issued by Parent in respect of shares of Parent Common Stock.

3.5       Sponsor Forfeiture Agreement Transactions. Effective upon the Effective Time, pursuant to the Sponsor Forfeiture Agreement, the Sponsor shall be automatically deemed to have irrevocably transferred to Parent, surrendered, and forfeited for no consideration the shares of Parent Common Stock specified in the Sponsor Forfeiture Agreement, and such shares of Parent Common Stock shall, by virtue of the Merger, be deemed to have been canceled and extinguished.

3.6              Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, including Section 4.1, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock cancelled in accordance with Section 3.2(a)) and held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who has properly exercised and perfected appraisal rights of such shares of Company Common Stock in accordance with Section 3-203 of the MGCL (such shares of Company Common Stock being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect or otherwise loses such holder’s appraisal rights under the MGCL with respect to such shares) shall not be converted into a right to receive a portion of the Merger Consideration Shares, but instead shall be entitled to only such rights as are granted by Subtitle 2 of Title 3 of the MGCL; provided, however, that if, after the Effective Time, such holder fails to perfect, withdraws or loses such holder’s right to appraisal pursuant to Subtitle 2 of Title 3 of the MGCL or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Subtitle 2 of Title 3 of the MGCL, then such Dissenting Shares shall be treated as if they had been converted as of the Effective Time into the right to receive the portion of the Merger Consideration Shares to which such holder is entitled pursuant to the applicable subsections of Section 3.1, without interest thereon, upon surrender of the Company Stock Certificate or Company Stock Certificates representing such Dissenting Shares in accordance with Section 4.4. The Company shall promptly provide Parent prompt written notice of any demands received by the Company for appraisal of shares of Company Common Stock, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the MGCL that relates to such demand, and Parent shall have the opportunity to participate in all negotiations and proceedings with respect to such demands.

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3.7              Surrender and Payment.

(a)         Exchange Fund. On the Closing Date, Parent shall deposit, or shall cause to be deposited, with an exchange agent to be mutually agreed upon by the parties hereto (the “Exchange Agent”) for the benefit of the Company Stockholders, for exchange in accordance with this Article III, the number of shares of Parent Common Stock equal to the Merger Consideration Shares (such shares of Parent Common Stock, the “Exchange Fund”). Parent shall cause the Exchange Agent, pursuant to irrevocable instructions, to pay the applicable portion of the Merger Consideration Shares out of the Exchange Fund in accordance with the Closing Consideration Spreadsheet and the other applicable provisions contained in this Agreement. The Exchange Fund shall not be used for any other purpose other than as contemplated by this Agreement.

(b)         Exchange Procedures.

(i)     As soon as practicable following the Effective Time, and in any event within two Business Days following the Effective Time (but in no event prior to the Effective Time), Parent shall cause the Exchange Agent to deliver to each Company Stockholder, as of immediately prior to the Effective Time, a letter of transmittal and instructions for use in exchanging such Company Stockholder’s shares of Company Common Stock for such Company Stockholder’s applicable portion of the Merger Consideration Shares from the Exchange Fund, and that shall be in form and contain provisions which Parent may specify and which are reasonably acceptable to the Company (a “Letter of Transmittal”), and promptly following receipt of a Company Stockholder’s properly completed and executed Letter of Transmittal, deliver such Company Stockholder’s applicable portion of the Merger Consideration Shares to such Company Stockholder.

(c)         Termination of Exchange Fund. Any portion of the Exchange Fund that remains unclaimed by the Company Stockholders for one year after the Effective Time shall be delivered to Parent by the Exchange Agent, upon demand, and any Company Stockholders who have not theretofore complied with this Section 3.6 shall thereafter look only to Parent for their portion of such Merger Consideration Shares. Any portion of the Exchange Fund remaining unclaimed by Company Stockholders as of a date that is immediately prior to such time as such amounts would otherwise escheat to or become property of any Authority shall, to the extent permitted by applicable Law, become the property of Parent free and clear of any claims or interest of any person previously entitled thereto.

3.8              Consideration Spreadsheet.

(a)         At least five (5) Business Days prior to the Closing, the Company shall deliver to Parent a spreadsheet (the “Consideration Spreadsheet”), prepared by the Company in good faith and setting forth the following, in each case as of immediately prior to the Effective Time based, when relevant, on assumptions reasonably acceptable to Parent and that are described in detail in the Consideration Spreadsheet:

(i)          the name and address of record of each Company Stockholder and the number and class, type, or series of shares of Company Common Stock held by each;

(ii)         the number of Fully Diluted Company Shares;

(iii)        detailed calculations of each of the following (in each case, determined without regard to withholding):

(A)        the Closing Per Share Merger Consideration payable to each named Company Stockholder;

(B)         the Closing Exchange Ratio; and

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(C)         for each Company Stockholder, its pro rata portion of the Merger Consideration Shares for its Company Common Stock;

(iv)        any explanatory or supporting information, including calculations, as Parent may reasonably request.

(b)         The Consideration Spreadsheet delivered hereunder shall be true complete and correct and shall contain the same information described in this Section 3.7.

(c)         The contents of the Consideration Spreadsheet delivered by the Company pursuant to Section 3.7(a) shall be subject to reasonable review and comment by Parent, and shall comport with the provisions of this Agreement, but the Company shall, in all events, remain solely responsible for the contents of the Consideration Spreadsheet. Under no circumstances shall Parent or Merger Sub be responsible for the calculations or the determinations regarding such calculations in the Consideration Spreadsheet and the parties agree that Parent and Merger Sub shall be entitled to rely on the Consideration Spreadsheet in making payments under Article IV.

(d)         Prior to the Closing, the Company shall update the Consideration Spreadsheet, and deliver such updated Consideration Spreadsheet to Parent, as promptly as practicable after the occurrence of any event that would change the information set forth in the latest version of the Consideration Spreadsheet that it previously delivered to Parent.

(e)         Nothing contained in this Section 3.7 or in the Consideration Spreadsheet shall be construed or deemed to: (i) modify the Company’s obligations pursuant to Section 6.1(b)(xviii) to obtain Parent’s prior consent to the issuance of any securities; or (ii) alter or amend the definitions of the Merger Consideration Shares or the Merger Consideration Shares.

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3.9              Adjustment. The number of shares of Parent Common Stock constituting the Merger Consideration Shares and the Closing Exchange Ratio shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend, recapitalization, reclassification, combination, exchange of shares or other like change with respect to shares of Parent Common Stock occurring prior to the date that the applicable Merger Consideration Shares are issued.

3.10            No Fractional Shares. No fractional shares of Parent Common Stock, or certificates or scrip representing fractional shares of Parent Common Stock, will be issued in connection with the conversion of the Company Common Stock pursuant to the Merger, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Parent. After aggregating all shares of Company Common Stock represented by all Company Stock Certificates and in book-entry form delivered by a holder thereof, any fractional share of Parent Common Stock will be rounded up to the nearest whole number of shares of Parent Common Stock.

3.11            Withholding. Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as may be required to be deducted or withheld with respect to the making of such payment under the Code, or under any provision of state, local or non-U.S. Tax Law. To the extent that amounts are so deducted and withheld and paid over to the appropriate Taxing Authorities, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

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3.12            Lost or Destroyed Certificates. Notwithstanding the foregoing, if any Company Stock Certificate shall have been lost, stolen or destroyed, then upon the making of a customary affidavit of that fact by the Person claiming such Company Stock Certificate to be lost, stolen or destroyed in a form reasonably acceptable to Parent, the Exchange Agent shall issue, in exchange for such lost, stolen or destroyed Company Stock Certificate, the portion of the Merger Consideration Shares to be paid in respect of the shares of Company Common Stock formerly represented by such Company Stock Certificate as contemplated under this Article III.

Article IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent that the statements contained in this Article IV (as qualified in the Company Disclosure Schedules, which include specific reference to the Section or subsection of this Agreement to which the information stated in such disclosure relates) are true and correct as of the date of this Agreement and will be true and correct as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article IV, except that those representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date).

For purposes of the Company Disclosure Schedules, any item disclosed on any specific schedule therein is deemed to be fully disclosed with respect to another schedule to the extent that it is reasonably clear on the face of such schedule that such item applies to such other schedule.

4.1              Corporate Existence and Power. The Company and each other member of the Company Group is a corporation, limited liability company or legal entity duly incorporated, organized or formed, as applicable, validly existing and in good standing (or the equivalent thereof, in each case with respect to jurisdictions that recognize that concept or any equivalent thereof, in each case) under the Laws of its jurisdiction of incorporation, organization or formation, as the case may be. The Company has all requisite power and authority, corporate and otherwise, to own, lease or otherwise hold and operate its properties and other assets and to carry on the Business as currently conducted. Each other member of the Company Group has all requisite power and authority, corporate and otherwise, to own, lease or otherwise hold and operate its properties and other assets and to carry on its portion of the Business as currently conducted, except where the failure to have such power or authority has not had, and could not reasonably be expected to have, a Material Adverse Effect on the Company. The Company and each other member of the Company Group is duly licensed or qualified to do business and is in good standing (or the equivalent thereof, in each case, with respect to jurisdictions that recognize that concept or any equivalent thereof, in each case) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties or other assets makes such qualification, licensing or good standing necessary, except where the failure to be so qualified, licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the Company. The Company and each other member of the Company Group has offices located only at the addresses set forth on Company Disclosure Schedule 4.1. The Company has made available to Parent, prior to the date of this Agreement, complete, current and accurate copies of the Company Articles of Incorporation and the Company Bylaws, and the comparable organizational or constitutive documents of each of its Subsidiaries, in each case as amended to the date. The Company Articles of Incorporation, the Company Bylaws and the comparable organizational or constitutive documents of the Company’s Subsidiaries so delivered are in full force and effect. The Company is not in violation of the Company Articles of Incorporation or the Company Bylaws and none of its Subsidiaries is in violation of such Subsidiaries’ respective comparable organizational or constitutive documents.

4.2              Authorization.

(a)         The Company has the corporate power and authority necessary to execute and deliver this Agreement and the Additional Agreements to which it is a party, and, subject to the receipt of all authorizations, consents, waivers and approvals described in Company Disclosure Schedule 4.3 and Company Disclosure Schedule 4.8 and the approval of the Merger by the Company Stockholders as required by the Company Articles of Incorporation, the Company Bylaws and Section 3-105 of the MGCL, to consummate the transactions contemplated hereby and thereby and to otherwise perform its obligations hereunder under and thereunder. The execution and delivery by the Company of this Agreement and the Additional Agreements to which it is a party and the consummation by the Company of the transactions contemplated hereby and thereby have been duly and validly authorized by the Board of Directors of the Company and, except for the

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Company Stockholder Approval, no other corporate proceedings on the part of the Company are necessary to consummate the transactions contemplated by this Agreement and the Additional Agreements to which it is a party. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, receivership, conservatorship, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought (the “Enforceability Exceptions”).

(b)         By resolutions duly adopted by the requisite vote of the Board of Directors of the Company, the Board of Directors of the Company has: (i) approved the execution, delivery and performance by the Company of this Agreement, the Additional Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby, including the Merger, on the terms and subject to the conditions set forth herein and therein; (ii) determined that this Agreement, the Additional Agreements to which it is a party, and the transactions contemplated hereby and thereby, are in the best interests of the Company; (iii) adopted this Agreement; and (iv) directed that the Merger be submitted to the Company Stockholders for approval and recommended that the Company Stockholders approve the Merger. The affirmative vote or written consent of Persons holding a majority of the voting power of the shares of Company Common Stock entitled to vote thereon is the only vote or consent of any of the holders of Company Common Stock or any other class or series of capital stock of the Company that is necessary under the Company Articles of Incorporation, the Company Bylaws and Section 3-105 of the MGCL in order for the Company to consummate the Merger and the other transactions contemplated hereby(the “Company Stockholder Approval”).

4.3              Governmental Authorization. Assuming the accuracy of the representations and warranties of the Parent Parties set forth in Section 5.3, none of the execution, delivery or performance by the Company of this Agreement or any Additional Agreement to which the Company is or will be a party, or the consummation by the Company of the transactions contemplated hereby or thereby, requires any consent, approval, license, Order or other action by or in respect of, or registration, declaration or filing with, any Authority, except for (a) the filing of the Articles of Merger with SDAT pursuant to the MGCL, (b) the filing with the SEC of (i) the Proxy Statement and (ii) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Additional Agreements, or the transactions contemplated hereby or thereby, or (c) any consent, approval, license, Order or other action, the absence of which would not, individually or in the aggregate, reasonably be expected to be material to the Company or, after the Closing, to Parent or the Surviving Corporation.

4.4              Non-Contravention. Except for the consents, waivers and approvals described in Company Disclosure Schedule 4.3 and Company Disclosure Schedule 4.8, none of the execution, delivery or performance by the Company of this Agreement or any Additional Agreement to which the Company is or will be a party or the consummation by the Company of the transactions contemplated hereby and thereby does or will (a) contravene or conflict with the Company Articles of Incorporation or the Company Bylaws, (b) contravene or conflict with or constitute a violation of any provision of any Law binding upon or applicable to any member of the Company Group or to any of their respective properties, rights or assets, or (c) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, or acceleration of, the performance required by, or result in a right of termination or acceleration or the creation of any Lien upon any of the properties or assets of any member of the Company Group, under any of the terms or conditions of any Contract or other instrument or obligation to which any member of the Company Group is a party or by which they or any of their respective properties or assets are bound, except in the case of this clause (c) where such termination, acceleration or creation would not have, individually or in the aggregate, materially impair the Company’s ability to engage in the Business.

4.5              Capitalization.

(a)         The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock, par value $0.01 per share, of which 12,044,430 shares of Company Common Stock are issued and outstanding as of the date of this Agreement and are held by Persons in the amounts set forth on Company Disclosure Schedule 4.5(a). No other shares of capital stock or other voting securities of the Company are authorized for issuance, other than as set forth on Company Disclosure Schedule 4.5(a), or are issued or

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outstanding. All issued and outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and non-assessable and were issued in compliance with all applicable Laws (including any applicable securities laws) and in compliance with the Company Articles of Incorporation and the Company Bylaws. No shares of Company Common Stock are subject to or were issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right (including under any provision of the MGCL, the Company Articles of Incorporation or any Contract to which the Company is a party or by which the Company or any of its properties, rights or assets are bound). As of the date of this Agreement, all outstanding shares of Company Common Stock are owned of record by the Persons set forth on Company Disclosure Schedule 4.5(a) in the amounts set forth opposite their respective names.

(b)         Restricted stock units are outstanding and set forth on Company Disclosure Schedule 4.5(a) under the NAVA Health MD, Inc. 2023 Equity Compensation Plan (the “2023 Equity Plan”) pursuant to which an aggregate of 61,025 shares of Company Common Stock have been reserved for issuance upon satisfaction of the vesting conditions set forth in the 2023 Equity Plan and in the related Restricted Stock Unit (RSU) Award Agreements (the “Company RSUs”). Except for the Company RSUs and the Convertible Notes, there are no (i) outstanding warrants, options, agreements, convertible securities, performance units or other commitments or instruments pursuant to which the Company is or may become obligated to issue or sell any of its shares of Company Common Stock or other securities, (ii) outstanding obligations of the Company to repurchase, redeem or otherwise acquire outstanding capital stock of the Company or any securities convertible into or exchangeable for any shares of capital stock of the Company, (iii) treasury shares of capital stock of the Company, (iv) bonds, debentures, notes or other Indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote, are issued or outstanding, (v) preemptive or similar rights to purchase or otherwise acquire shares or other securities of the Company (including pursuant to any provision of Law, the Company Articles of Incorporation or any Contract to which the Company is a party), or (vi) Liens (including any right of first refusal, right of first offer, proxy, voting trust, voting agreement or similar arrangement) with respect to the sale or voting of shares or securities of the Company (whether outstanding or issuable).

4.6              Corporate Records. All proceedings occurring since January 1, 2021 of the Board of Directors of the Company, including all committees thereof, and of the Company Stockholders, and all consents to actions taken thereby, are, in all material respects, accurately reflected in the minutes and records contained in the corporate minute books of the Company and made available to Parent. The stockholder ledger of the Company is true, correct and complete in all material respects.

4.7              Subsidiaries. Company Disclosure Schedule 4.7 lists each Subsidiary of the Company (including its jurisdiction of incorporation or formation). All the issued and outstanding shares of capital stock of, or other Equity Interests in, each Subsidiary of the Company were validly issued and are fully paid and non-assessable and are owned directly or indirectly by the Company free and clear of all Liens. Except for the Subsidiaries of the Company, the Company does not own, directly or indirectly, as of the date hereof, (a) any capital stock of, or other voting securities or other equity or voting interests in, any Person or (b) any other interest or participation that confers on the Company or any Subsidiary of the Company the right to receive (i) a share of the profits and losses of, or distributions of assets of, any other Person or (ii) any economic benefit or right similar to, or derived from, the economic benefits and rights occurring to holders of capital stock of any other Person.

4.8              Consents. Except as described in Company Disclosure Schedule 4.3 and Company Disclosure Schedule 4.8, no consents, approvals, authorizations, Orders or other actions of or filings with any Authorities or other Persons (“Consent”) are necessary in connection with the Company’s execution and delivery of this Agreement and the Additional Agreements to which it is or will be a party or the consummation by the Company of the transactions contemplated hereby or thereby, except for any Consent the absence of which would not, individually or in the aggregate, reasonably be expected to materially impair the Company’s ability to engage in the Business. Company Disclosure Schedule 4.8 lists the Contracts requiring Consents as a result of the execution, delivery and performance of this Agreement or any Additional Agreement to which the Company is or will be a party or the consummation of the transactions contemplated hereby or thereby.

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4.9              Financial Statements.

(a)         The Company has delivered or made available to Parent (i) the audited consolidated balance sheets of the Company, and the related consolidated statements of operations, changes in shareholders’ deficit, and cash flows, for the fiscal years ended December 31, 2021 and December 31, 2022, including the notes thereto (collectively, the “Annual Financial Statements”), and (ii) the unaudited consolidated balance sheet of the Company as of September 30, 2023 (the “Balance Sheet Date”) and the related consolidated statements of operations, changes in shareholders’ deficit, and cash flows for the nine (9)-month period then ended (the “Unaudited Financial Statements” and, together with the Annual Financial Statements, the “Company Financial Statements”). The Company Financial Statements have been prepared in conformity with U.S. GAAP applied on a consistent basis and, to the extent applicable to the Company, in accordance with the requirements of the Public Company Accounting Oversight Board for public companies. The Company Financial Statements fairly present, in all material respects, the financial position of the Company as of the dates thereof and the results of operations of the Company for the periods reflected therein subject, in the case of the Unaudited Financial Statements, to normal audit adjustments and the absence of notes thereto. The Company Financial Statements were prepared from the Books and Records of the Company Group in all material respects. Since the Balance Sheet Date, except as required by applicable Law or U.S. GAAP, there has been no change in any accounting principle, procedure or practice followed by the Company or in the method of applying any such principle, procedure or practice.

(b)         Except: (i) as specifically disclosed, reflected or fully reserved against on the Balance Sheet; (ii) for liabilities and obligations incurred in the ordinary course of business consistent with past practices since the Balance Sheet Date; (iii) for liabilities that are executory obligations arising under Contracts to which a member of the Company Group is a party (none of which, with respect to the liabilities described in clause (ii) and this clause (iii), results from, arises out of, or relates to any breach or violation of, or default under, a Contract or applicable Law); and (iv) for expenses incurred in connection with the negotiation, execution and performance of this Agreement, any Additional Agreement or any of the transactions contemplated hereby or thereby.

(c)         Except as set forth on Company Disclosure Schedule 4.9(c), the Company Group does not have any Indebtedness, including, without limitation, any material liabilities, debts or obligations of any nature (whether accrued, fixed or contingent, liquidated or unliquidated, asserted or unasserted or otherwise).

(d)         Except as may be specifically disclosed in the Company Financial Statements, since December 31, 2022 through the date hereof, the Company has not incurred any material losses in excess of $100,000.

4.10            Internal Accounting Controls. The Company Group has established a system of internal accounting controls sufficient to provide reasonable assurance that: (a) transactions are executed in accordance with management’s general or specific authorizations; (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with U.S. GAAP, and the Company Group’s historical practices and to maintain asset accountability; (c) access to assets is permitted only in accordance with management’s general or specific authorization; and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

4.11            Absence of Certain Changes. Since the Balance Sheet Date, except as set forth on Company Disclosure Schedule 4.11: (a) the Company and each other member of the Company Group has conducted their respective businesses in the ordinary course and in a manner consistent with past practices; and (b) there has not been any Material Adverse Effect on the Company.

4.12            Properties; Title to the Company’s Assets.

(a)         Except as set forth on Company Disclosure Schedule 4.12(a), all items of Tangible Personal Property are, to the Knowledge of the Company, in good operating condition and repair and function in accordance with their intended uses (ordinary wear and tear excepted), have been properly maintained and are suitable for their present uses and meet all specifications and warranty requirements with respect thereto, in each case in all material respects. All of the Tangible Personal Property is located at the offices or properties of the

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Company or another member of the Company Group, other than such Tangible Personal Property that is in the possession of employees and consultants who provide services from a remote location, which possession and use is customary for remote service providers of similarly-situated companies.

(b)         The Company or a Subsidiary of the Company has good, valid and marketable title in and to, or in the case of the Leases and the assets that are leased or licensed pursuant to Contracts, a valid leasehold interest or license in or a right to use all of the Tangible Personal Property reflected on the Balance Sheet. Except as set forth on Company Disclosure Schedule 4.12(b), no such tangible asset is subject to any Lien other than Permitted Liens. The Company Group’s assets constitute all of the rights, properties, and assets of any kind or description whatsoever, including goodwill, necessary for the Surviving Corporation to operate the Business immediately after the Closing in substantially the same manner as the Business is currently being conducted.

4.13            Litigation. Except as set forth on Company Disclosure Schedule 4.13, there is no Action pending or, to the Knowledge of the Company, threatened, against or affecting any member of the Company Group, any of the officers or directors of any member of the Company Group in their capacities as such, or any of the Company Group’s rights, properties or assets or that, as of the date hereof, in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement or any Additional Agreement and there are no outstanding judgments against any member of the Company Group or any of its respective rights, properties or assets. No member of the Company Group or any of its respective rights, properties or assets is, nor has been since January 1, 2021, subject to any Action.

4.14            Contracts.

(a)    Company Disclosure Schedule 4.14(a) sets forth a complete and correct list, as of the date of this Agreement, of all of the following Contracts to which any member of the Company Group is a party, as amended to date, that are currently in effect (collectively, “Material Contracts”):

(i)          Contracts with the top ten (10) customers and partners based on amounts paid by the Company in the 12-month period immediately preceding the Balance Sheet Date;

(ii)         Contracts with the top ten (10) vendors and suppliers based on amounts paid by the Company in the 12-month period immediately preceding the Balance Sheet Date;

(iii)        all Contracts that require annual payments or expenses incurred by, or annual payments or income to, the Company Group of $50,000 or more and, in each case, that is not terminable by the applicable member(s) of the Company Group without penalty upon less than 30 days’ prior written notice (other than standard purchase and sale orders entered into in the ordinary course of business consistent with past practices);

(iv)        each Contract with any current officer, director, employee or consultant of any member of the Company Group, under which the Company Group: (A) has continuing obligations for payment of an annual compensation of at least $50,000, and which is not terminable for any reason or no reason upon reasonable notice without payment of any penalty, severance or other obligation; (B) has severance or post-termination obligations to such Person (other than COBRA obligations); or (C) has an obligation to make a payment upon consummation of the transactions contemplated by this Agreement or any Additional Agreement or as a result of a Change in Control of the Company;

(v)         all Contracts creating a joint venture, strategic alliance, limited liability company or partnership arrangement to which any member of the Company Group is a party;

(vi)        all Contracts relating to any acquisitions or dispositions of material assets by any member of the Company Group (other than acquisitions or dispositions of inventory in the ordinary course of business consistent with past practices);

(vii)       all IP Contracts, separately identifying all such IP Contracts under which any member of the Company Group is obligated to pay royalties thereunder and all such IP Contracts under which any member of the Company Group is entitled to receive royalties hereunder;

(viii)      all Contracts limiting the freedom of any member of the Company Group to compete in any line of business or industry, with any Person or in any geographic area;

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(ix)        all Contracts, other than the Company Articles of Incorporation and the Company Bylaws, providing for guarantees, indemnification arrangements and other hold harmless arrangements made or provided by any member of the Company Group, including all ongoing agreements for repair, warranty, maintenance, service, indemnification or similar obligations, other than Standard Contracts;

(x)         all Contracts with or pertaining to the Company Group to which any Affiliate of the Company Group is a party;

(xi)        all Contracts relating to property or assets (whether real or personal, tangible or intangible) in which any member of the Company Group holds a leasehold interest (including the Lease) and that involve payments to the lessor thereunder in excess of $100,000 per year;

(xii)       all Contracts creating or otherwise relating to outstanding Indebtedness (other than intercompany Indebtedness), except any such Contract with an aggregate outstanding principal amount not exceeding $25,000;

(xiii)      all Contracts relating to the voting or control of the Equity Interests of any member of the Company Group or the election of directors of any member of the Company Group (other than the organizational or constitutive documents of any member of the Company Group);

(xiv)      all Contracts not cancellable by the Company Group with no more than 60 days’ notice if the effect of such cancellation would result in monetary penalty to the Company Group in excess of $50,000 per the terms of such contract;

(xv)       all Contracts that may be terminated, or the provisions of which may be altered, as a result of the consummation of the transactions contemplated by this Agreement or any Additional Agreement;

(xvi)      all Contracts under which any of the benefits, compensation or payments (or the vesting thereof) will be increased or accelerated by the consummation of the transactions contemplated by this Agreement or any Additional Agreement, or the amount or value thereof will be calculated on the basis of, the transactions contemplated by this Agreement or any Additional Agreement; and

(xvii)     all collective bargaining agreements or other agreement with a labor union or labor organization.

(b)    Except as set forth on Company Disclosure Schedule 4.14(b), each Material Contract is in full force and effect. Neither the Company Group nor, to the Knowledge of the Company, any other party to a Material Contract is in material breach or default (whether with or without the passage of time or the giving of notice or both) under the terms of any such Material Contract. No member of the Company Group has assigned, delegated or otherwise transferred any of its rights or obligations under any Material Contract or granted any power of attorney with respect thereto (other than, in each case, to another member of the Company Group).

(c)    Each member of the Company Group is in compliance in all material respects with all covenants, including all financial covenants, in all notes, indentures, bonds and other instruments or Contracts establishing or evidencing any Indebtedness to which it is a party. The consummation and closing of the transactions contemplated by this Agreement will not cause or result in an event of default under any instruments or Contracts establishing or evidencing any Indebtedness, other than to the extent any such event of default would not have a Material Adverse Effect on the Company.

4.15            Licenses and Permits. Company Disclosure Schedule 4.15 sets forth a complete and correct list of each Permit except for such Permits that are immaterial to the Company Group, taken as a whole, together with the name of the Authority issuing the same. Except as could not reasonably be expected to be material to the Company Group, taken as a whole, to the Knowledge of the Company, such Permits are valid and in full force and effect and none of such Permits will, to the Knowledge of the Company, be terminated or impaired or become terminable as a result of the transactions contemplated by this Agreement or any Additional Agreement. Except as could not reasonably be expected to be material to the Company Group, taken as a whole, no member of the Company Group is in material breach or violation of, or material default under, any such Permit issued to it, and, to the Knowledge

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of the Company, no basis (including the execution of this Agreement and the other Additional Agreements to which the Company is a party and the consummation of the transactions contemplated by this Agreement or any Additional Agreement) exists that, with notice or lapse of time or both, would reasonably constitute any such breach, violation or default or give any Authority grounds to suspend, revoke, or terminate any such Permit. The Company has not received any written (or, to the Knowledge of the Company, oral) notice from any Authority regarding any material violation of any such Permit. Neither the Company Group, nor, to the Knowledge of the Company, any Representative or other Person acting on behalf of the Company Group, has made any false statement in, or omission from, the Permits required to be set forth on Company Disclosure Schedule 4.15 or any applications, reports, or other submissions to or correspondence with any Authority in connection therewith. Except as could not reasonably be expected to be material to the Company Group, taken as a whole, there has not been and there is not any pending or, to the Knowledge of the Company, threatened, any Action, investigation or disciplinary proceeding by or from any Authority against the Company involving any Permit required to be set forth on Company Disclosure Schedule 4.15, and the Company Group has not received any written communications from any Authority notifying the Company of a Permit it does not currently possess, or has not applied for, that is required in connection with the Company’s operation of the Business.

4.16            Compliance with Laws.

(a)         Each member of the Company Group currently conducts and, since January 1, 2021, has conducted, its part of the Business in compliance in all material respects with all applicable Laws and Orders and is not and, since January 1, 2021, has not been, in violation of any applicable Law or Order in any material respect. Since January 1, 2021, (i) no Action by any Authority or other adversarial litigant is pending or, to the Knowledge of the Company, threatened, alleging any such violation or noncompliance by a member of the Company Group, and (ii) no member of the Company Group has been threatened in writing or, to the Knowledge of the Company, orally, to be charged with, or given written or, to the Knowledge of the Company, oral, notice of any material violation of any material Law applicable to it. Without limiting the generality of the foregoing, each member of the Company Group is, and since January 1, 2021 has been, in compliance in all material respects with: (i) every Law applicable to it due to the specific nature of the Business, including Data Protection Laws; (ii) the Foreign Corrupt Practices Act of 1977 (the “Foreign Corrupt Practices Act”) and any comparable or similar Law of any jurisdiction applicable to it; (iii) the Federal Trade Commission Act (the “FTC Act”) and FTC regulations promulgated thereunder; and (iv) every Law regulating or covering conduct in the workplace, including regarding sexual harassment or, on any legally impermissible basis, a hostile work environment. Since January 1, 2021, no member of the Company Group has been threatened or charged in writing (or to the Knowledge of the Company, orally) with or given written (or to the Knowledge of the Company, oral) notice of any actual or potential violation of any Data Protection Law, the Foreign Corrupt Practices Act or any other Law referred to in or generally described in foregoing sentence by any Authority and, to the Knowledge of the Company, the Company Group is not under any investigations with respect to any such Law. Neither the Company Group nor, to the Knowledge of the Company, any Representative or other Person acting on behalf of the Company Group, has received any written or, to the Knowledge of the Company, oral, notice, Order, complaint or correspondence that would restrict the ability of the Company Group to produce, sell, market, or distribute any Company Product as it is being produced, sold, marketed, or distributed currently or in the future.

(b)         All labeling, marketing, and advertising claims, regardless of format or medium used therefore, regarding any Company Product, service, or technology (including express and implied claims) made by or on behalf of the Company or any member of the Company Group are adequately substantiated and comply with all applicable Laws, including without limitation all Consumer Protection Laws, the FTC Act, and all Healthcare Laws.

(c)         Since January 1, 2021, neither the Company Group, nor, to the Knowledge of the Company, any Person acting on behalf of the Company Group, has been the subject of any ban, suspension, recall, market withdrawal, inventory destruction, safety alert, or other notice relating to an alleged lack of safety or regulatory compliance involving a Company Product, whether voluntarily or as required by any Authority. To the Knowledge of the Company, there are presently no facts or circumstances that exist that could reasonably be expected to result in any such actions.

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(d)         Neither the Company Group nor, to the Knowledge of the Company, any Representative or other Person acting on behalf of the Company Group, is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department.

4.17            Compliance with Healthcare Laws.

(a)         The Company and each member of the Company Group is and has been at all times in compliance in all material respects with all applicable Healthcare Laws.

(b)         The Company and each member of the Company Group, and each and every Patient Service Provider, has all Permits required under any applicable Healthcare Law, and all such Permits are valid, currently in effect, have not previously been revoked or suspended by any Healthcare Regulatory Authority, and are not the subject of any pending or threatened investigation, compliance review, revocation, suspension, or governmental enforcement action. The Company and each member of the Company Group have appropriate systems and policies in place to verify and monitor the continue eligibility of all Patient Service Providers employed by, or under contract with the Company and/or Company Group.

(c)         Company Disclosure Schedule 4.17(c) sets forth each Healthcare Regulatory Authorization held by the Company, by each member of the Company Group, and by each Patient Service Provider, and the Company has provided access to Parent true, correct and complete copies of all such Healthcare Regulatory Authorizations. The Healthcare Regulatory Authorizations held by each member of the Company Group are valid and in full force and effect, and collectively constitute all Healthcare Regulatory Authorizations necessary to enable the Company, each member of the Company Group, and each Patient Service Provider to conduct their business and provide services in the manner in which the business is currently being conducted. The Company, each member of the Company Group, and each Patient Service Provider is, and at all times, has been, in material compliance with the terms and requirements of all Healthcare Laws and all Healthcare Regulatory Authorizations. None of the Company, members of the Company Group, or Patient Service Providers has received any written notice or other communication from any Authority or Healthcare Regulatory Authority regarding (a) any alleged violation or failure to comply with any term or requirement of any Permit or Healthcare Regulatory Authorization; or (b) any investigation or proceeding that could result in the revocation, withdrawal, suspension, cancellation, or termination of any Permit or Healthcare Regulatory Authorization.

(d)         To the Knowledge of Company, no Company Product is (i) adulterated or misbranded within the meaning of the FDCA (or any similar Healthcare Law), or (ii) noncompliant with or in violation of the FDCA (or any other Healthcare Law). Except as set forth in Company Disclosure Schedule 4.17(d), neither the Company, any member of the Company Group, nor any Patient Service Provider, supplier, contract manufacturer or contracted or affiliated clinical research organization, has received any notification from any Authority alleging or asserting any actual or alleged violation of or noncompliance with any applicable Healthcare Laws, Permits or Healthcare Regulatory Authorizations, or alleging the lack of any required Permit or Healthcare Regulatory Authorization. Each Company Product is being or has been developed, manufactured, stored, distributed and marketed in compliance in all material respects with all Healthcare Laws and Healthcare Regulatory Authorizations, including those related to clinical and non-clinical trials, investigational use, marketing approval, Quality System Regulations (QSR), current good manufacturing practices, packaging, labelling, advertising, storing, promotion, import/export, distribution, provision of samples, record keeping, and reporting. To the Knowledge of Company, there is no investigation, action or proceeding pending or threatened, including any prosecution, injunction, seizure, civil fine, debarment, suspension or recall, in each case alleging any violation applicable to any Company Product. No manufacturing site owned, leased, operated by, or contracted with the Company or any member of the Company Group, is subject to a shutdown or import or export prohibition imposed or requested by FDA or another Authority. No event has occurred which would reasonably be expected to lead to any claim, suit, proceeding, investigation, enforcement, inspection or other action by any Authority, Healthcare Regulatory Authority, including without limitation the issuance of any FDA warning letter, untitled letter, or request or requirement to make material changes to the Company Products or the manner in which such Company Products are manufactured or distributed.

(e)         All data, information and representations made by the Company, any member of the Company Group, or, to the Knowledge of Company, any Patient Service Provider, and contained in any submission to, or communications with, any Healthcare Regulatory Authority were accurate, complete, truthful and non-misleading in all material respects when submitted or communicated to such Healthcare Regulatory

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Authority and remain so currently. All clinical, pre-clinical, non-clinical, manufacturing and product quality studies and tests conducted in development of Company Products or services offered, and upon which the Company has relied or intends to rely in support of any application or other submission to any Healthcare Regulatory Authority were conducted in material compliance with all applicable Healthcare Laws.

(f)          All required Permits, approvals and authorizations for clinical studies to proceed have been obtained from an appropriate Healthcare Regulatory Authority and an appropriate Institutional Review Board, and informed consent, in material compliance with applicable Healthcare Laws, has been obtained from all subjects enrolled in each such study. The Company has not received any written or oral notice or correspondence from the FDA or any other Healthcare Regulatory Authority or from any Institutional Review Board imposing a clinical hold or otherwise requiring the termination, suspension or material modification of any ongoing or planned clinical trials conducted by, or on behalf of, the Company or any member of the Company Group.

(g)         Except as set forth in Company Disclosure Schedule 3.13(g), no member of the Company Group has voluntarily or involuntarily initiated, conducted or issued, caused to be initiated, or been subjected to any Order relating to, any clinical hold or other termination or suspension of any clinical studies, recall or any field corrective action, market withdrawal or replacement, safety alert, warning, “dear doctor” letter, investigator notice, or other notice or action to wholesalers, distributors, retailers, healthcare professionals, consumers or patients relating to an alleged lack of safety, efficacy or regulatory compliance of any Company Product, nor is any member of the Company Group currently considering initiating, conducting or issuing any of the foregoing actions with respect to any Company Product. No member of the Company Group has received any written notice from the FDA or any other Authority regarding the recall, market withdrawal or replacement of any Company Product sold or intended to be sold by any member of the Company Group.

(h)         No member, nor any employee or Patient Service Provider, of the Company Group has been charged in, identified as a target or subject of, or threatened to be charged in or identified as a target or subject of, any material investigation, audit or inquiry by any Person, Authority or Regulatory Authority under any Healthcare Law.

(i)          To the Knowledge of Company, no member of the Company Group nor any of their current officers, directors, managers, members, partners, Patient Service Providers or employees, has engaged or is engaging, in any activities which reasonably may give cause for civil monetary or criminal penalties or mandatory or permissive exclusion from any healthcare program defined in 42 U.S.C. §1320a-7b(f) (each, a “Health Care Program”).

(j)          No member of the Company Group nor any of their Affiliates, officers, directors, managers, members, partners, Patient Service Provider or employees has: (i) been debarred, excluded or received notice of action or threat of action with respect to debarment, exclusion or other action under the provisions of 21 U.S.C. §§ 335a, 335b, or 335c, 42 U.S.C. § 1320a-7 or any equivalent provisions in any other applicable jurisdiction; (ii) to the Knowledge of Company, made or offered any payment, gratuity or other thing of value that is prohibited by any law to personnel of the FDA or any other Authority; (iii) to the Knowledge of Company, made an untrue statement of a material fact or fraudulent statement to the FDA or other Authority, failed to disclose a material fact required to be disclosed to the FDA or any other Authority, or in any records and documentation prepared or maintained to comply with applicable Laws, or committed any act, made any statement, or failed to make any statement that, at the time such disclosure was made could reasonably be expected to provide a basis for the FDA or any other Authority to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy, nor (v) received written notice of or been subject to any other material enforcement action involving the FDA or any other Authority, including any suspension, consent decree, notice of criminal investigation, indictment, sentencing memorandum, plea agreement, Order or target or no-target letter that would reasonably be expected to result in a Company Material Adverse Effect, and, to the Knowledge of Company, none of the foregoing are pending or threatened in writing against the Company, and member of the Company Group or any Patient Service Provider.

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4.18            Intellectual Property.

(a)         The Company Group is the sole and exclusive owner of each item of Company Owned IP, free and clear of any Liens (except for Permitted Liens). To the Knowledge of the Company, the Company Group is the sole and exclusive licensee of each item of Company Exclusively Licensed IP, free and clear of any Liens. The Company Group has a valid right to use the Company Licensed IP as currently used.

(b)         Company Disclosure Schedule 4.18(b) sets forth a complete and correct list of all: (i) Registered Owned IP; (ii) unregistered material Trademarks or trade names constituting Company Owned IP; (iii) Registered Exclusively Licensed IP; (iv) a high level description of any material Trade Secrets and (v) all social media accounts and identifiers constituting Company Owned IP, accurately specifying as to each of the foregoing, as applicable: (A) the jurisdiction/registrar, registration/application number filing date, date of issuance, expiration date, and status and; (B) the owner and nature of the ownership; and (C) any actions that must be taken in the six (6) months after the Closing with respect to each of the foregoing, including the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or certificates.

(c)         All Registered Owned IP is subsisting and valid and enforceable. All Registered Exclusively Licensed IP is subsisting and to the Knowledge of the Company valid and enforceable. All Persons (including members of the Company Group) have, in connection with the prosecution of all Patents before the United States Patent and Trademark Office and other similar offices in other jurisdictions complied with the applicable obligations of candor owed to the United States Patent and Trademark Office and such other offices. Since January 1, 2021, no Registered Owned IP and no Registered Exclusively Licensed IP is or has been involved in any interference, opposition, reissue, reexamination, revocation, cancellation, domain-name dispute proceeding, or equivalent proceeding, and no such proceeding has been threatened in writing with respect thereto. Since January 1, 2021, there have been no claims filed, served or threatened in writing, or to the Knowledge of the Company orally threatened, against the Company contesting the validity, use, ownership, enforceability, patentability, registrability, or scope of any Registered Owned IP or Registered Exclusively Licensed IP. All registration, maintenance and renewal fees currently due in the next ninety (90) days in the next 90 days in connection with any Registered Owned IP have been paid and all documents, recordations and certificates in connection therewith have been filed (or are in the process of being filed) with the authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting, maintaining and perfecting such rights and recording the Company Group’s ownership or interests therein.

(d)         To the Knowledge of the Company, the operation of the Business as currently conducted and as conducted since January 1, 2021 does not conflict with, infringe, misappropriate, or otherwise violate any Intellectual Property Right of any third Person. Since January 1, 2021, there have been no claims filed, served, or threatened in writing, or to the Knowledge of the Company orally threatened, against the Company alleging any conflict with, infringement, misappropriation, or other violation of any Intellectual Property of a third Person (including any unsolicited written offers to license any such Intellectual Property). There are no Actions pending that involving a claim against a member of the Company Group by a third Person alleging infringement or misappropriation of such third Person’s Intellectual Property. To the Knowledge of the Company, since January 1, 2021, no third Person has conflicted with, infringed, misappropriated, or otherwise violated any Company IP.

(e)         Since January 1, 2021, no member of the Company Group has filed, served, or threatened a third Person with any claims alleging any conflict with, infringement, misappropriation, or other violation of any Company IP. There are no Actions pending that involving a claim against a third Person by a member of the Company Group by a third Person alleging infringement or misappropriation of Company IP. No member of the Company Group is subject to any Order that adversely restricts the use, transfer, registration or licensing of any such Intellectual Property by it.

(f)          Except as disclosed on Company Disclosure Schedule 4.18(f), each employee, agent, consultant, and contractor who has contributed to or participated in the creation or development of any material Intellectual Property on behalf of the Company Group or any predecessor in interest thereto has executed a form of proprietary information and/or inventions agreement or similar written Contract with a member of the Company Group under which such Person: (i) has assigned all right, title and interest in and to such Intellectual Property to one or more members of the Company Group (or such predecessor in interest, as applicable); and (ii) is obligated to maintain the confidentiality of the applicable member(s) of the Company Group’s confidential

Annex A-32

information both during and after the term of such Person’s employment or engagement. To the extent that any such proprietary information and/or inventions agreement or other similar written Contract permitted any such employee, agent, consultant, or contractor to exclude from the scope of such agreement or Contract any Intellectual Property in existence prior to the date of the employment or relationship, no such employee, agent, consultant, or contractor excluded Intellectual Property that was related to the Business. To the Knowledge of the Company, no employee, agent, consultant, or contractor of any member of the Company Group is or has been in violation of any term of any such Contract.

(g)         To the Knowledge of the Company, no government funding or facility of a university, college, other educational institution or research center was used in the development of any item of Company Owned IP.

(h)         None of the execution, delivery or performance by the Company of this Agreement or any of the Additional Agreements to which the Company is or will be a party or the consummation by the Company of the transactions contemplated hereby or thereby will (i) cause any item of Company Owned IP, or any material item of Company Licensed IP immediately prior to the Closing, to not be owned, licensed or available for use by the Company Group on substantially the same terms and conditions immediately following the Closing or (ii) require any additional payment obligations by any member of the Company Group in order to use or exploit any other such Intellectual Property to the same extent as the Company Group was permitted immediately before the Closing.

(i)          Except with respect to the agreements listed on Company Disclosure Schedule 4.18(i), no member of the Company Group is obligated under any Contract to make any payments by way of royalties, fees, or otherwise to any owner or licensor of, or other claimant to, any Intellectual Property.

(j)          The Company Group has exercised reasonable efforts necessary to maintain, protect and enforce the confidentiality of all Trade Secrets constituting Company Owned IP and all other material Confidential Information. No Company IP is subject to any technology or source code escrow arrangement or obligation. No Persons other than the Company Group and their employees and contractors (i) have a right to access or possess any source code of the Software constituting the Company Owned IP, or (ii) will be entitled to obtain access to or possession of such source code as a result of the execution, delivery and performance of by the Company of this Agreement. One or more members of the Company Group is in actual possession of the source code of any Software constituting Company Owned IP.

(k)         Company Disclosure Schedule 4.18(k) lists of all of the Company’s inbound and outbound (i) material IP, software and technology agreements (including in each case, licenses, covenants not to sue, co-branding agreements, co-existence agreements, releases, options, rights of first offer, rights of first refusal and settlements), other than commercial license agreements for software and Software as a Service, and the like; and (ii) research and development agreements and other agreements pursuant to which IP or Software was or is intended to be developed by or for the Company.

(l)          The Company Group has privacy policies regarding the collection, use or disclosure of Personal Information in connection with the operation of the Business (the “Privacy Policy”) that is made available to all visitors to the Sites and as otherwise required under Data Protection Laws in connection with its collection of Personal Information, prior to the collection of any Personal Information in the possession, custody, or control, or otherwise held or Processed by, or on behalf of the Company Group. For purposes of this subsection (l), “Sites” means any websites or applications made available to the general public provided by or on behalf of one or more members of the Company Group. The Privacy Policy accurately describes the Company Group’s data collection, disclosure and use practices, complies with all applicable Laws, and is consistent with good industry practice, and none of the marketing materials and/or advertisements made, or provided by or on behalf of, the Company Group have been inaccurate in a material way, misleading in a material way, or unfair or deceptive in violation of applicable Laws. Each of the Company and the Company Group has notified individuals about whom such person Processes or directs the Processing of Personal Information regarding such person’s Personal Information Processing activities to the extent required by and in accordance with all Data Protection Laws. The written privacy notices of the Company and each member of the Company Group fully and accurately disclose how the Company and each member of the Company Group about such individuals.

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(m)        In connection with its Processing of any Personal Information, the Company is and has been in material compliance with all applicable Laws, including without limitation all applicable Data Privacy Laws and Laws related to data loss, theft, and security breach notification obligations, and, to the Knowledge of the Company, there has been no unauthorized disclosure of any Personal Information for which the Company would be required to make a report to an Authority, a data subject, or any other Person. In addition, the Company Group has in place and since January 1, 2020 has had in place commercially reasonable policies (including the Privacy Policy and any other internal and external privacy policies), rules, and procedures regarding its collection, use, disclosure, disposal, dissemination, storage, protection and other Processing of Personal Information. The Company Group has complied in all material respects with such privacy policies, rules, and procedures in connection with any collection, use, or disclosure by the Company Group of any Personal Information of any Person. The Company Group has not been subject to and, to the Knowledge of the Company, there are no, complaints to or audits, proceedings, investigations or claims pending against any member of the Company Group by any Authority or by any other Person in respect of the collection, use, storage disclosure or other Processing of Personal Information. The Company (i) has implemented maintains and materially complies with written information security programs comprised of commercially reasonable physical, technical, organization and administrative security measures and policies designed to protect all Personal Information of any Person accessed, Processed or maintained by the Company from unauthorized physical or virtual access, use, modification, acquisition, disclosure or other misuse designed to comply with Data Protection Laws; (ii) has implemented, maintains and materially complies with a privacy compliance program that is comprised of appropriate internal processes, policies and controls designed to comply with Data Protection Laws, including (A) the appointment of qualified personnel to govern the administration of the privacy compliance program, and (B) the completion and maintenance of required data flow maps, data processing inventories or records of processing activities, data protection impact assessments, and any other required privacy compliance program documentation or evidence; (iii) has entered into data processing agreements, business associate agreements, or otherwise implemented contractual requirements with all third party providers and other persons who have or have had access to Personal Information, or who Process Personal Information on Company’s behalf to implement, appropriate security programs and policies consistent with the Data Protection Laws; and (iv) has all of the necessary rights, permissions and licenses to all Personal Information used, generated by or derived from the Company’s operations, including any Personal Information received from clients, in connection with providing the Company’s products and services, any Personal Information that is generated from such products and services. Without limiting the generality of the foregoing, since January 1, 2020, to the Knowledge of the Company, the Company Group has not experienced any material loss, damage or unauthorized access, use, disclosure or modification, or breach of security of Personal Information maintained by or on behalf of the Company Group (including by any agent, subcontractor, or vendor of the Company Group).

(n)         Company Disclosure Schedule 4.18(n) lists all material Software used by the Company and indicates whether such Software is owned by the Company or licensed from third parties and, if owned by the Company, whether developed in house or by third parties, other than commercial license agreements for software and Software as a Service, and the like.

(o)         The Software that constitutes Company Owned IP and all Software that is used by the Company Group is, to the Knowledge of the Company, free of all viruses, worms, Trojan horses and other material known contaminants and does not contain any bugs, errors, or problems of a material nature that would disrupt its operation or have an adverse impact on the operation of other Software. The Company Group has not incorporated Publicly Available Software into the Company Group’s products and services, and the Company Group has not distributed Publicly Available Software as part of the Company Group’s products and services other than as set forth on Company Disclosure Schedule 4.18(n) in a manner that subjects, in whole or in part, any Software constituting Company Owned IP to any Copyleft License obligations. The Company Group is in material compliance with all Publicly Available Software license terms applicable to any Publicly Available Software licensed to or used by the Company Group. No member of the Company Group has received any written (or, to the Knowledge of the Company, oral) notice from any Person that it is in breach of any license with respect to Publicly Available Software.

(p)         The Company Group has implemented and maintained (or, where applicable, has required its vendors to maintain), consistent with commercially reasonable and industry practices and in compliance with its contractual obligations to other Persons, reasonable security measures designed to protect, preserve and maintain the performance, security and integrity of all computers, servers, equipment, hardware,

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networks, Software and systems used, owned, leased or licensed by the Company Group in connection with the operation of the Business (the “Company Information Systems”). There has been no unauthorized access to or use of the Company Information Systems, nor has there been any downtime or unavailability of the Company Information Systems that resulted in a material disruption of the Business. The Company Information Systems are adequate and sufficient (including with respect to working condition and capacity) for the operation of the Business. There has been no failure with respect to any Company Information System that has had a material effect on the operations of the Company Group.

(q)         The Company Group is not bound by, and has not agreed in writing to be bound by, any Contract (including any written licensing commitment), bylaw, policy, or rule of any standards-setting organization (including ETSI, 3GPP, 3GPP2, TIA, IEEE, IETF, and ITU-R), university or industry body, consortium, other multi-party special interest group and any other collaborative or other group in which the Company Group is currently participating, or has participated in the past or applied for future participation in, including any of the foregoing that may be organized, funded, sponsored, formed or operated, in whole or in part, by any Authority, in all cases, to the extent related to any Intellectual Property (each a “Standards Setting Body”) that requires or purports to require Company to contribute, disclose or license any Intellectual Property to such Standards Setting Body or its other members, other than the Standards Setting Agreements. Company Disclosure Schedule 4.18(q) sets forth a listing of the membership agreements and other Contracts relating to such Standards Bodies, to which any member of the Company Group is bound (collectively, “Standards Setting Agreements”). True, complete and correct copies of all Standards Setting Agreements have been delivered or otherwise made available to Parent. The Company Group has not made any written Patent disclosures to any Standards Setting Body. The Company Group is in material compliance with all Standards Setting Agreements that relate to Intellectual Property. The Company is not engaged in any material dispute with any Standards Setting Body with respect to any Intellectual Property or with any third Persons with respect to Company Group’s conduct with respect to any Standards Setting Body.

4.19            Accounts Payable; Affiliate Loans.

(a)         The accounts payable of the Company Group reflected on the Company Financial Statements, and all accounts payable arising subsequent to the date thereof, arose from bona fide transactions in the ordinary course of business consistent with past practices.

(b)         Except as separately identified in Company Disclosure Schedule 4.19(b), no member of the Company Group is indebted to any of its Affiliates and no Affiliate of the Company Group is indebted to any member of the Company Group.

4.20            Employees; Employment Matters.

(a)         Company Disclosure Schedule 4.20(a) sets forth a complete and correct list of the employees of the Company Group as of the date hereof, setting forth each such person’s name, title, current base salary or hourly rate, total compensation (including bonuses and commissions) for the fiscal years ended December 31, 2021 and 2022, employer, hire date, status as exempt or non-exempt from overtime Laws, visa status (if any), principal place of work, accrued vacation or paid time off, and leave status.

(b)         No member of the Company Group is a party to any collective bargaining agreement or similar labor agreement with respect to its employees, and, since January 1, 2021, there has been no activity or proceeding by a labor union, other labor organizations, or representative thereof to organize or represent any employees of the Company Group. There is no labor strike, picketing, material slowdown or material work stoppage or lockout pending or threatened, against any member of the Company Group, and, since January 1, 2021, no member of the Company Group has experienced any strike, material slowdown, picketing, material work stoppage or lockout by or with respect to its employees. No member of the Company Group is subject to any attempt by any union or other labor organization to represent Company Group employees as a collective bargaining agent. There is no unfair labor practice charge or complaint pending or, to the Knowledge of Company, threatened, before any applicable Authority relating to employees of the Company Group.

(c)         There are no pending or, to the Knowledge of Company, threatened, Actions against any member of the Company Group under any worker’s compensation policy or long-term disability policy. There are no material liabilities, whether contingent or absolute, of the Company Group relating to workers’

Annex A-35

compensation benefits that are not fully insured against by a bona fide third-party insurance carrier. With respect to each Plan and with respect to each state workers’ compensation arrangement that is funded wholly or partially through an insurance policy or public or private fund, all premiums required to have been paid to date under such insurance policy or fund have been paid.

(d)         Since January 1, 2021, the Company Group has not engaged in, and is not currently contemplating, any location closing, employee layoff, relocation activities or similar event that would trigger the WARN Act or any similar state or local statute, rule or regulation.

(e)         The Company Group: (i) is, and for the past six (6) years has been, in compliance in all respects with all applicable Laws relating to labor or employment, including but not limited to all applicable Laws relating to wages, hours, overtime, terms and conditions of employment, collective bargaining, equal employment opportunity, anti-discrimination, anti-harassment (including, but not limited to sexual harassment), anti-retaliation, immigration, employee leave, disability rights or benefits, employment and reemployment rights of members and veterans of the uniformed services, paid time off/vacation, unemployment insurance, safety and health, workers’ compensation, pay equity, restrictive covenants, child labor, whistleblower rights, classification of employees and independent contractors, meal and rest breaks, business expenses, and the collection and payment of withholding or social security Taxes; (ii) is not and, in the past six (6) years, has not been, liable for any arrears of wages or any Taxes or any penalty for failure to comply with any of the foregoing; (iii) is not and, in the past six (6) years, has not been, liable for any payment to any trust or other fund or to any Authority with respect to unemployment compensation benefits, social security or other benefits for employees of the Company Group (other than routine payments to be made in the normal course of business and consistent with past practice for the current payroll period); and (iv) is not and, in the past six (6) years, has not been, party to or bound by any consent decree with or citation by any Authority relating to employees, other service providers, or employment practices. In the past six (6) years, no audits have been conducted, or are currently being conducted, or are, to the Knowledge of Company, threatened to be conducted, by any Authority with respect to applicable Laws regarding employment or labor Laws. No employee of the Company Group has, in the past six (6) years, brought or, to the Knowledge of Company, threatened to bring, a claim for unpaid compensation, including overtime amounts. Each of the employees of the Company Group is, and for the past six (6) years has been, properly classified by the Company Group as “exempt” or “non-exempt” under applicable Law.

(f)          The Company Group has complied, in all material respects, with all Laws relating to the verification of identity and employment authorization of individuals employed in the United States, and no member of the Company Group currently employs, or since January 1, 2021 has employed, any individual who was not permitted to work in the jurisdiction in which such individual was employed. No audit by any Authority is currently being conducted, is pending or, to the Knowledge of Company, is threatened to be conducted, in respect to any workers employed by any member of the Company Group. Company Disclosure Schedule 4.20(f) sets forth each individual who is employed by any member of the Company Group pursuant to a visa and, with respect to each such individual, (i) the expiration date of such visa and (ii) whether the applicable member of the Company Group has made any attempts to renew such visa.

(g)         To the Knowledge of the Company, no key employee or officer of the Company Group is a party to or is bound by any confidentiality agreement, non-competition or other restrictive covenant agreement or other contract (with any Person) that would interfere with: (i) the performance by such officer or key employee of any of his or her duties or responsibilities as an officer or employee of the Company Group or (ii) the Company’s business or operations. No key employee or officer of the Company Group has given written notice of their intent to terminate their employment with the Company or, to the Knowledge of the Company, has plans to terminate their employment with the Company Group, nor does the Company have any present intention to terminate the employment of any of the foregoing.

(h)         Except as set forth on Company Disclosure Schedule 4.20(h), the employment of each of the employees of the Company Group and the engagement of each independent contractor is terminable at will without any prior notice, penalty or severance obligation on the part of the Company Group. All material sums due for employee compensation and all vacation time owing to any employees of any member of the Company Group, and all fees owing to any independent contractors and consultants, have been duly accrued on the accounting records of the applicable member of the Company Group.

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(i)          Each current and former employee and officer, and where appropriate, each independent contractor and consultant, of any member of the Company Group who has contributed to or participated in the creation or development of any material Intellectual Property on behalf of the Company Group or any predecessor in interest thereto has executed a form of proprietary information and/or inventions agreement or similar agreement (each, an “IP Assignment Agreement”). To the Knowledge of the Company, no such current or former employees, officers or consultants are or were, as the case may be, in violation thereof. Other than with respect to exclusions previously accepted by the Company involving works or inventions unrelated to the business of the Company Group, no current or former employee, officer or consultant of any member of the Company Group has disclosed excluded works or inventions made prior to his, her, or its employment or consulting relationship with the applicable member of the Company Group from his, her or its assignment of inventions pursuant to such employee, officer or consultant’s IP Assignment Agreement.

(j)          Company Disclosure Schedule 4.20(i) sets forth a list of the name of each Person currently engaged by the Company Group as a consultant or an independent contractor (including any Person engaged through any arrangement with such Person’s loan-out or similar company), including for each such Person the following: (A) name, (B) principal location of engagement, (C) engagement or start date, (D) compensation structure, (E) average monthly compensation and (F) nature of services provided. With regard to any individual who performs or performed services for the Company Group and who is not treated as an employee for Tax purposes by the Company Group, the Company Group has complied in all material respects with applicable Laws concerning independent contractors, including for Tax withholding purposes or Plan purposes, and the Company Group does not have any Liability by reason of any individual who performs or performed services for the Company Group, in any capacity, being improperly excluded from participating in any Plan. Each individual engaged by a member of the Company Group as an independent contractor or consultant is, and since January 1, 2021 has been, properly classified by the applicable member of the Company Group as an independent contractor, and no member of the Company Group has received any notice from any Authority or Person disputing such classification.

(k)         There is no, and since January 1, 2021 there has been no, notice provided to any member of the Company Group of any claim or litigation relating to, or any complaint or allegation of, discrimination, retaliation, wrongful termination, constructive termination, harassment (including sexual harassment), sexual misconduct, wage and hour violation, or any other violation of labor or employment laws against the Company Group; nor there is any pending obligation for any member of the Company Group under any settlement or out-of-court or pre-litigation arrangement relating to such matters nor, to the Knowledge of the Company, has any such litigation, settlement or other arrangement been threatened.

(l)          Since January 1, 2021, the Company Group has investigated all workplace harassment (including sexual harassment), discrimination, retaliation, and workplace violence claims or complaints reported to the Company relating to current and/or former employees of any member of the Company Group or third-parties who interacted with current and/or former employees of such member of the Company Group. With respect to each such claim or complaint with potential merit, the Company Group has taken corrective action. Further, to the Knowledge of the Company, no allegations of sexual harassment have been made to any member of the Company Group against any individual in his or her capacity as director or an employee of a member of the Company Group.

(m)        As of the date hereof and since January 1, 2021, there have been no audits by any Authority, nor have there been any charges, fines, or penalties, including those pending or, to the Knowledge of Company, threatened, under any applicable federal, state or local occupational safety and health Law (collectively, “OSHA”) against the Company Group. The Company Group is in compliance in all material respects with OSHA and there are no pending appeals of any Authority’s decision or fines issued in relation to OSHA.

(n)         There have been no, and there are no pending or anticipated layoffs, leaves of absence or terminations of employment in respect to the employees of the Company as a result of the COVID-19 pandemic. The Company Group has promptly and thoroughly investigated all occupational safety and health complaints, issues, or inquiries related to the COVID-19 pandemic. With respect to each occupational safety and health complaint, issue, or inquiry related to the COVID-19 pandemic, the Company Group has taken prompt corrective action that is reasonably calculated to prevent further spread of COVID-19 within the Company Group’s workplace.

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(o)         Except as set forth on Company Disclosure Schedule 4.20(n), the Company Group has not paid or promised to pay any bonus or commission to any employee in connection with the consummation of the transactions contemplated hereby.

4.21            Withholding. Except as disclosed on Company Disclosure Schedule 4.21, all obligations of the Company Group applicable to its employees, whether arising by operation of Law, by Contract, or attributable to payments by the Company Group to trusts or other funds or to any Authority, with respect to unemployment compensation benefits or social security benefits for its employees through the date hereof, have been paid or adequate accruals therefor have been made on the Company Financial Statements. Except as disclosed on Company Disclosure Schedule 4.21, all reasonably anticipated obligations of the Company Group with respect to such employees (except for those related to wages during the pay period immediately prior to the Closing Date and arising in the ordinary course of business consistent with past practices), whether arising by operation of Law, by contract, by past custom, or otherwise, for salaries and holiday pay, bonuses and other forms of compensation payable to such employees in respect of the services rendered by any of them prior to the date hereof have been or will be paid by the Company Group prior to the Closing Date.

4.22            Employee Benefits.

(a)         Company Disclosure Schedule 4.22(a) sets forth a complete and correct list of all Plans. With respect to each Plan, the Company has made available to Parent or its Representatives a true, complete and correct copy, to the extent applicable, of: (i) each writing constituting a part of such Plan and all amendments thereto, including all plan documents, material employee communications, benefit schedules, trust agreements, and insurance contracts and other funding vehicles; (ii) the most recent annual report on Form 5500 and accompanying schedules; (iii) the current summary plan description and any material modifications thereto; (iv) the most recent annual financial and actuarial reports; (v) the most recent determination or advisory letter received by the Company Group from the Internal Revenue Service regarding the tax-qualified status of such Plan; and (vi) the three most recent written results of all required compliance testing.

(b)         None of the Company Group, or any ERISA Affiliate, maintains or contributes to or has, within the six-year period immediately prior to the Closing Date, had any Liability (contingent or otherwise) with respect to: (i) any “multiemployer plan,” as that term is defined in Section 4001 of ERISA; (ii) any “employee benefit plan” subject to Title IV of ERISA or Section 412 of the Code; (iii) a “multiple employer plan” (within the meaning of the Code or ERISA), (iv) a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA), or (v) a plan sponsored by a human resources or benefits outsourcing entity, professional employer organization or other similar vendor or provider. No member of the Company Group, or any ERISA Affiliate, has withdrawn at any time since January 1, 2021 from any multiemployer plan or incurred any withdrawal liability which remains unsatisfied, and no events have occurred and, to the Knowledge of the Company, no circumstances exist that could reasonably be expected to result in any such liability to the Company Group with respect to any multiemployer plan.

(c)         With respect to each Plan that is intended to qualify under Section 401(a) of the Code, such Plan, including its related trust, has received a determination letter (or may rely upon opinion letters in the case of any prototype plans) from the Internal Revenue Service that it is so qualified and that its trust is exempt from Tax under Section 501(a) of the Code, and nothing has occurred with respect to the operation of any such Plan that could cause the loss of such qualification or exemption or the imposition of any material liability, penalty or tax under ERISA or the Code.

(d)         There are no pending or, to the Knowledge of the Company, threatened, Actions against or relating to the Plans, the assets of any of the trusts under such Plans or the Plan sponsor or the Plan administrator, or against any fiduciary of any Plan with respect to the operation of such Plan (other than routine benefits claims). No Plan is presently under audit or examination (nor has written notice been received of a potential audit or examination) by any Authority.

(e)         Each Plan has been established, administered, and funded in accordance with its terms and in compliance in all material respects with the applicable provisions of ERISA, the Code, and other applicable Laws. All premiums due or payable with respect to insurance policies funding any Plan have been made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the Company Financial Statements.

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(f)          None of the Plans provide retiree health or life insurance benefits, except as may be required by Section 4980B of the Code, Section 601 of ERISA, or any other applicable Law. There has been no violation of the “continuation coverage requirement” of “group health plans” as set forth in Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA with respect to any Plan to which such continuation coverage requirements apply.

(g)         Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event): (i) result in any payment becoming due, or increase the amount of any compensation or benefits due, to any current or former employee of the Company Group with respect to any Plan; (ii) increase any benefits otherwise payable under any Plan; (iii) result in the acceleration of the time of payment or vesting of any such compensation or benefits, or (iv) result in the payment of any amount that would, individually or in combination with any other such payment, be an “excess parachute payment” within the meaning of Section 280G of the Code. No Person is entitled to receive any additional payment (including any tax gross-up or reimbursement) from any member of the Company Group as a result of the imposition of the excise taxes required by Section 4999 or Section 409A of the Code.

(h)         Each Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) is in material documentary compliance with, and has been administered in material compliance with, Section 409A of the Code and all applicable regulatory guidance (including, notices, rulings and proposed and final regulations) thereunder.

(i)          Each Plan that is subject to the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010 has been established, maintained, and administered in compliance with the requirements thereof, and, to the Knowledge of Company, no circumstances of noncompliance exist that could result in the imposition of any tax, penalty or fine thereunder.

(j)          No Plan covers any employees outside of the United States.

4.23            Real Property.

(a)         Except as set forth on Company Disclosure Schedule 4.23, the Company Group does not own, or otherwise have an interest in, any Real Property, including under any Real Property lease, sublease, space sharing, license, or other occupancy agreement. The Leases are the only Contracts pursuant to which the Company Group leases any Real Property or right in any Real Property. The Company has provided or made available to Parent and Merger Sub accurate and complete copies of all Leases. Each member of the Company Group holds a good and valid leasehold estate in its respective offices described on Company Disclosure Schedule 4.23, free and clear of all Liens except for Permitted Liens. The Company Group has not breached or violated any local zoning ordinance, and no notice from any Person has been received by any member of the Company Group claiming any violation of any local zoning ordinance.

(b)         With respect to each Lease: (i) it is valid and binding on and enforceable against the member of the Company Group that is a party to such Lease and, to the Knowledge of the Company, the counterparties thereto, in each case in accordance with its terms and, with respect to enforceability, subject to the Enforceability Exceptions; (ii) it is in full force and effect; (iii) the applicable member of the Company Group has paid all rents and additional rents and other sums, expenses, and charges currently due and payable by it thereunder; (iv) the applicable member of the Company Group has been in peaceable possession of the premises leased thereunder since the commencement of the original term thereof; (v) no waiver, indulgence or postponement of the applicable member of the Company Group’s obligations thereunder has been granted by the lessor; (vi) the applicable member of the Company Group has performed all obligations imposed on it under its Lease through the date this representation is made including with respect to any use restrictions and there exists no default or event of default under such Lease by the applicable member of the Company Group or, to the Knowledge of the Company, by any other party thereto; (vii) there exists, to the Knowledge of the Company, no occurrence, condition or act that, with the giving of notice, the lapse of time or the happening of any further event or condition, would reasonably be expected to become a default or event of default by the applicable member of the Company Group under its respective Lease; (viii) there are no outstanding written claims of breach or

Annex A-39

indemnification or written notice of default or termination made by the lessor under the Lease; and (ix) the applicable member of the Company Group has not exercised early termination options, if any, under its Lease. The applicable member of the Company Group holds the leasehold estate established under its Lease free and clear of all Liens, except for Permitted Liens, Liens of mortgagees of the Real Property on which such leasehold estate is located, and any other Liens against the lessor’s interest in the Real Estate. The premises leased by the Company Group is in a state of maintenance and repair in all material respects adequate and suitable for the purposes for which it is presently being used, and, to the Knowledge of the Company, there are no material repair or restoration works likely to be required in connection with such leased premises. A member of the Company Group is in physical possession and actual and exclusive occupation of the whole of the leased premises leased by it, none of which is subleased or assigned to another Person. No member of the Company Group owes any brokerage commission with respect to any Real Property. With respect to alterations or improvements made by a member of the Company Group that require restoration by it upon the expiration or the earlier termination of its respective Lease in accordance with the terms of such Lease, to the Company’s Knowledge, the cost of the Company Group’s restoration obligations will not exceed $100,000 for each leased premises.

4.24            Tax Matters. Except as set forth on Company Disclosure Schedule 4.24:

(a)         (i) The Company Group has duly and timely filed all Tax Returns which are required to be filed by or with respect to it, and has paid all Taxes (whether or not shown on such Tax Returns) that have become due; (ii) all such Tax Returns are true, correct, complete and accurate in all respects; (iii) there is no Action pending, or proposed in writing, with respect to Taxes of the Company Group; (iv) no statute of limitations in respect of the assessment or collection of any Taxes of the Company Group for which a Lien may be imposed on any of the Company Group’s assets has been waived or extended, which waiver or extension is in effect; (v) the Company Group has complied in all respects with all applicable Laws relating to the reporting, payment, collection and withholding of Taxes and has duly and timely withheld or collected, paid over to the applicable Taxing Authority and reported all Taxes (including income, social, security and other payroll Taxes) required to be withheld or collected by the Company Group; (vi) the Company has (A) properly collected all sales Taxes required to be collected in the time and manner required by applicable Law and remitted all such sales Taxes to the applicable Taxing authority in the time and in the manner required by applicable Law and (B) properly requested, received and retained all necessary exemption certificates and other documentation supporting any claimed exemption or waiver of Taxes on sales or similar transactions as to which it would otherwise have been obligated to collect or withhold Taxes; (vii) there is no outstanding request for a ruling from any Taxing Authority, request for consent by a Taxing Authority for a change in a method of accounting, subpoena or request for information by any Taxing Authority or agreement with any Taxing Authority with respect to the Company Group; (viii) there is no Lien (other than Permitted Liens) for Taxes upon any of the assets of the Company Group; (ix) no claim has ever been made by a Taxing Authority in a jurisdiction where the Company Group has not paid any Tax or filed Tax Returns, asserting that the Company Group is or may be subject to Tax in such jurisdiction, the Company Group is not nor has it ever been subject to Tax in any country other than the respective countries of incorporation or formation of the Company Group members by virtue of having a permanent establishment or other place of business in that country, and the members of the Company Group are and have always been tax residents solely in their respective countries of incorporation or formation; (x) the Company has provided or made available to Parent true, complete and correct copies of all Tax Returns relating to, and all audit reports and correspondence relating to each proposed adjustment, if any, made by any Taxing Authority with respect to, any taxable period for which the statute of limitations has not expired; (xi) there is no outstanding power of attorney from the Company Group authorizing anyone to act on behalf of the Company Group in connection with any Tax, Tax Return or Action relating to any Tax or Tax Return of the Company Group; (xii) the Company Group is not nor has it ever been a party to any Tax sharing, Tax indemnity or Tax allocation Contract (other than any customary commercial contract the principal purpose of which is not Taxes); (xiii) the Company has not been a member of an “affiliated group” within the meaning of Section 1504(a) of the Code filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company); (xiv) the Company has no liability for the Taxes of any other Person (A) under Treasury Regulation Section 1.1502-6 (or any similar provision of applicable Law), (B) as a transferee or successor or by contract or (C) otherwise by operation of applicable Law; (xv) no issue has been raised by a Taxing Authority in any prior Action relating to the Company Group with respect to any Tax for any period that, by application of the same or similar principles, could reasonably be expected to result in a proposed Tax deficiency of the Company Group for any other period; (xvi) no member of the Company Group has requested any extension of

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time within which to file any Tax Return, which Tax Return has since not been filed; (xvii) the Company is not a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; (xviii) the Company has not disclosed on its Tax Returns any Tax reporting position taken in any Tax Return which could result in the imposition of penalties under Section 6662 of the Code (or any comparable provisions of state, local or non-U.S. Law; and (xix) the Company has not been a party to any “reportable transaction” or “listed transaction” as defined in Section 6707A(c) of the Code and Treasury Regulation Section 1.6011-4(b).

(b)         No member of the Company Group will be required to include any item of income or exclude any item of deduction for any taxable period ending after the Closing Date as a result of: (i) the use of, or change in, a method of accounting with respect to any transaction that occurred on or before the Closing Date; (ii) any closing agreement described in Section 7121 of the Code (or similar provision of state, local or non-U.S. Law); (iii) any installment sale or open sale transaction disposition made in a pre-Closing Tax period; (iv) any prepaid amount received in a pre-Closing Tax period; or (v) any intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law).

(c)         The unpaid Taxes of the Company Group (i) did not, as of the most recent fiscal month-end, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Unaudited Financial Statements and (ii) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Return.

(d)         The Company Group has been in compliance in all respects with all applicable transfer pricing laws and legal requirements.

(e)         The Company is not aware of any fact or circumstance that would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(f)          No member of the Company Group has deferred the withholding or remittance of any Applicable Taxes related or attributable to any Applicable Wages for any employees of the Company and shall not defer the withholding or remittance any Applicable Taxes related or attributable to Applicable Wages for any employees of the Company up to and through and including Closing Date, notwithstanding Internal Revenue Service Notice 2020-65 (or any comparable regime for state or local Tax purposes).

4.25            [Intentionally Omitted]

4.26            Environmental Laws. The Company Group is, and since January 1, 2021, has been in compliance in all material respects with all Environmental Laws, and there are no, and since January 1, 2021 there have not been, any Actions pending or, to the Knowledge of the Company, threatened, against the Company Group alleging any failure to so comply. No member of the Company Group has: (a) received any notice of any alleged claim, violation of or liability under any Environmental Law or any claim of potential liability with regard to any Hazardous Material; (b) except in amounts and in a manner in accordance with applicable Law, disposed of, emitted, discharged, handled, stored, transported, used or released any Hazardous Material; arranged for the disposal, discharge, storage or release of any Hazardous Material; or exposed any employee or other individual or property to any Hazardous Material; or (c) entered into any agreement that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other Person with respect to liabilities arising out of Environmental Laws or the Hazardous Material Activity. There are no Hazardous Materials in, on or under any properties currently or formerly owned, leased, or used at any time by the Company Group.

4.27            Consumer Protection Laws. The Company, the Company Group, and each Patient Service Provider is, and since January 1, 2021, has been in compliance in all material respects with all Consumer Protection Laws, and there are no, and since January 1, 2021 there have not been, any material Actions pending or, to the Knowledge of Company, threatened, against the Company, the Company Group, or any Patient Service Provider alleging any failure to so comply. Neither the Company, the Company Group, nor any Patient Service Provider has received any notice of any alleged claim, violation of or liability under any Consumer Protection Law or any claim of potential liability with regard thereto.

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4.28            No Finders’ Fees. Except as set forth in Company Disclosure Schedule 4.28, none of the members of the Company Group and, to the Knowledge of the Company, no Representative of any member of the Company Group on its behalf, has employed any broker, finder, investment banker or financial advisor, or incurred any liability for any fees or commissions to any broker, finder, investment banker or financial advisor, in connection with the transactions contemplated by this Agreement or any of the Additional Agreements.

4.29            Directors and Officers. Company Disclosure Schedule 4.29 sets forth a complete and correct list of all directors and officers of each member of the Company Group.

4.30            Anti-Money Laundering Laws.

(a)         The Company Group currently is and, since January 1, 2021, has been, in compliance with applicable Laws in all applicable jurisdictions related to (i) anti-corruption or anti-bribery, including the U.S. Foreign Corrupt Practices Act of 1977, 15 U.S.C. §§ 78dd-1, et seq., and any other equivalent or comparable Laws of other countries (collectively, “Anti-Corruption Laws”), (ii) economic sanctions administered, enacted or enforced by any Authority (collectively, “Sanctions Laws”), (iii) export controls, including the U.S. Export Administration Regulations, 15 C.F.R. §§ 730, et seq., and any other equivalent or comparable Laws of other countries (collectively, “Export Control Laws”), (iv) anti-money laundering, including the Money Laundering Control Act of 1986, 18 U.S.C. §§ 1956, 1957, and any other equivalent or comparable Laws of other countries, (v) anti-boycott regulations, as administered by the U.S. Department of Commerce, and (vi) importation of goods, including Laws administered by the U.S. Customs and Border Protection, Title 19 of the U.S.C. and C.F.R., and any other equivalent or comparable Laws of other countries (collectively, “International Trade Control Laws”).

(b)         Neither the Company Group nor, to the Knowledge of the Company, any Representative of the Company Group (acting on behalf of the Company Group), is or is acting under the direction of, on behalf of or for the benefit of a Person that is: (i) the subject of Sanctions Laws or identified on any sanctions or similar lists administered by an Authority, including the U.S. Department of the Treasury’s Specially Designated Nationals List, the U.S. Department of Commerce’s Denied Persons List and Entity List, the U.S. Department of State’s Debarred List, or any similar list enforced by any other relevant Authority, as amended from time to time, or any Person owned or controlled by any of the foregoing (collectively, “Prohibited Party”); (ii) the target of any Sanctions Laws; (iii) located, organized or resident in a country or territory that is, or whose government is, the target of comprehensive trade sanctions under Sanctions Laws, including, as of the date of this Agreement, Crimea, Cuba, Iran, North Korea, Sudan and Syria; or (iv) an officer or employee of any Authority or public international organization, or officer of a political party or candidate for political office. Neither the Company Group nor, to the Knowledge of the Company, any Representative of the Company Group (acting on behalf of the Company Group), (A) has participated in any transaction involving a Prohibited Party, or a Person who is the target of any Sanctions Laws, or any country or territory that was during such period or is, or whose government was during such period or is, the target of comprehensive trade sanctions under Sanctions Laws, (B) to the Knowledge of the Company, has exported (including deemed exportation) or re-exported, directly or indirectly, any commodity, software, technology, or services in violation of any applicable Export Control Laws or (C) has participated in any transaction in violation of or connected with any purpose prohibited by Anti-Corruption Laws or any applicable International Trade Control Laws, including support for international terrorism and nuclear, chemical, or biological weapons proliferation.

(c)         Neither the Company nor, to the Knowledge of the Company, any of its Representatives has received written notice of, or been the subject of, any investigation, inquiry or enforcement proceedings by any Authority regarding any offense or alleged offense under Anti-Corruption Laws, Sanctions Laws, Export Control Laws or International Trade Control Laws (including by virtue of having made any disclosure relating to any offense or alleged offense) and, to the Knowledge of the Company, there are no circumstances likely to give rise to any such investigation, inquiry or proceeding.

4.31            Insurance. All liability, property, workers’ compensation, and other insurance policies currently in effect that are owned or held by any member of the Company Group are set forth on Company Disclosure Schedule 4.31, and such policies are in full force and effect. All premiums due and payable on such policies as of the date of this Agreement have been paid, and no notice of cancellation or termination has been received by the applicable

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member of the Company Group with respect to any such policy that has not been replaced on substantially similar terms prior to the date of such cancellation or termination. There is no claim by any member of the Company Group or, to the Knowledge of the Company, any other Person pending under any of such insurance policies as to which coverage has been questioned, denied or disputed by the underwriters or issuers of such policies except as would not reasonably be expected to be material to the Company. There is no existing default or event that, with or without the passage of time or the giving of notice or both, would constitute material noncompliance with, or a material default under, any such policy or entitle any insurer to terminate or cancel any such policy. Such policies will not in any way be affected by or terminate or lapse by reason of the transactions contemplated by this Agreement or the Additional Agreements. The insurance policies to which any member of the Company Group is a party are sufficient for compliance with all requirements of all Material Contracts to which it is a party or by which it is bound, and, in light of the nature of the Business and the Company Group’s assets and properties and to the Knowledge of the Company, are in amounts and have coverage as are carried by Persons engaged in similar business and having similar assets and properties. Since January 1, 2021, no member of the Company Group has been refused any insurance with respect to its assets or operations or had its coverage limited by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance. The Company Group does not have any self-insurance arrangements. Except as set forth on Company Disclosure Schedule 4.31, no fidelity bonds, letters of credit, performance bonds or bid bonds have been issued to or in respect of the Company Group.

4.32            Related Party Transactions. Except as set forth on Company Disclosure Schedule 4.32, as contemplated by this Agreement, or as provided in the Company Financial Statements, no Affiliate of the Company Group, current or former director, manager, officer or employee of any Person in the Company Group or any immediate family member or Affiliate of any of the foregoing (a) is a party to any Contract, or has otherwise entered into any transaction, understanding or arrangement, with any member of the Company Group, (b) owns any asset, property or right, tangible or intangible, that is used by any member of the Company Group, or (c) is a borrower or lender, as applicable, under any Indebtedness owed by or to any member of the Company Group since January 1, 2021, other than (i) Contracts with respect to or relating to employment or similar arrangements, including equity compensation awards, that are disclosed on Company Disclosure Schedule 4.14(a)(x), and (ii) Contracts entered into after the date of this Agreement that are either permitted pursuant to Section 6.1(a) or entered into in accordance with Section 6.1(a).

Article V
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub (“each, a “Parent Party” and collectively, the “Parent Parties”) represent and warrant to the Company that except as disclosed in the Parent SEC Documents filed prior to the date of this Agreement, other than any risk factor disclosures or other similar cautionary or predictive statements therein, the statements contained in this Article V (as qualified in the Parent Disclosure Schedules, which include specific reference to the Section or subsection of this Agreement to which the information stated in such disclosure relates) are true and correct as of the date of this Agreement and will be true and correct as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article V, except that those representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date).

For purposes of the Parent Disclosure Schedules, any item disclosed on any specific schedule therein is deemed to be fully disclosed with respect to another schedule to the extent that it is reasonably clear on the face of such schedule that such item applies to such other schedule.

5.1              Corporate Existence and Power. Each of Parent and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the Laws of its jurisdiction of incorporation. Each of Parent and Merger Sub has all requisite power and authority, corporate and otherwise, to own, lease or otherwise hold and operate its properties and other assets and to carry on its business as currently conducted. Each of Parent and Merger Sub is duly licensed or qualified to do business and is in good standing (or the equivalent thereof, in each case, with respect to jurisdictions that recognize that concept or any equivalent thereof, in each case) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties or other assets makes such qualification, licensing or good standing necessary, except where the failure to be so qualified, licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on Parent or Merger Sub, as applicable. Each of Parent and Merger Sub has made available to the Company, prior

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to the date of this Agreement, complete, current and accurate copies of its certificate or articles of incorporation, as applicable, and its bylaws, in each case as amended to the date. Parent’s certificate of incorporation, as amended to date (the “Parent Certificate of Incorporation”), Parent’s bylaws, as amended to date (the “Parent Bylaws”), and Merger Sub’s articles of incorporation and bylaws are in full force and effect. Parent is not in violation of the Parent Certificate of Incorporation or the Parent Bylaws, and Merger Sub is not in violation of its articles of incorporation or bylaws, in each case as amended to date. Merger Sub does not hold and has not held any material assets or incurred any material liabilities and has not carried on any business activities other than in connection with the Merger.

5.2              Corporate Authorization.

(a)         Each of the Parent Parties has the corporate power and authority necessary to execute and deliver this Agreement and the Additional Agreements to which it is a party, and, subject to (i) the receipt of all authorizations, consents, waivers and approvals described in Parent Disclosure Schedule 5.3 and Parent Disclosure Schedule 5.18, (ii) the approval of the Merger and this Agreement by the affirmative vote of holders of a majority of the then outstanding shares of Parent Common Stock as required by the Parent Certificate of Incorporation, the Parent Bylaws and the DGCL, and (iii) the approval of the Merger by the affirmative vote of holders of a majority of the then outstanding shares of common stock of Merger Sub as required by Merger Sub’s articles of incorporation and bylaws and the MGCL, to consummate the transactions contemplated hereby and thereby and to otherwise perform its obligations hereunder under and thereunder. The execution and delivery by the Parent Parties of this Agreement and the Additional Agreements to which they are parties and the consummation by the Company of the transactions contemplated hereby and thereby have been duly and validly authorized by the Board of Directors of each Parent Party and, except for the Parent Stockholder Approval, no other corporate proceedings on the part of Parent or Merger Sub are necessary to consummate the transactions contemplated by this Agreement and the Additional Agreements to which they are parties. This Agreement has been duly and validly executed and delivered by each of the Parent Parties and, assuming the due authorization, execution and delivery of this Agreement by the Company, constitutes a legal, valid and binding obligation of the Parent Parties, enforceable against the Parent Parties in accordance with its terms, subject to the Enforceability Exceptions. The approval of the Merger and this Agreement by the affirmative vote of holders of a majority of the then outstanding shares of Parent Common Stock present in person or by proxy and entitled to vote at the Parent Stockholder Meeting, assuming a quorum is present, is the only vote of the holders of any of Parent’s capital stock necessary to adopt this Agreement and approve the Merger (the “Parent Stockholder Approval”) and the consummation of the other transactions contemplated hereby. The affirmative vote or written consent of the sole stockholder of the Merger Sub is the only vote of the holders of any of Merger Sub’s capital stock necessary to adopt this Agreement and approve the Merger and the consummation of the other transactions contemplated hereby.

(b)         By resolutions duly adopted by Parent’s Board of Directors (including any required committee or subgroup of such board), the Board of Directors of Parent has unanimously (i) approved the execution, delivery and performance by Parent of this Agreement, the Additional Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby, including the Merger, on the terms and subject to the conditions set forth herein and therein; (ii) determined that this Agreement, the Additional Agreements to which Parent is a party, and the transactions contemplated hereby and thereby, upon the terms and subject to the conditions set forth herein, are advisable and in the best interests of Parent and Parent’s stockholders; (iii) directed that the Parent Proposals be submitted to Parent’s stockholders for consideration at the Parent Stockholder Meeting, (iv) determined that the transactions contemplated hereby constitute a “Business Combination” as such term is defined in Parent’s amended and restated certificate of incorporation and (v) recommended to Parent’s stockholders to adopt and approve each of the Parent Proposals (“Parent Board Recommendation”).

(c)         By resolutions duly adopted by Merger Sub’s Board of Directors (including any required committee or subgroup of such board), Merger Sub’s Board of Directors has, unanimously (i) approved the execution, delivery and performance by Merger Sub of this Agreement, the Additional Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby, including the Merger, on the terms and subject to the conditions set forth herein and therein, (ii) declared the advisability of the Merger, (iii) determined that the Merger is in the best interest of Merger Sub, and (iv) recommended to Merger Sub’s sole stockholder to approve the Merger.

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5.3              Governmental Authorization. Except as set forth on Parent Disclosure Schedule 5.3, and assuming the accuracy of the representations and warranties of the Company set forth in Section 4.3, none of the execution, delivery or performance of this Agreement or any Additional Agreement by a Parent Party or the consummation by a Parent Party of the transactions contemplated hereby and thereby requires any consent, approval, authorization, Order, license or other action by or in respect of, or registration, declaration or filing with any Authority except for (a) the filing of the Articles of Merger with the Secretary of State of the State of Maryland, (b) the filing with the SEC of (i) the Form S-4 and the declaration of the effectiveness thereof by the SEC and (ii) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Additional Agreements, or the transactions contemplated hereby or thereby, or (c) any consent, approval, license, Order or other action, the absence of which would not, individually or in the aggregate, reasonably be expected to be material to Parent or Merger Sub.

5.4              Non-Contravention. Subject to the receipt of all consents, waivers and approvals described in Parent Disclosure Schedule 5.3 and Parent Disclosure Schedule 5.18, none of the execution, delivery or performance by a Parent Party of this Agreement or any Additional Agreement to which it is or will be a party or the consummation by the Parent Parties of the transactions contemplated hereby and thereby does or will (a) contravene or conflict with the Parent Certificate of Incorporation, the Parent Bylaws or Merger Sub’s articles of incorporation or bylaws, in each case as amended to date, (b) contravene or conflict with or constitute a violation of any provision of any Law binding upon or applicable to a Parent Party or to any of its respective properties, rights or assets, or (c) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, or acceleration of, the performance required by, or result in a right of termination or acceleration or the creation of any Lien upon any of the properties or assets of any member of a Parent Party, under any of the terms or conditions of any material contract to which a Parent Party is a party or by which it or any of its properties or assets are bound, except where such termination, acceleration or creation would not have, individually or in the aggregate, a Material Adverse Effect on Parent or Merger Sub.

5.5              Finders’ Fees. Except as set forth in Parent Disclosure Schedule 5.5, neither Parent nor Merger Sub, nor, to the Knowledge of Parent, any of their respective Representative on their behalf, has employed any broker, finder, investment banker or financial advisor, or incurred any liability for any fees or commissions to any broker, finder, investment banker or financial advisor, in connection with the transactions contemplated by this Agreement or any of the Additional Agreements.

5.6              Issuance of Shares. The Merger Consideration Shares, when issued in accordance with this Agreement, will be duly authorized, validly issued, fully paid, and nonassessable.

5.7              Capitalization.

(a)         The authorized capital stock of Parent consists of 111,000,000 shares of Parent Capital Stock of which 1,000,000 shares of Parent Preferred Stock are authorized and zero shares of Parent Preferred Stock are issued and outstanding as of the date hereof, 100,000,000 shares of Parent Common Stock are authorized and 10,000,000 are issued and outstanding as of the date hereof, 2,500,000 Founder Shares are issued and outstanding (1,000,000 of which are subject to forfeiture at Closing pursuant to the Sponsor Forfeiture Agreement) and 75,000 shares held by EF Hutton, LLC are issued and outstanding as of the date hereof, 10,365,500 Parent Warrants (inclusive of Parent Warrants included in any outstanding Parent Units) are issued and outstanding as of the date hereof, and 7,500,000 Parent Rights are issued and outstanding as of the date hereof. No other shares of capital stock or other Equity Interests of Parent are issued or outstanding. All issued and outstanding shares of Parent Common Stock and all issued and outstanding Founder Shares were duly authorized and are validly issued, fully paid and nonassessable and are not subject to, and were not issued in violation of, any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Parent Certificate of Incorporation, the Parent Bylaws, or any contract to which Parent is a party or by which Parent is bound. Except as contemplated by this Agreement, as set forth in the terms of the Equity Interests of Parent described in this Section 5.7(a) that are issued and outstanding as of the date of this Agreement, or as set forth in the Parent Certificate of Incorporation or the Parent Bylaws, there are no outstanding contractual obligations of Parent to issue or repurchase, redeem or otherwise acquire any shares of Parent Common Stock or any other Equity Interests of Parent. There are no outstanding contractual obligations of Parent to provide funds to, or to make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

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(b)         Merger Sub is authorized to issue 1,000 shares of common stock, par value $0.001 per share (“Merger Sub Common Stock”), of which 1,000 shares of Merger Sub Common Stock are issued and outstanding as of the date hereof. Parent owns all of the issued and outstanding shares of Merger Sub Common Stock and no other shares of capital stock or other Equity Interests of Merger Sub are issued, reserved for issuance or outstanding. All issued and outstanding shares of Merger Sub Common Stock were duly authorized and are validly issued, fully paid and nonassessable and are not subject to, and were not issued in violation of, any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the MGCL, Merger Sub’ articles of incorporation or bylaws, in each case as amended to date, or any contract to which Merger Sub is a party or by which Merger Sub is bound. There are no outstanding contractual obligations of Merger Sub to issue, repurchase, redeem or otherwise acquire any shares of Merger Sub Common Stock or any other Equity Interests of Merger Sub. There are no outstanding contractual obligations of Merger Sub to provide funds to, or to make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

5.8              Information Supplied. None of the information supplied or to be supplied by the Parent Parties expressly for inclusion or incorporation by reference in the filings with the SEC and mailings to Parent’s stockholders with respect to the solicitation of proxies to approve the transactions contemplated by this Agreement and the Additional Agreements, if applicable, will, at the date of filing or mailing, at the time of the Parent Stockholder Meeting or at the Effective Time, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by Parent or included in the Parent SEC Documents, the Additional Parent SEC Documents, the SEC Statement or any Other Filing).

5.9              Trust Fund. As of December 29, 2023, Parent has at least $77,225,243.39 in the trust fund established by Parent for the benefit of its public stockholders (the “Trust Fund”) in a trust account (the “Trust Account”) maintained by Continental Stock Transfer & Trust Company (the “Trustee”) located in the United States and such monies are invested in specified U.S. government treasury bills or in specified money market fund and held in trust by the Trustee pursuant to the trust agreement dated as of the date of the Prospectus, between Parent and the Trustee (the “Trust Agreement”). The Trust Agreement is valid and in full force and effect and enforceable in accordance with its terms, except as may be limited by the Enforceability Exceptions, and has not been amended or modified. There are no separate agreements, side letters or other agreements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the Parent SEC Documents to be inaccurate in any material respect or that would entitle any Person (other than stockholders of Parent holding shares of Parent Common Stock sold in the IPO who shall have elected to redeem their shares of Parent Common Stock pursuant to Parent’s amended and restated certificate of incorporation) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except in accordance with the Trust Agreement and Parent’s amended and restated certificate of incorporation. Parent has performed all material obligations required to be performed by it to date under, and is not in material default or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and, to the Knowledge of Parent, no event has occurred which, with due notice or lapse of time or both, would reasonably be expected to constitute such a material default thereunder. There are no claims or proceedings pending with respect to the Trust Account.

5.10            Listing. The Parent Units, Parent Common Stock, Parent Warrants and Parent Rights, are listed on Nasdaq, with trading tickers “NNAGU,” “NNAG,” “NNAGW,” and “NNAGR”, respectively.

5.11            Tax Matters.

(a)         (i) Each of the Parent Parties has duly and timely filed all Tax Returns which are required to be filed by or with respect to it, and has paid all Taxes (whether or not shown on such Tax Returns) that have become due; (ii) all such Tax Returns are true, correct, complete and accurate in all respects; (iii) there is no Action pending, or proposed in writing, with respect to Taxes of the Parent Parties; (iv) no statute of limitations in respect of the assessment or collection of any Taxes of any of the Parent Parties for which a Lien may be imposed on any of the Parent Parties’ assets has been waived or extended, which waiver or extension is in effect; (v) the Parent Parties have complied in all respects with all applicable Laws relating to the reporting, payment, collection and withholding of Taxes and each has duly and timely withheld or collected, paid over

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to the applicable Taxing Authority and reported all Taxes (including income, social, security and other payroll Taxes) required to be withheld or collected by the Parent Parties; (vi) each of the Parent Parties has (A) properly collected all sales Taxes required to be collected in the time and manner required by applicable Law and remitted all such sales Taxes to the applicable Taxing authority in the time and in the manner required by applicable Law and (B) properly requested, received and retained all necessary exemption certificates and other documentation supporting any claimed exemption or waiver of Taxes on sales or similar transactions as to which it would otherwise have been obligated to collect or withhold Taxes; (vii) there is no outstanding request for a ruling from any Taxing Authority, request for consent by a Taxing Authority for a change in a method of accounting, subpoena or request for information by any Taxing Authority or agreement with any Taxing Authority with respect to the Parent Parties; (viii) there is no Lien (other than Permitted Liens) for Taxes upon any of the assets of the Parent Parties; (ix) no claim has ever been made by a Taxing Authority in a jurisdiction where any of the Parent Parties has not paid any Tax or filed Tax Returns, asserting that any of the Parent Parties is or may be subject to Tax in such jurisdiction, the Parent Parties are not nor have any of such Parent Parties ever been subject to Tax in any country other than the respective countries of incorporation or formation of the Parent Parties by virtue of having a permanent establishment or other place of business in that country; (x) the Parent Parties have provided or made available to Company true, complete and correct copies of all Tax Returns relating to, and all audit reports and correspondence relating to each proposed adjustment, if any, made by any Taxing Authority with respect to, any taxable period for which the statute of limitations has not expired; (xi) there is no outstanding power of attorney from the Parent Parties authorizing anyone to act on behalf of any of the Parent Parties in connection with any Tax, Tax Return or Action relating to any Tax or Tax Return of the Parent Parties; (xii) the Parent Parties are not nor have any such Parent Parties ever been a party to any Tax sharing, Tax indemnity or Tax allocation Contract (other than any customary commercial contract the principal purpose of which is not Taxes); (xiii) none of the Parent Parties have been a member of an “affiliated group” within the meaning of Section 1504(a) of the Code filing a consolidated federal income Tax Return (other than a group the common parent of which was the Parent); (xiv) the Parent Parties have no liability for the Taxes of any other Person (A) under Treasury Regulation Section 1.1502-6 (or any similar provision of applicable Law), (B) as a transferee or successor or by contract or (C) otherwise by operation of applicable Law; (xv) no issue has been raised by a Taxing Authority in any prior Action relating to the Parent Parties with respect to any Tax for any period that, by application of the same or similar principles, could reasonably be expected to result in a proposed Tax deficiency of any of the Parent Parties for any other period; (xvi) no member of any of the Parent Parties has requested any extension of time within which to file any Tax Return, which Tax Return has since not been filed; (xvii) none of the Parent Parties is a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; (xviii) none of the Parent Parties has disclosed on its Tax Returns any Tax reporting position taken in any Tax Return which could result in the imposition of penalties under Section 6662 of the Code (or any comparable provisions of state, local or non-U.S. Law; and (xix) none of the Parent Parties has been a party to any “reportable transaction” or “listed transaction” as defined in Section 6707A(c) of the Code and Treasury Regulation Section 1.6011-4(b).

(b)         None of the Parent Parties will be required to include any item of income or exclude any item of deduction for any taxable period ending after the Closing Date as a result of: (i) the use of, or change in, a method of accounting with respect to any transaction that occurred on or before the Closing Date; (ii) any closing agreement described in Section 7121 of the Code (or similar provision of state, local or non-U.S. Law); (iii) any installment sale or open sale transaction disposition made in a pre-Closing Tax period; (iv) any prepaid amount received in a pre-Closing Tax period; or (v) any intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law).

(c)         The unpaid Taxes of each of the Parent Parties (i) did not, as of the most recent fiscal month-end, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Parent Financial Statements and (ii) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Parent Parties in filing its Tax Return.

(d)         Each of the Parent Parties has been in compliance in all respects with all applicable transfer pricing laws and legal requirements.

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(e)         None of the Parent Parties are aware of any fact or circumstance that would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(f)          None of the Parent Parties has deferred the withholding or remittance of any Applicable Taxes related or attributable to any Applicable Wages for any employees of any such Parent Parties and no Parent Parties will defer the withholding or remittance any Applicable Taxes related or attributable to Applicable Wages for any employees of such Parent Parties up to and through and including Closing Date, notwithstanding Internal Revenue Service Notice 2020-65 (or any comparable regime for state or local Tax purposes).

5.12            Parent SEC Documents and Financial Statements.

(a)         Parent has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed or furnished by Parent with the SEC since Parent’s formation under the Exchange Act or the Securities Act, together with any amendments, restatements or supplements thereto, and will use commercially reasonable efforts to file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement and prior to the Closing (the “Additional Parent SEC Documents”). Parent has made available to the Company true and complete copies in the form filed with the SEC of all of the following, except to the extent available in full without redaction on the SEC’s website through EDGAR for at least two Business Days prior to the date of this Agreement: (i) Parent’s Quarterly Reports on Form 10-Q for each fiscal quarter of Parent beginning with the first quarter Parent was required to file such a form, (ii) its Current Reports on Form 8-K (each, a “Form 8-K”) filed since its initial public offering, and (iii) all other forms, reports, registration statements and other documents (other than preliminary materials if the corresponding definitive materials have been provided to the Company pursuant to this Section 5.12(a)) filed by Parent with the SEC since Parent’s formation (the forms, reports, registration statements and other documents referred to in clauses (i) through (iii) above, whether or not available through EDGAR, collectively, the “Parent SEC Documents”).

(b)         Parent SEC Documents were, and the Additional Parent SEC Documents will be, prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder. Parent SEC Documents did not, and the Additional Parent SEC Documents will not, at the time they were or are filed, as the case may be, with the SEC (except to the extent that information contained in any Parent SEC Document or Additional Parent SEC Document has been or is revised or superseded by a later filed Parent SEC Document or Additional Parent SEC Document, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the foregoing does not apply to statements in or omissions in any information supplied or to be supplied by the Company Group expressly for inclusion or incorporation by reference in the SEC Statement or Other Filing.

(c)         Parent did not, as of the date of the Parent Financial Statements or any subsequent date, have any liabilities, obligations or loss contingencies of any nature, whether absolute, accrued, contingent or otherwise, that are not fully reflected or reserved against in the balance sheets included in the Parent Financial Statements at the date of such balance sheets that would have been required to be reflected therein in accordance with U.S. GAAP consistently applied or fully disclosed in a note thereto, except for liabilities, obligations and loss contingencies that are not material in the aggregate and that are incurred in the ordinary course of business, and except for liabilities, obligations and loss contingencies that are within the subject matter of a specific representation and warranty herein or that have not had a Material Adverse Effect on Parent and subject, in the case of any unaudited statements, to normal recurring audit adjustments and the absence of notes thereto.

(d)         During the periods covered by the Parent Financial Statements with respect to periods ended prior to the date of this Agreement, Parent’s independent registered public accounting firm was independent of Parent and its management. As of the date hereof, Parent’s independent registered public accounting firm has not resigned (or informed Parent that it intends to resign) or been dismissed as a result of or in connection with any disagreements with Parent on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

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5.13            Certain Business Practices. Neither Parent nor any Representative of Parent has (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) made any unlawful payment to foreign or domestic government officials, employees or political parties or campaigns, (c) violated any provision of the Foreign Corrupt Practices Act or (d) made any other unlawful payment. Neither Parent nor any director, officer, agent or employee of Parent (nor any Person acting on behalf of any of the foregoing, but solely in his or her capacity as a director, officer, employee or agent of Parent) has, since the IPO, directly or indirectly, given or agreed to give any gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder Parent or assist Parent in connection with any actual or proposed transaction, which, if not given or continued in the future, would reasonably be expected to (i) adversely affect the business of Parent and (ii) subject Parent to suit or penalty in any private Action or Action by any Authority.

5.14            Anti-Money Laundering Laws. The operations of Parent are and have at all times been conducted in compliance with the Money Laundering Laws, and no Action involving Parent with respect to the Money Laundering Laws is pending or, to the Knowledge of Parent, threatened.

5.15            Affiliate Transactions. Except as described in Parent SEC Documents, there are no transactions, agreements, arrangements or understandings between Parent or any of its subsidiaries, on the one hand, and any director, officer, employee, stockholder, warrant holder or Affiliate of Parent or any of its subsidiaries, on the other hand.

5.16            Litigation. There is no Action pending or, to the Knowledge of Parent, threatened, against or affecting Parent or any of its Subsidiaries, any of their respective officers or directors in their capacities as such, or any of their respective rights, properties or assets or that, as of the date hereof, in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement or any Additional Agreement and there are no outstanding judgments against Parent or any of its Subsidiaries or any of their respective rights, properties or assets. Except as disclosed in the Parent SEC Documents, neither Parent nor any of its Subsidiaries, nor any of its rights, properties or assets, is, nor has been since January 1, 2023, subject to any Action.

5.17            Expenses, Indebtedness and Other Liabilities. Except as set forth in Parent SEC Documents, Parent does not have any Indebtedness or other liabilities other than liabilities for expense incurred in connection with the transactions contemplated by this Agreement.

5.18            Consents. Except as described in Parent Disclosure Schedule 5.3 and Parent Disclosure Schedule 5.18, no Consents are necessary on the part of Parent or Merger Sub in connection with the execution and delivery by Parent or Merger Sub of this Agreement and the Additional Agreements to which they are or will be a party or the consummation by Parent or Merger Sub of the transactions contemplated hereby or thereby.

5.19            Internal Controls.

(a)         Parent maintains a system of internal control over financial reporting (within the meaning of Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. GAAP, including policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Farmers Companies; (ii) provide reasonable assurance that (A) transactions by or with the Parent Parties are recorded as necessary to permit the preparation of financial statements and reports filed with any Authority in conformity with U.S. GAAP and (B) receipts and expenditures of the Parent Parties are being made only in accordance with authorizations of management and directors of the Parent Parties; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Parent Parties’ assets that could have a material effect on the financial statements. Except as disclosed in the Parent SEC Documents, since December 31, 2022, neither Parent nor, to the Knowledge of Parent, any of its Representatives, has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the adequacy of Parent’s internal control over financial reporting or integrity of the Parent Financial Statements or the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Parent or Merger Sub or their respective internal accounting controls, including any complaint, allegation, assertion or claim that Parent or Merger Sub of its Subsidiaries has engaged in questionable accounting or auditing practices. Except as disclosed

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in the Parent SEC Documents, to the Knowledge of Parent, there are no significant deficiencies or material weaknesses in the design or operation of such internal control over financial reporting that are reasonably likely to adversely affect in any material respect Parent’s ability to record, process, summarize and report financial information. To the Knowledge of Parent, there has occurred no fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting.

(b)         Each of the Parent Parties makes and keeps books and records that, in reasonable detail and in all material respects, accurately and fairly reflect its transactions in and dispositions of its assets and securities, and all such books and records have been and are being maintained in the ordinary course of business in accordance with applicable Law and accounting requirements. None of the records, systems, controls, data or information of the Parent Parties are recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) that (including all means of access thereto and therefrom) are not under the exclusive ownership and control of the Parent Parties or their accountants, except as would not reasonably be expected to have a Material Adverse Effect on Parent. No attorney representing any Parent Party has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by Parent, Merger Sub or any of their respective officers, directors or employees to the Board of Directors of Parent or Merger Sub, to any committee thereof, or to any director or officer of Parent or Merger Sub. To the Knowledge of Parent, there has been no instance of fraud by a Parent Party, whether or not material, that occurred during any period covered by Parent Financial Statements.

5.20            No Adverse Changes. Since December 31, 2022, no events have occurred that have had or would be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Parent.

5.21            Compliance with Laws.

(a)         Each Parent Party currently conducts and, since its incorporation, has conducted, its business in compliance in all material respects with all applicable Laws and is not and, since its incorporation, has not been, in violation of any applicable Law in any material respect. Since the date of Parent’s incorporation, (i) no Action by any Authority or other adversarial litigant is pending or, to the Knowledge of Parent, threatened, alleging any such violation or noncompliance by a Parent Party, and (ii) no Parent Party has been threatened in writing or, to the Knowledge of the Parent, orally, to be charged with, or given written or, to the Knowledge of the Parent, oral, notice of any material violation of any material Law applicable to it.

(b)         No Parent Party and, to the Knowledge of Parent, no Representative or other Person acting on its behalf, is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department.

5.22            Employee Benefit Matters. No Parent Party has ever established or maintained any employee benefit or similar plan of the type contemplated by the definition of Plan.

Article VI
COVENANTS OF THE PARTIES PENDING CLOSING

6.1              Conduct of the Business. Each of the Company and Parent covenants and agrees that:

(a)    Except as expressly contemplated by this Agreement or the Additional Agreements, as required by applicable Law, as set forth on Schedule 6.1(a), or as consented to in writing (which shall not be unreasonably conditioned, withheld or delayed) by Parent, with respect to any deviation by the Company, or the Company, with respect to any deviation by Parent or Merger Sub, from the date hereof until the earlier of the Closing Date and the termination of this Agreement in accordance with its terms (the “Interim Period”), each party shall (i) conduct its business only in the ordinary course (including the payment of accounts payable and the collection of accounts receivable), consistent with past practices, (ii) duly and timely file all Tax Returns required to be filed (or obtain a permitted extension with respect thereto) with the applicable Taxing Authorities and pay any and all Taxes due and payable during such time period, (iii) duly observe and comply with all applicable Laws, and (iv) use its commercially reasonable efforts to preserve intact its business organization, assets, Permits, properties, and material business relationships with employees, clients, suppliers, contract manufacturing organizations, contract research organizations and other third parties.

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(b)    Without limiting the generality of the foregoing, and except as expressly contemplated by this Agreement or the Additional Agreements, as required by applicable Law, or as set forth on Schedule 6.1(b), during the Interim Period, without the other party’s prior written consent (which shall not be unreasonably conditioned, withheld or delayed), neither the Company nor Parent shall, or permit its Subsidiaries to:

(i)          amend, modify, or supplement its articles of incorporation or bylaws or other organizational or governing documents except as contemplated hereby, or engage in any reorganization, reclassification, liquidation, dissolution, or similar transaction;

(ii)         amend, waive any provision of, terminate prior to its scheduled expiration date, or otherwise compromise in any way or relinquish any material right under, (A) in the case of the Company, any Material Contract, or (B) in the case of Parent, any material contract, agreement, lease, license, or other right or asset of Parent;

(iii)        other than in the ordinary course of business, modify, amend, or enter into any contract, agreement, lease, license, or commitment, including for capital expenditures, that extends for a term of one year or more or obligates the payment by the Company or Parent, as applicable, of more than $200,000 (individually or in the aggregate);

(iv)        make any capital expenditures in excess of $500,000 (individually or in the aggregate);

(v)         sell, lease, license or otherwise dispose of any of its material assets, except pursuant to existing contracts or commitments disclosed herein or in the ordinary course of business;

(vi)        solely in the case of the Company, sell, exclusively license, abandon, permit to lapse, assign, transfer, or otherwise dispose of any Company Owned IP;

(vii)       solely in the case of the Company, permit any material Registered Owned IP to go abandoned or expire for failure to make an annuity or maintenance fee payment, or file any necessary paper or action to maintain such rights;

(viii)      (A) pay, declare, promise to pay or set aside any dividends, distributions or other amounts with respect to its capital stock or other equity securities; (B) pay, declare or promise to pay any other amount to any stockholder or other equity holder in its capacity as such; or (C) amend any term, right or obligation with respect to any outstanding shares of its capital stock or other equity securities;

(ix)        (A) make any loan, advance or capital contribution to, or guarantee for the benefit of, any Person; (B) incur any Indebtedness including drawings under the lines of credit, if any, other than (1) loans evidenced by promissory notes made to Parent as working capital advances as described in the Prospectus and (2) intercompany Indebtedness; or (C) repay or satisfy any Indebtedness, other than the repayment of Indebtedness in accordance with the terms thereof;

(x)         suffer or incur any Lien, except for Permitted Liens, on its assets;

(xi)        delay, accelerate or cancel, or waive any material right with respect to, any receivables or Indebtedness owed to it, or write off or make reserves against the same (other than, in the case of the Company, in the ordinary course of business);

(xii)       merge or consolidate or enter a similar transaction with, or acquire all or substantially all of the assets or business of, any other Person, make any material investment in any Person, or be acquired by any other Person;

(xiii)      terminate or allow to lapse any insurance policy protecting any of the Company Group’s or Parent’s, as applicable, assets, unless simultaneously with such termination or lapse, a replacement policy underwritten by an insurance company of nationally recognized standing having comparable deductions and providing coverage equal to or greater than the coverage under the terminated or lapsed policy for substantially similar premiums or less is in full force and effect;

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(xiv)      adopt any severance, retention, or other employee benefit plan or fail to continue to make timely contributions to each such plan in accordance with the terms thereof;

(xv)       institute, settle or agree to settle any Action before any Authority, in each case in excess of $250,000 (exclusive of any amounts covered by insurance) or that imposes injunctive or other non-monetary relief on such party;

(xvi)      except as required by U.S. GAAP, make any material change in its accounting principles, methods or practices or write down the value of its assets;

(xvii)     change its principal place of business or jurisdiction of organization;

(xviii)    issue, redeem or repurchase any capital stock, membership interests or other securities, or issue any securities exchangeable for or convertible into any shares of its capital stock or other securities, other than any redemption by Parent of shares of Parent Common Stock held by its public stockholders as contemplated by Section 6.5(f);

(xix)      (A) make, change, or revoke any Tax election; (B) change any method of accounting other than as required under U.S. GAAP or Public Company Accounting Oversight Board rules or requirements; (C) settle or compromise any claim, notice, audit report or assessment in respect of Taxes; (D) enter into any Tax allocation, Tax sharing, Tax indemnity or other closing agreement relating to any Taxes; or (E) surrender or forfeit any right to claim a Tax refund;

(xx)       enter into any transaction with or distribute or advance any material assets or property to any of its Affiliates, other than the payment of salary and benefits in the ordinary course;

(xxi)      solely in the case of the Company, other than as required by a Plan (A) increase or change the compensation or benefits of any employee or service provider, (B) accelerate the vesting or payment of any compensation or benefits of any employee or service provider, (C) enter into, amend or terminate any Plan (or any plan, program, agreement or arrangement that would be a Plan if in effect on the date hereof) or grant, amend or terminate any awards thereunder, (D) fund any payments or benefits that are payable or to be provided under any Plan, (E) make any loan to any present or former employee or other individual service provider, other than advancement of expenses in the ordinary course of business consistent with past practices, or (F) enter into, amend or terminate any collective bargaining agreement or other agreement with a labor union or labor organization;

(xxii)     fail to duly observe and conform to any applicable Laws;

(xxiii)    authorize, recommend, propose, or announce an intention to adopt, or otherwise effect, a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization, or similar transaction involving it or any Subsidiary; or

(xxiv)    enter into any agreement or otherwise agree or commit to take, or cause to be taken, any of the actions set forth in this Section 6.1(b).

(c)    Neither party shall (i) take or agree to take any action with the intent to cause any representation or warranty of such party to be inaccurate or misleading in any respect at, or as of any time prior to, the Closing Date, or (ii) omit to take, or agree to omit to take, any action with the intent to cause any such representation or warranty to be inaccurate or misleading in any respect at any such time.

(d)    Notwithstanding the foregoing, the Company and Parent and their respective Subsidiaries shall be permitted to take any and all actions required to comply in all material respects with the quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or another Law, directive, guidelines or recommendations by any governmental authority (including the Centers for Disease Control and Prevention and the World Health Organization) in each case in connection with, related to or in response to COVID-19, including the CARES Act or any changes thereto, or any future epidemics, pandemics, or similar health emergencies.

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6.2              Exclusivity.

(a)         Subject to Section 6.2(b) and Section 6.2(c), during the Interim Period, neither the Company, on the one hand, nor Parent, on the other hand, shall, and such Persons shall cause each of their respective Representatives not to, without the prior written consent of the other (which consent may be withheld in the sole and absolute discretion of the party asked to provide consent), directly or indirectly, (i) encourage, solicit, initiate, engage or participate in negotiations with any Person concerning any Alternative Transaction, (ii) take any other action intended or designed to facilitate the efforts of any Person relating to a possible Alternative Transaction or (iii) approve, recommend or enter into any Alternative Transaction or any contract or agreement related to any Alternative Transaction. Immediately following the execution of this Agreement, the Company, on the one hand, and Parent, on the other hand, shall, and shall cause each of their Representatives, to terminate any existing discussion or negotiations with any Persons other than the Company or Parent, as applicable, concerning any Alternative Transaction. Each of the Company and Parent shall be responsible for any acts or omissions of any of its respective Representatives that, if they were the acts or omissions of the Company or Parent, as applicable, would be deemed a breach of such party’s obligations hereunder (it being understood that such responsibility shall be in addition to and not by way of limitation of any right or remedy the Company or Parent, as applicable, may have against such Representatives with respect to any such acts or omissions). For purposes of this Agreement, the term “Alternative Transaction” means any of the following transactions involving the Company or Parent or their respective Subsidiaries (other than the transactions contemplated by this Agreement or the Additional Agreements): (A) any merger, consolidation, share exchange, business combination or other similar transaction; (B) any sale, lease, exchange, transfer or other disposition of all or a material portion of the assets of such Person or any capital stock or other Equity Interests of such party or its Subsidiaries in a single transaction or series of transactions; and (C) any purchase, lease, exchange, transfer or other acquisition of (1) all or a material portion of the assets of any Person by the Company or Parent or their respective Subsidiaries or (2) any capital stock or other Equity Interests of any Person by the Company or Parent or their respective Subsidiaries, in each case, in a single transaction or series of transactions.

(b)         In the event that there is an unsolicited proposal for, or an indication of interest in entering into, an Alternative Transaction, communicated in writing to the Company or Parent or any of their respective Representatives (each, an “Alternative Proposal”), such party shall as promptly as practicable (and in any event within one Business Day after receipt thereof) advise the other parties to this Agreement, orally and in writing, of such Alternative Proposal and the material terms and conditions thereof (including any changes thereto) and the identity of the Person making any such Alternative Proposal. The Company and Parent shall keep each other informed on a reasonably current basis of material developments with respect to any such Alternative Proposal. As used herein with respect to Parent, the term “Alternative Proposal” shall not include the receipt by Parent of any unsolicited communications (including the receipt of draft non-disclosure agreements) in the ordinary course of business inquiring as to Parent’s interest in a potential target for a business combination; provided, however, that Parent shall inform the Person initiating such communication of the existence of this Agreement and its obligations under this Section 6.2.

6.3              Access to Information. During the Interim Period, each of the Company and Parent shall, and shall direct their Subsidiaries to, upon reasonable advance written notice, provide, or cause to be provided, to the other and their authorized Representatives during normal business hours reasonable access to their offices, properties and Books and Records, in a manner so as to not interfere with their normal business operations. Notwithstanding the foregoing, neither Parent or Merger Sub, on the one hand, or any member of the Company Group, on the other hand, shall be required to provide to the other or any of its authorized Representatives any information (a) if and to the extent doing so would (i) violate any applicable Law, including any Data Protection Law, (ii) result in the disclosure of any trade secrets of third parties in breach of any contract or other agreement with such third party, (iii) violate any legally-binding obligation with respect to confidentiality, non-disclosure. or privacy, or (iv) jeopardize protections afforded under the attorney-client privilege or the attorney work product doctrine (provided that, in case of each of clauses (i) through (iv), the Company or Parent shall, and shall cause their Subsidiaries to, use their commercially reasonable efforts to (A) provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such privilege, doctrine, contract, agreement, obligation or Law and (B) provide such information in a manner without violating such privilege, doctrine, Contract, obligation or Law), or (b) if any member of the Company Group, on the one hand, and any Parent Party or any of their respective Representatives, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto; provided that, in the case of clause (a) or (b), the withholding party shall provide to the other prompt written notice of the withholding of access or information on any such basis.

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6.4              Notices of Certain Events. During the Interim Period, each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall promptly notify the other of, and shall appropriately update the Parent Disclosure Schedules and the Company Disclosure Schedules, respectively (and deliver them to the other party), the occurrence of any event that, if such event had occurred prior to the date hereof, would have been disclosed on such schedule. Without limiting the generality of the foregoing, such events shall include, without limitation:

(a)         any notice from any Person alleging or raising the possibility that the Consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or that the transactions contemplated by this Agreement might give rise to any Action or other rights by or on behalf of such Person or result in the loss of any rights or privileges of the Company (or Parent Parties, post-Closing) to any such Person or create any Lien on any of the Company Group’s or Parent’s assets;

(b)         any notice or other communication from any Authority in connection with the transactions contemplated by this Agreement or the Additional Agreements;

(c)         any Actions commenced or, to the Knowledge of Parent or the Knowledge of the Company, as applicable, threatened, relating to or involving or otherwise affecting either party or any of their stockholders or their equity, assets, or business or that relate to the consummation of the transactions contemplated by this Agreement or the Additional Agreements;

(d)         the occurrence of any fact or circumstance that constitutes or results, or would reasonably be expected to constitute or result in, a Material Adverse Effect; and

(e)         any inaccuracy of any representation or warranty of such party contained in this Agreement, or any failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, that would reasonably be expected to cause any of the conditions set forth in Article IX not to be satisfied by the Closing.

Notwithstanding the foregoing, no such notification shall relieve Parent, Merger Sub or the Company, as the case may be, from liability for any breach or violation of this Agreement, nor shall any such notification (or lack thereof) have any effect for purposes of determining the satisfaction of the conditions set forth in Sections 9.2(a) or Section 9.3(a), as the case may be.

6.5              Cooperation with Form S-4/Proxy Statement; Other Filings.

(a)         The Company shall promptly provide to Parent such information concerning the Company Group and the Company Stockholders as is either required by the federal securities Laws or reasonably requested by Parent for inclusion in the Offer Documents. Promptly after the receipt by Parent from the Company of all such information, Parent shall prepare and file with the SEC, and with all other applicable regulatory bodies, proxy materials for the purpose of soliciting proxies from holders of Parent Common Stock sufficient to obtain Parent Stockholder Approval at a meeting of holders of Parent Common Stock to be called and held for such purpose (the “Parent Stockholder Meeting”). Such proxy materials shall be in the form of a proxy/information statement/prospectus (the “Proxy Statement”), which shall be included in a Registration Statement on Form S-4 (the “Form S-4”) filed by Parent with the SEC, pursuant to which the offer and issuance of the Parent Common Stock in the Merger shall be registered. Parent shall promptly respond to any SEC comments on the Form S-4. The Proxy Statement, the Form S-4 and the documents included or referred to therein, together with any supplements, amendments or exhibits thereto, are referred to herein as the “Offer Documents”.

(b)         Parent: (i) shall permit the Company and its counsel to review and comment on the Proxy Statement and the Form S-4 and any exhibits, amendments or supplements thereto (or other related documents) at a reasonable time prior to the filing except to the extent not legally permissible; (ii) shall consider any such comments reasonably and in good faith; and (iii) shall not file the Proxy Statement and the Form S-4 or any exhibit, amendment or supplement thereto without giving reasonable and good faith consideration to the comments of the Company. As promptly as practicable after receipt thereof, Parent shall provide to the Company and its counsel notice and a copy of all correspondence (or, to the extent such correspondence is oral, a summary thereof), including any comments from the SEC or its staff, between Parent or any of its Representatives, on the one hand, and the SEC or its staff or other government officials, on the other hand, with respect to the Proxy

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Statement and the Form S-4 and, in each case, shall consult reasonably and in good faith with the Company and its counsel concerning any such correspondence. Parent shall not file any response letters to any comments from the SEC without consulting reasonably and in good faith with the Company except to the extent not practicable or legally permissible. Parent will advise the Company, promptly after it receives notice thereof, of the time when the Proxy Statement or the Form S-4 or any amendment or supplement thereto has been filed with the SEC and the time when the Form S-4 declared effective or any stop order relating to the Form S-4 is issued.

(c)         As soon as practicable following the date on which the Form S-4 is declared effective by the SEC (the “S-4 Effective Date”), Parent shall distribute the Proxy Statement to the holders of Parent Common Stock and, pursuant thereto, shall call the Parent Stockholder Meeting to be held on a date no later than 45 days after the S-4 Effective Date in accordance with its organizational documents and the laws of the State of Delaware and, subject to the other provisions of this Agreement, solicit proxies from such holders to vote in favor of the adoption of this Agreement and the approval of the transactions contemplated hereby and the other matters presented to the Parent Stockholders for approval or adoption at the Parent Stockholder Meeting.

(d)         Parent and the Company shall comply with all applicable provisions of and rules under the Securities Act, the Exchange Act, and all applicable Laws of the State of Delaware and the State of Maryland, and Nasdaq rules, in the preparation, filing and distribution of the Form S-4 and the Proxy Statement (or any amendment or supplement thereto), as applicable, the solicitation of proxies pursuant to the Proxy Statement and the calling and holding of the Parent Stockholder Meeting. Without limiting the foregoing, Parent shall use its reasonable best efforts to ensure that the Form S-4, at the time it is initially filed with the SEC, at each time at which it is amended, and on the S-4 Effective Date, and the Proxy Statement, on the date it is first distributed to Parent Stockholders and on the date of the Parent Stockholder Meeting, does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading (provided, that Parent shall not be responsible for the accuracy or completeness of any information relating to the Company (or any other information) that is furnished by the Company expressly for inclusion in the Proxy Statement). The Company shall use its reasonable best efforts to ensure that the information relating to the Company that has been supplied by the Company for inclusion in the Proxy Statement or the Form S-4, as applicable, (i) complies in all material respects with the applicable provisions of the Securities Act, the Exchange Act, and the rules and regulations thereunder and (ii) does not, with respect to the Form S-4, at the time it is initially filed with the SEC, at each time at which it is amended, or on the S-4 Effective Date and, with respect to the Proxy Statement, on the date that the Proxy Statement (or any amendment or supplement thereto) is first distributed to Parent Stockholders or on the date of the Parent Stockholder Meeting, does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading. If at any time prior to the Effective Time, a change in the information relating to the Company or any other information furnished by Parent, Merger Sub or the Company for inclusion in the Proxy Statement that would make the preceding sentence incorrect should be discovered by Parent, Merger Sub or the Company, as applicable, such party shall promptly notify the other parties of such change or discovery and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to Parent’s and the Company’s stockholders. In connection therewith, Parent, Merger Sub and the Company shall instruct their respective employees, counsel, financial advisors, auditors and other authorized Representatives to reasonably cooperate with Parent as relevant if required to achieve the foregoing.

(e)         In accordance with the Parent Certificate of Incorporation and applicable securities Laws and the DGCL, in the Proxy Statement, Parent shall seek from the holders of Parent Capital Stock the approval of the following proposals: (i) the Parent Stockholder Approval; (ii) adoption and approval of the second amended and restated certificate of incorporation of Parent in form and substance mutually agreeable to Parent and the Company, including the change of the name of Parent to “Nava Health MD, Inc.” or such other name as shall be designated by the Company by notice to Parent (the “Amended Parent Charter”); (iii) election of the members of the Board of Directors of Parent immediately after the Closing; (iv) approval of the issuance of more than 20% of the issued and outstanding shares of Parent Common Stock to the Company Stockholders in connection with the Merger under applicable Nasdaq rules (including, to the extent required, the issuance of any PIPE Shares); (v) approval of the Parent Equity Incentive Plan; (vi) approval to adjourn the Parent Stockholder Meeting, if necessary; and (vii) approval to obtain any and all other approvals necessary to effect the

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consummation of the Merger as reasonably determined by the Company and Parent (the proposals set forth in the foregoing clauses (i), (ii), (iii), (iv), (v) and (vii) collectively, the “Required Parent Proposals” and, together with the proposal set forth in the foregoing clause (v), the “Parent Proposals”.

(f)          Parent, with the assistance of the Company, shall use its reasonable best efforts to promptly respond to any comments from the SEC or its staff with respect to the Form S-4 and have the Form S-4 declared effective under the Securities Act as promptly as reasonably practicable after it is filed with the SEC, and to keep the Form S-4 effective as long as is necessary to consummate the transactions contemplated hereby. As soon as practicable after the S-4 Effective Date, Parent shall cause the Proxy Statement, together will all other Offer Documents, to be disseminated to holders of Parent Common Stock. The Offer Documents shall provide the public stockholders of Parent with the opportunity to redeem all or a portion of their public shares of Parent Common Stock, all in accordance with and as required by Parent’s amended and restated certificate of incorporation, the Trust Agreement, applicable Law and any applicable rules and regulations of the SEC. Within 45 days following the S-4 Effective Date, Parent shall call and hold the Parent Stockholder Meeting for the purpose of seeking the approval of each of the Parent Proposals, and Parent shall consult in good faith with the Company with respect to the date on which such meeting is to be held. Parent shall use reasonable best efforts to solicit from its stockholders proxies in favor of the approval of the Required Parent Proposals and the other Parent Proposal. Parent’s Board of Directors shall include the Parent Board Recommendation in the Proxy Statement and shall recommend that the Parent Stockholders vote in favor of the Parent Proposals and neither Parent’s Board of Directors, nor any committee thereof, shall withhold, withdraw, amend, modify, change or propose or resolve to withhold, withdraw, amend, modify or change, in each case in a manner adverse to the Company, the Parent Board Recommendation; subject to the provisions of Section 4.4. If on the date for which the Parent Stockholder Meeting is scheduled (including any postponed or adjourned date), Parent has not received proxies representing a sufficient number of shares to obtain the Parent Stockholder Approval, whether or not a quorum is present, Parent shall make one or more successive postponements or adjournments of the Parent Stockholder Meeting, each such postponement or adjournment to be no more than 10 Business Days, and shall continue to use its reasonable best efforts to solicit from its stockholders proxies in favor of the Required Parent Proposals and the other Parent Proposal; provided that, without the consent of the Company, Parent shall not postpone or adjourn the Parent Stockholder Meeting to a date later than the Closing Date.

(g)         The Company acknowledges that a substantial portion of the Proxy Statement/Form S-4 shall include disclosure regarding the Company and its management, operations and financial condition. Accordingly, the Company agrees to as promptly as reasonably practical provide Parent with such information as shall be requested by Parent for inclusion in or attachment to the Proxy Statement/Form S-4, and shall use its reasonable best efforts to ensure that such information is accurate in all material respects and complies as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. The Company understands that such information shall be included in the Proxy Statement/Form S-4 or responses to comments from the SEC or its staff in connection therewith.

(h)         Notwithstanding anything else to the contrary in this Agreement or any Additional Agreements, each of Parent and the Company may make any public filing with respect to the Merger, this Agreement, or the Additional Agreements to the extent required by applicable Law, provided that (i) prior to making any filing that includes information regarding the Company Group, Parent shall provide a copy of the filing to the Company and permit the Company to make revisions to protect confidential or proprietary information of the Company Group, and (ii) prior to making any filing that includes information regarding the Parent Parties, the Company shall provide a copy of the filing to Parent and permit Parent to make revisions to protect confidential or proprietary information of the Parent Parties.

(i)          Prior to the S-4 Effective Date, each of Parent and the Company shall use its commercially reasonable efforts to take all or any action required under any applicable federal or state securities Laws in connection with the issuance of the Parent Common Stock pursuant to this Agreement. Each of Parent and the Company also agrees to use its commercially reasonable efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated hereby, and the Company shall furnish all information concerning the Company Group or the Company Stockholders as may be reasonably requested by Parent in connection with any such action.

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(j)          In connection with the preparation and filing of the Form S-4 and any amendments thereto, the Company shall reasonably cooperate with Parent and shall make its directors, officers and appropriate senior employees reasonably available to Parent and its counsel in connection with the drafting of the Form S-4, including the Proxy Statement, and responding in a timely manner to comments from the SEC or its staff thereon.

(k)         Parent and the Company shall mutually agree upon and issue a press release announcing the effectiveness of this Agreement. Parent and the Company shall cooperate in good faith with respect to the prompt preparation of such press release, and, as promptly as practicable after the effective date of this Agreement (but in any event within four (4) Business Days thereafter), Parent shall file with the SEC, with cooperation and following consultation from the Company, a Form 8-K pursuant to the Exchange Act to report the execution of this Agreement as of its effective date. Prior to the Closing, Parent and the Company shall mutually agree upon and prepare the press release announcing the consummation of the transactions contemplated by this Agreement. Concurrently with or promptly after the Closing, Parent shall issue such press release. Parent and the Company shall cooperate in good faith with respect to the preparation of such press release, and, at least five (5) days prior to the Closing, Parent shall prepare, with cooperation and consultation from the Company, a draft Form 8-K announcing the Closing, together with, or incorporating by reference, the required pro forma financial statements and the historical financial statements prepared by the Company and its accountant. Concurrently with the Closing, or as soon as practicable (but in any event within four (4) Business Days) thereafter, Parent shall file such Form 8-K with the SEC.

6.6              Commercially Reasonable Efforts; Further Assurances; Governmental Consents.

(a)         Subject to the terms and conditions of this Agreement, each party shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary or advisable, or as reasonably requested by the other parties, to consummate and make effective as promptly as is reasonably practicable the transactions contemplated by this Agreement, including using its reasonable best efforts to (i) obtain all necessary actions, nonactions, waivers, consents, approvals, authorizations, Orders, or other actions from all applicable Authorities and other Persons prior to the Effective Time, (ii) avoid an Action by any Authority, and (iii) execute and deliver any additional instruments necessary to consummate the transactions contemplated by this Agreement.

(b)         Subject to applicable Law, each of the Company and Parent agrees to (i) reasonably cooperate and consult with the other regarding obtaining and making all notifications and filings with Authorities, (ii) furnish to the other such information and assistance as the other may reasonably request in connection with its preparation of any notifications or filings, (iii) keep the other reasonably apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement, including promptly furnishing the other with copies of notices and other communications received by such party from, or given by such party to, any third party or any Authority with respect to such transactions, (iv) permit the other party to review and incorporate the other party’s reasonable comments in any communication to be given by it to any Authority with respect to any filings required to be made with, or action or nonactions, consents, approvals, authorizations, Orders, waivers, expirations or terminations of waiting periods, clearances, consents or orders required to be obtained from, such Authority in connection with execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement, and (v) to the extent reasonably practicable, consult with the other in advance of and not participate in any meeting or discussion relating to the transactions contemplated by this Agreement, either in person or by telephone, with any Authority in connection with the proposed transactions unless it gives the other party the opportunity to attend and observe; provided, however, that, in each of clauses (iii) and (iv) above, that materials may be redacted (A) to remove references concerning the valuation of such party and its Affiliates, (B) as necessary to comply with contractual arrangements or applicable Laws, and (C) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns.

(c)         During the Interim Period, Parent, on the one hand, and the Company, on the other hand, shall each notify the other in writing promptly after learning of any stockholder demands or other stockholder Action (including derivative claims) relating to this Agreement, any of the Additional Agreements or any matters relating thereto commenced against Parent, any of the Parent Parties or any of its or their respective Representatives in their capacity as a representative of a Parent Party or against any member of the Company Group, as applicable (collectively, the “Transaction Litigation”). Parent shall control the negotiation, defense and

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settlement of any such Transaction Litigation brought against Parent, the Merger Sub or members of the boards of directors of Parent or Merger Sub, and the Company shall control the negotiation, defense and settlement of any such Transaction Litigation brought against any member of the Company Group or the members of their boards of directors; provided, however, that in no event shall the Company or Parent settle, compromise or come to any arrangement with respect to any Transaction Litigation, or agree to do the same, without the prior written consent of the other (not to be unreasonably withheld, conditioned or delayed); provided, that it shall be deemed to be reasonable for Parent (if the Company is controlling the Transaction Litigation) or the Company (if Parent is controlling the Transaction Litigation) to withhold, condition or delay its consent if any such settlement or compromise (i) does not provide for a legally binding, full, unconditional and irrevocable release of each Parent Party and any of their respective Representatives that are the subject of such Transaction Litigation (if the Company is controlling the Transaction Litigation) or the Company, its Subsidiaries and any of their respective Representatives that are the subject of such Transaction Litigation (if Parent is controlling the Transaction Litigation), (ii) provides for any non-monetary, injunctive, equitable or similar relief against any Parent Party or any of its Representatives that are the subject of such Transaction Litigation (if the Company is controlling the Transaction Litigation) or the Company, its Subsidiaries and any of their respective Representatives that are the subject of such Transaction Litigation (if Parent is controlling the Transaction Litigation) or (iii) contains an admission of wrongdoing or Liability by a Parent Party or any of its Representatives (if the Company is controlling the Transaction Litigation) or the Company, its Subsidiaries or any of their respective Representatives (if the Parent is controlling the Transaction Litigation) and its respective Representative that is the subject of such Transaction Litigation. Parent and the Company shall each (A) keep the other reasonably informed regarding any Transaction Litigation (to the extent such action would not jeopardize an attorney-client privilege or the attorney work product doctrine), (B) give the other the opportunity to, at its own cost and expense, participate in the defense, settlement and compromise of any such Transaction Litigation and reasonably cooperate with the other in connection with the defense, settlement and compromise of any such Transaction Litigation, (C) consider in good faith the other’s advice with respect to any such Transaction Litigation, and (D) reasonably cooperate with each other including with respect to the defense, settlement, and compromise of any such Transaction Litigation.

6.7              Nasdaq Listing Requirements. From and after the date on which the Parent Stockholder Approval is obtained, and until the Closing, each of Parent and the Company agrees and covenants to take all actions necessary and/or appropriate to cause and ensure that the listing requirements set forth under Nasdaq Rule 5505(b)(2), with respect to Parent, are satisfied.

6.8              Directors’ and Officers’ Indemnification and Liability Insurance.

(a)         All rights to indemnification for acts or omissions occurring through the Closing Date now existing in favor of those Persons who at any time prior to the Effective Time served as directors or officers of the Company and/or its Subsidiaries or of any of the Parent Parties, or as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of the Company or its Subsidiaries or the Parent Parties (all such Persons, with respect to the Company, the “Company Indemnitees”), as provided in their respective organizational documents or in any indemnification agreements, shall survive the Merger and shall continue in full force and effect in accordance with their terms. For a period of six years after the Effective Time, Parent shall cause the organizational documents of Parent and the Surviving Corporation and their respective Subsidiaries to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses than are set forth as of the date of this Agreement in the organizational documents of, with respect to Parent, Parent, and with respect to the Surviving Corporation and its Subsidiaries, the Company and its Subsidiaries, as applicable, to the extent permitted by applicable Law.

(b)         Prior to the Closing, Parent and the Company shall reasonably cooperate in order to obtain directors’ and officers’ liability insurance for Parent and the Company that shall be effective as of Closing and will cover (i) the Company Indemnitees and (ii) those Persons who will be the directors and officers of Parent and its Subsidiaries (including the Surviving Corporation after the Effective Time) at and after the Closing on terms not less favorable than the better of (x) the terms of the current directors’ and officers’ liability insurance in place for the Company’s directors and officers and (y) the terms of a typical directors’ and officers’ liability insurance policy for a company whose equity is listed on Nasdaq which policy has a scope and amount of coverage that is reasonably appropriate for a company of similar characteristics (including the line of business and revenues) as the Company.

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(c)         The provisions of this Section 6.8 are intended to be for the benefit of, and shall be enforceable by, each Person described in Section 6.8(a) and may not be changed with respect to any officer or director without his or her written consent.

(d)         Prior to the Effective Time, the Company shall obtain and fully pay the premium for a six year prepaid “tail” policy for the extension of the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ liability insurance policies, for claims reporting or discovery period of six years from and after the Effective Time, on terms and conditions providing coverage retentions, limits and other material terms (other than premiums payable) substantially equivalent to the current policies of directors’ and officers’ liability insurance maintained by the Company with respect to matters arising on or before the Effective Time, covering without limitation the transactions contemplated hereby; subject to a maximum cost for such “tail” policy not to exceed $50,000.

(e)         Parent shall obtain and deliver to the Company resignations executed by each director of Parent in office immediately prior to the Effective Time, such resignations to be effective as of immediately prior to the Effective Time.

6.9              Confidentiality. Except as necessary to complete the SEC Statement, the other Offer Documents or any Other Filings, the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall comply with the Confidentiality Agreement.

6.10            Publicity. None of Parent and/or Merger Sub, on the one hand, and the Company, on the other hand, shall, nor authorize any of their respective Representatives to, issue any press releases or make any public announcements with respect to this Agreement or the transactions contemplated hereby without the prior written consent of, with respect to the Company, Parent and, with respect to Parent or Merger Sub, the Company, which consent shall not be unreasonably delayed or withheld; provided, however, that each party may make any such announcement or other communication (a) if such announcement or other communication is required by applicable Law or applicable stock exchange rules, in which case the disclosing party and its Representatives shall use reasonable best efforts to consult with the Company, if the disclosing party is a Parent Party, or Parent, if the disclosing party is the Company, to review such announcement or communication and the opportunity to comment thereon and the disclosing Party shall consider such comments in good faith, (b) to the extent such announcements or other communications contain only information previously disclosed in a public statement, press release, or other communication previously approved in accordance with this Section 6.10, and (c) to Authorities in connection with any actions, nonactions, waivers, consents, approvals, authorizations, Orders, or other actions from such Authorities required to be made or obtained under this Agreement, the Additional Agreements, or in connection with the transactions contemplated hereby or thereby.

6.11            Equity and Debt Investment. During the Interim Period, Parent shall, with reasonable cooperation from the Company, use its commercially reasonable efforts to (a) enter into and consummate subscription agreements with investors relating to a private investment in Parent to purchase shares of Parent Common Stock (“PIPE Shares”) in connection with a private placement, or enter into non-redemption agreements with existing Parent Stockholders, and/or enter into backstop arrangements with potential investors in Parent (an “Equity Investment”), or (b) arrange debt financing in connection with the transactions contemplated under this Agreement (a “Debt Financing”), in each case such that the Minimum Cash Condition is satisfied, in each case on terms mutually agreeable to the Company and Parent, acting reasonably, and, if Parent elects to seek an Equity Investment or Debt Financing, Parent shall use its commercially reasonable efforts to cause such Equity Investment or Debt Financing to occur. The Company shall provide to Parent such information about itself and its Subsidiaries in connection with the foregoing as may be reasonably requested by Parent. To the extent reasonably requested by Parent, the Company’s senior management team shall participate in any investor meetings and roadshows related to the foregoing. For the avoidance of doubt, completion of an Equity Investment or a Debt Financing is not, in and of itself, a closing condition to consummate the Transactions contemplated hereunder.

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Article VII
COVENANTS OF THE COMPANY

7.1              No Trading in Parent Securities During the Interim Period. The Company shall not, and it shall direct its Representatives to not, directly or indirectly: (a) purchase or sell (including entering into any hedge transaction with respect to) any Parent Common Stock, Parent Unit, Parent Warrant, or Parent Right, except in compliance with all applicable securities Laws, including Regulation M under the Exchange Act; or (b) use or disclose or permit any other Person to use or disclose any information that Parent or its Affiliates has made or makes available to the Company and its Representatives in violation of the Exchange Act, the Securities Act or any other applicable securities Law.

7.2              Company’s Stockholders Approval.

(a)         As promptly as reasonably practicable after the S-4 Effective Date, the Company shall call a meeting of the Company Stockholders to be held on a date no later than 45 days after the S-4 Effective Date in accordance with its organizational documents and the laws of the State of Maryland and, subject to the other provisions of this Agreement, for the purpose of voting on the approval of this Agreement. The Company shall deliver to Parent a true, complete and correct copy of the resolutions of the Company Stockholders adopted at such meeting, or a unanimous written consent of the Company Stockholders in lieu of such meeting, in either case in form and substance reasonably satisfactory to Parent, evidencing the actions taken by the Company Stockholders (in either case, the “Company Stockholder Resolutions”).

(b)         Subject to Section 6.2(c), the Company’s Board of Directors shall recommend that the Company Stockholders vote in favor of the approval of this Agreement and any other related matters that the Company submits to the Company Stockholders, and neither the Company’s Board of Directors, nor any committee thereof, shall withhold, withdraw, amend, modify, change or propose or resolve to withhold, withdraw, amend, modify or change, in each case in a manner adverse to Parent, the recommendation of the Company’s Board of Directors.

7.3              Additional Financial Information. No later than March 31, 2024, the Company shall provide or make available to Parent the Company’s audited financial statements for the fiscal year ended December 31, 2023, consisting of the audited consolidated balance sheet as of such date, the consolidated statement of operations as of such date, the consolidated statements of changes in shareholders’ deficit, and the consolidated statements of cash flows for the fiscal year ended December 31, 2023 (the “Audited Financial Statements”). Subsequent to the delivery of the Audited Financial Statements, the Company’s reviewed consolidated interim financial information for each quarterly period thereafter shall be delivered or made available to Parent no later than 45 calendar days following the end of each quarterly period. All of the financial statements to be delivered pursuant to this Section 7.3, shall be prepared under U.S. GAAP applied on a consistent basis and in accordance with requirements of the Public Company Accounting Oversight Board for public companies. The Company will promptly provide additional Company financial information (including information required to prepare the Company’s Management Discussion and Analysis) reasonably requested by Parent for inclusion in the Proxy Statement and any other filings to be made by Parent with the SEC.

7.4              Lock-Up Agreements. Prior to the Closing, the Company shall cause those persons set forth on Schedule 7.4(a) to enter into a Company Lock-Up Agreement with Parent to be effective as of the Closing, pursuant to which the Merger Consideration Shares shall be subject to a lock-up for a period of six months in accordance with the terms and conditions more fully set forth in the Company Lock-Up Agreements. Prior to the Closing, Parent shall cause the Sponsor and the stockholders of Parent set forth on Schedule 7.4(b) to enter into a Sponsor Lock-Up Agreement with Parent to be effective as of the Closing, pursuant to which the Parent Common Stock held by such Persons shall be subject to a lock-up for a period of six months in accordance with the terms and conditions more fully set forth in the Sponsor Lock-Up Agreement.

7.5              Non-solicitation and Non-Compete Agreements. Schedule 7.5 lists those employees designated by the Company Group as key personnel of the Company Group (the “Key Personnel”) subject to the terms of this Section 7.5. The Key Personnel shall execute and deliver to the Company Group non-disclosure, non-solicitation and non-compete agreements, substantially in the form attached hereto as Exhibit G (the “Non-Solicitation and Non-Compete Agreements”).

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Article VIII
COVENANTS OF PARENT AND MERGER SUB

8.1              Trust Account. Parent covenants that it shall cause the funds in the Trust Account to be disbursed in accordance with the Trust Agreement and Parent’s amended and restated certificate of incorporation, including for the payment of (a) all amounts payable to public holders of shares of Parent Common Stock (the “Parent Redemption Amount”), (b) deferred underwriting commissions and the expenses of Parent and the Company Group to the third parties to which they are owed, and (c) the remaining monies in the Trust Account to Parent or the Surviving Corporation after the Closing.

8.2              Obligations of Merger Sub. Merger Sub shall, and Parent shall take all action necessary to cause Merger Sub to, perform its obligations under this Agreement and to consummate the transactions contemplated under this Agreement upon the terms and subject to the conditions set forth in this Agreement. No later than one Business Day after the date hereof, Parent, as the sole stockholder of Merger Sub, shall take all necessary action to adopt this Agreement and approve the Merger and consummation of the other transactions contemplated hereby and shall promptly thereafter provide written evidence of such action to the Company.

8.3              Compliance with SPAC Agreements. Without the prior written consent of the Company, during the Interim Period, Parent shall (a) comply with the Trust Agreement, (b) the Underwriting Agreement, dated as of August 17, 2023, by and between Parent and EF Hutton, division of Benchmark Investments,LLC, and (c) enforce the terms of the letter agreement, dated as of August 17, 2023, by and among Parent, the Sponsor and each of the officers and directors of Parent named therein.

8.4              Parent Public Filings; Nasdaq.

(a)         During the Interim Period, Parent will keep current and timely file all of its public filings with the SEC and otherwise comply in all material respects with applicable securities Laws, and shall use its reasonable best efforts prior to the Closing to maintain the listing of the Parent Common Stock, the Parent Warrants, the Parent Rights and the Parent Units on Nasdaq.

(b)         During the Interim Period, Parent shall use its reasonable best efforts to cause (i) Parent’s initial listing application with Nasdaq in connection with the transactions contemplated by this Agreement to have been approved; (ii) all applicable initial and continuing listing requirements of Nasdaq to be satisfied; and (iii) the Parent Common Stock, including the Merger Consideration Shares, and the Parent Warrants to be approved for listing on Nasdaq, subject to official notice of issuance, in each case, as promptly as reasonably practicable after the date of this Agreement and in any event prior to the Effective Time.

8.5              Amended Parent Charter. Prior to the Effective Time, subject to the Parent Stockholder Approval, Parent shall duly amend and restate the Parent Certificate of Incorporation to be in the form of the Amended Parent Charter by filing the Amended Parent Charter with the Delaware Secretary of State.

8.6              Certain Tax Matters.

(a)         Each of Parent and the Company shall use its reasonable best efforts to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Neither Parent nor the Company shall take any action, or fail to take any action, that could reasonably be expected to cause the Merger to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Parent and the Company intend to report and, except to the extent otherwise required by a change in Law, shall report, for U.S. federal income tax purposes, the Merger as a “reorganization” within the meaning of Section 368(a) of the Code, unless otherwise required by applicable Law.

(b)         If, in connection with the preparation and filing of the Form S-4, the SEC requests or requires a tax opinion be prepared and submitted, Parent and the Company shall deliver to Gordon Feinblatt LLC customary Tax representation letters satisfactory to counsel, dated and executed as of such date as determined reasonably necessary by such counsel and, if required, Company shall cause Gordon Feinblatt LLC to furnish an opinion, subject to customary assumptions and limitations, to the effect that the Merger should qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Notwithstanding anything to the contrary in this Agreement, Loeb & Loeb LLP shall not be required to provide any opinion to any party regarding the Merger or the Intended Tax Treatment.

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(c)         Each of the parties shall (and shall cause their respective Affiliates to) cooperate fully, as and to the extent reasonably requested by another party, in connection with the filing of relevant Tax Returns, and any Tax proceeding, audit or examination. Such cooperation shall include the retention and (upon the other party’s request) the provision (with the right to make copies) of records and information reasonably relevant to any Tax proceeding, audit or examination, making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(d)         Any and all transfer, documentary, sales, use, stamp, registration, value added or other similar Taxes incurred in connection with the transactions contemplated by this Agreement (collectively, the “Transfer Taxes”) shall be paid by Parent. The Party required by Law to do so shall file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and if required by applicable Law, the Parties shall, and shall cause their respective Affiliates to, join in the execution of any such Tax Returns and other document. Notwithstanding any other provision of this Agreement, the Parties shall (and shall cause their respective Affiliates to) cooperate in good faith to minimize, to the extent permissible under applicable Law, the amount of any such Transfer Taxes.

8.7              Extensions of Time to Consummate a Business Combination. If the Closing has not occurred by May 22, 2024, Parent shall, with the Company’s reasonable cooperation, take such actions as are reasonably necessary pursuant to the Trust Agreement and Parent’s amended and restated certificate of incorporation to extend the period of time for Parent to complete an initial Business Combination (as defined in the Parent Certificate of Incorporation) for an additional period of up to the maximum amount of time permitted under applicable Nasdaq rules (the “Extension Period”), including by providing any required notices to the Trustee. Parent shall deposit, or cause to be deposited, into the Trust Account, not later than May 22, 2024, 100% of such funds as are required pursuant to the Trust Agreement and the Parent Certificate of Incorporation to extend the period of time for Parent to complete an initial Business Combination through the Extension Period. The Company’s cooperation pursuant to this Section 8.7 shall not prejudice the Company’s rights granted hereunder, including its right to terminate this Agreement pursuant to Article X hereof.

8.8              Section 16 Matters. Prior to the Closing Date, Parent shall take all such steps (to the extent permitted under applicable Law) as are reasonably necessary to cause any acquisition or disposition of the Merger Consideration Shares or any derivative securities with respect thereto that occurs or is deemed to occur by reason of or pursuant to the Merger or the other transactions contemplated hereby by each Person who is or will be or may become subject to Section 16 of the Exchange Act with respect to Parent, including by virtue of being deemed a director by deputization, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

8.9              Equity Plan. Prior to the Closing Date, Parent shall approve, and subject to approval of the Parent Stockholders at the Parent Stockholder Meeting, adopt, an equity incentive plan that provides for the grant of awards to employees and other service providers of the Parent, Surviving Corporation and its Subsidiaries (the “Parent Equity Incentive Plan”). The Parent Equity Incentive Plan shall have such number of shares available for issuance equal to ten percent (10%) of the shares of Parent Common Stock issued and outstanding immediately after the Closing. The Equity Incentive Plan shall have such number of shares available for issuance equal to ten percent (10%) of the shares of Parent Common Stock issued and outstanding immediately after the Closing. As soon as is reasonably practicable after the Effective Time, Parent shall take such actions as are necessary to assume or replace under the Parent Equity Incentive Plan the Company RSUs in accordance with Section 3.4.

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Article IX
CONDITIONS TO CLOSING

9.1              Condition to the Obligations of the Parties. The obligations of all of the parties to consummate the transactions contemplated by this Agreement are subject to the satisfaction or written waiver (where permissible) by Parent and the Company of all the following conditions:

(a)         No Authority shall have enacted, issued, promulgated, enforced or entered any Law that is then in effect that makes the transactions contemplated by this Agreement illegal or otherwise prohibits consummation of such transactions.

(b)         There shall not be any Action commenced or asserted in writing (and not orally) by any Authority to enjoin or otherwise materially restrict the consummation of the transactions contemplate by this Agreement or the Additional Agreements.

(c)         The Company Stockholder Approval shall have been obtained.

(d)         Each of the Required Parent Proposals shall have been approved at the Parent Stockholder Meeting or at any adjournment or postponement thereof.

(e)         Parent’s initial listing application with Nasdaq in connection with the transactions contemplated by this Agreement shall have been conditionally approved and, immediately following the Effective Time, Parent shall satisfy any applicable initial and continuing listing requirements of Nasdaq, and Parent shall not have received any notice of non-compliance therewith, and the Parent Common Stock shall have been approved for listing on Nasdaq.

(f)          Parent shall have provided the Company with evidence reasonably satisfactory to the Company that, upon the Closing, Parent will have cash and cash equivalents equal to or greater than Twenty Million U.S. Dollars ($20,000,000) (the “Minimum Cash Condition”), including funds remaining in the Trust Account (after giving effect to the payment of the Parent Redemption Amount) and the proceeds of any Equity Investment or Debt Financing, less deductions for the Parent Expenses and the Company Expenses, which, in the aggregate, will not for purposes of this calculation exceed $1,000,000.

(g)         The Form S-4 shall have been declared effective in accordance with the provisions of the Securities Act, no stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC that remains in effect and no proceeding seeking such a stop order shall have been initiated by the SEC and not withdrawn.

9.2              Conditions to Obligations of Parent and Merger Sub. The obligation of Parent and Merger Sub to consummate the transactions contemplated by this Agreement is subject to the satisfaction, or the waiver in Parent’s sole and absolute discretion, of all the following further conditions:

(a)         The Company shall have duly performed or complied with, in all material respects, all of its covenants, agreements and obligations hereunder required to be performed or complied with (without giving effect to any “in all material respects” qualifiers contained therein) by the Company at or prior to the Closing Date.

(b)         The representations and warranties of the Company contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date, as if made at and as of such date (except to the extent that any such representation and warranty is made as of a specific date, in which case such representation and warranty shall be true and correct at and as of such specific date).

(c)         Since the date of this Agreement, there shall not have occurred and be continuing any Effect in respect of the Company Group that individually, or together with any other Effect, has had or would reasonably be expected to have a Material Adverse Effect on the Company.

(d)         Parent shall have received a certificate, dated as of the Closing Date, signed by the Chief Executive Officer of the Company, in such Person’s capacity as an officer of the Company and not in such Person’s individual capacity, certifying the accuracy of the provisions of the foregoing clauses (a), (b), and (c) of this Section 9.2.

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(e)         Parent shall have received a certificate, dated as of the Closing Date, signed by the Secretary of the Company attaching true, correct and complete copies of: (i) the Company Articles of Incorporation, certified as of a recent date by the Secretary of State of the State of Maryland; (ii) the Company Bylaws; (iii) copies of resolutions duly adopted by the Board of Directors of the Company approving this Agreement, the Additional Agreements to which the Company is a party and the transactions contemplated hereby and thereby and the Company Stockholder Resolutions; and (iv) a certificate of good standing of the Company, certified as of a recent date by the Secretary of State of the State of Maryland.

(f)          Each of the Company and the Company Stockholders, as applicable, shall have duly executed and delivered to Parent a copy of each Additional Agreement to which the Company or such Company Stockholder, as applicable, is a party.

(g)         The Company shall have delivered to Parent a duly executed certificate conforming to the requirements of Sections 1.897-2(h)(1)(i) and 1.1445-2(c)(3)(i) of the United States Treasury regulations, and a notice to be delivered to the United States Internal Revenue Service as required under Section 1.897-2(h)(2) of the United States Treasury regulations, each dated no more than thirty (30) days prior to the Closing Date and in form and substance reasonable acceptable to Parent.

(h)         Not more than five percent (5%) of the issued and outstanding shares of Company Common Stock shall constitute Dissenting Shares.

(i)          The Company shall have obtained each Consent set forth on Company Disclosure Schedule 4.8.

(j)          The Key Personnel shall have executed the Non-Solicitation and Non-Compete Agreements and the same shall be in full force and effect.

9.3              Conditions to Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement is subject to the satisfaction, or the waiver in the Company’s sole and absolute discretion, of all of the following further conditions:

(a)         Parent and Merger Sub shall each have duly performed or complied with, in all material respects, all of its respective covenants, agreements and obligations hereunder required to be performed or complied with (without giving effect to any “in all material respects” qualifiers contained therein) by Parent or Merger Sub, as applicable, at or prior to the Closing Date.

(b)         The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date, as if made at and as of such date (except to the extent that any such representation and warranty is made as of a specific date, in which case such representation and warranty shall be true and correct at and as of such specific date).

(c)         Since the date of this Agreement, there shall not have occurred and be continuing any Effect in respect of Parent or Merger Sub that individually, or together with any other Effect, has had or would reasonably be expected to have a Material Adverse Effect on Parent or Merger Sub.

(d)         The Company shall have received a certificate, dated as of the Closing Date, signed by the Chief Executive Officer of Parent in such Person’s capacity as an officer of the Company and not in such Person’s individual capacity, certifying the accuracy of the provisions of the foregoing clauses (a), (b), and (c) of this Section 9.3.

(e)         The Amended Parent Charter shall have been filed with the Delaware Secretary of State and become effective.

(f)          The Company shall have received a certificate, dated as of the Closing Date, signed by the Secretary of Parent attaching true, correct and complete copies of: (i) the Parent Certificate of Incorporation, certified as of a recent date by the Secretary of State of the State of Delaware; (ii) the Parent Bylaws; (iii) copies of resolutions duly adopted by the Board of Directors of Parent authorizing this Agreement, the Additional Agreements to which Parent is a party and the transactions contemplated hereby and thereby and the Parent Proposals; and (iv) a certificate of good standing of Parent, certified as of a recent date by the Secretary of State of the State of Delaware.

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(g)         The Company shall have received a certificate, dated as of the Closing Date, signed by the Secretary of Merger Sub attaching true, correct and complete copies of (i) resolutions duly adopted by the Board of Directors and sole stockholder of Merger Sub authorizing this Agreement, the Additional Agreements to which Merger Sub is a party and the transactions contemplated hereby and thereby and (ii) a certificate of good standing of Merger Sub, certified as of a recent date by the Secretary of State of the State of Maryland.

(h)         Each of Parent, Sponsor or other stockholder of Parent, as applicable, shall have executed and delivered to the Company a copy of each Additional Agreement to which Parent, Sponsor or such other stockholder of Parent, as applicable, is a party.

(i)          Parent shall have delivered to the Company true and complete copies of the resignations from Parent’s Board of Directors of all directors of Parent’s Board of Directors, effective as of immediately prior to the Effective Time.

(j)          The size and composition of the post-Effective Time Parent Board of Directors shall have been established as set forth in Section 2.8.

(k)         The size and composition of the post-Effective Time Board of Directors of the Surviving Corporation shall have been established as set forth in Section 2.7.

(l)       The Sponsor Forfeiture Agreement shall have been entered into and shall continue to be in full force and effect.

Article X
TERMINATION

10.1            Termination.

(a)         In the event that the Closing has not occurred by June 30, 2024 (such date, the “Outside Closing Date”), then each of Parent and the Company shall have the right, at its sole option and by written notice to the other, to terminate this Agreement without liability to the other; provided, however, that (i) the right to terminate this Agreement pursuant to this Section 10.1(a) shall not be available to Parent if Parent’s or Merger Sub’s material breach of any representation, warranty, covenant, or other agreement contained in this Agreement shall have proximately caused the failure to consummate the Closing by the Outside Closing Date, and (ii) the right to terminate this Agreement pursuant to this Section 10.1(a) shall not be available to the Company if the Company’s material breach of any representation, warranty, covenant, or other agreement contained in this Agreement shall have proximately caused the failure to consummate the Closing by the Outside Closing Date.

(b)         In the event an Authority shall have issued an Order or enacted, issued, promulgated, enforced, or entered a Law then in effect and that has the effect of making the transactions contemplated by this Agreement illegal or otherwise permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby, which Law is final and non-appealable, Parent or the Company shall have the right, at its sole option and by written notice to the other, to terminate this Agreement at any time prior to Closing without liability to the other; provided, however, that the right to terminate this Agreement pursuant to this Section shall not be available to the Company or Parent if the failure by such party or its Affiliates to comply with any provision of this Agreement has been a substantial cause of, or substantially resulted in, such action by such Authority.

(c)         This Agreement may be terminated by the Company if Parent fails to obtain commitments of at least $10,000,000 in the form of Equity Investments on or before February 29, 2024 for purposes of satisfying the Minimum Cash Condition.

(d)         Provided that neither Parent nor Merger Sub is then in breach of this Agreement so as to prevent the conditions to Closing set forth in Section 9.3(a), Section 9.3(b) or Section 9.3(c) from being satisfied, Parent may terminate this Agreement at any time prior to Closing by giving notice to the Company if: (i)(A) the Company shall have breached any representation, warranty, agreement or covenant contained herein to be performed on or prior to the Closing Date, which has rendered or would reasonably be expected to render the satisfaction of any of the conditions set forth in Section 9.2(a), Section 9.2(b), Section 9.2(c), and Section 9.2(h), impossible and (B) such breach cannot be cured or, if such breach is capable of being cured, such breach is not cured by the earlier of (1) 30 days following receipt by the Company of a written notice from Parent describing in reasonable detail the nature of such breach (or 15 days with respect to Section 9.2(j) and the obligation to deliver financial statements pursuant to Section 7.3)) and (ii) the Outside Termination Date.

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(e)         Provided that the Company is not then in breach of this Agreement so as to prevent the conditions to Closing set forth in Section 9.2(a), Section 9.2(b) or Section 9.2(c) from being satisfied, the Company may terminate this Agreement at any time prior to Closing by giving notice to Parent, if: Parent or Merger Sub shall have breached any of its covenants, agreements, representations, and warranties contained herein to be performed on or prior to the Closing Date, which has rendered or would reasonably be expected to render the satisfaction of any of the conditions set forth in Section 9.3(a), Section 9.3(b) or Section 9.3(c) impossible, and such breach cannot be cured or is not cured by the earlier of (i) 30 days following receipt by Parent of a written notice from the Company describing in reasonable detail the nature of such breach or (ii) the Outside Termination Date.

(f)          This Agreement may be terminated at any time prior to Closing by mutual written consent of the parties.

10.2            Effect of Termination. If this Agreement is terminated pursuant to this Article X, then this Agreement shall become void and of no further force or effect without liability of any party or any of its Representatives to the other parties hereto. The provisions of Article I (to the extent related to the following sections), Section 6.9, Section 6.10, this Section 10.2, Section 11.1 through Section 11.9, inclusive, Section 11.11 through Section 11.17, inclusive, and the Confidentiality Agreement shall remain in full force and effect notwithstanding the termination of this Agreement.

Article XI
MISCELLANEOUS

11.1            Notices. Any notice, request, claim, demand and other communication hereunder shall be given in writing, addressed as specified below, and shall be deemed given: (a) if by hand or nationally recognized overnight courier service, (i) if personally delivered by 5:00 PM Eastern Time on a Business Day, on the date of delivery, and (ii) if delivered after 5:00 PM Eastern Time, on the first Business Day after such delivery; (b) if by electronic mail or facsimile, on the date of transmission with affirmative confirmation of receipt; or (c) three Business Days after mailing by prepaid certified or registered mail, return receipt requested. Notices shall be addressed to the respective parties as follows (excluding telephone numbers, which are for convenience only), or to such other address as a party shall specify to the others in accordance with these notice provisions:

if to the Company (or, following the Closing, the Surviving Corporation or Parent), to:

Nava Health MD, Inc.
9755 Patuxent Wood Drive, Suite 100
Columbia, MD 21046
Attn: Bernaldo Dancel, Chief Executive Officer
E-mail: bdancel@navacenter.com

with a copy (which shall not constitute notice) to:

Gordon Feinblatt LLC
1001 Fleet Street, Suite 700
Baltimore, MD 21202
Attn: Christopher R. Rahl
E-mail: crahl@gfrlaw.com

if to Parent or Merger Sub (prior to the Closing):

99 Acquisition Group Inc.
14 Noblewood Ct.
Gaithersburg, MD
Attn: Hiren Patel, Chief Financial Officer
E-mail: hpatel@intelvative.com

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with a copy (which shall not constitute notice) to:

Loeb & Loeb LLP
345 Park Avenue
New York, NY 10154
Attn: Mitchell Nussbaum and Jessica Isokawa
E-mail: mnussbaum@loeb.com and jisokawa@loeb.com

11.2            Amendments; Waivers; Extensions; Remedies.

(a)         This Agreement cannot be amended except by a writing signed by each party, and cannot be terminated orally or by course of conduct. No provision hereof can be waived except by a writing signed by the party against whom such waiver is to be enforced, and any such waiver shall apply only in the particular instance in which such waiver shall have been given.

(b)         Any party to this Agreement may, at any time prior to the Closing, by action taken by its Board of Directors or a duly authorized Person, extend the time for the performance of the obligations or acts of another party hereto, but such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party granting such extension or waiver.

(c)         Neither any failure or delay in exercising any right or remedy hereunder or in requiring satisfaction of any condition herein nor any course of dealing shall constitute a waiver of or prevent any party from enforcing any right or remedy or from requiring satisfaction of any condition. No notice to or demand on a party waives or otherwise affects any obligation of that party or impairs any right of the party giving such notice or making such demand, including any right to take any action without notice or demand not otherwise required by this Agreement. No exercise of any right or remedy with respect to a breach of this Agreement shall preclude exercise of any other right or remedy, as appropriate to make the aggrieved party whole with respect to such breach, or subsequent exercise of any right or remedy with respect to any other breach.

(d)         Except as otherwise expressly provided herein, no statement herein of any right or remedy shall impair any other right or remedy stated herein or that otherwise may be available.

(e)         In the event that this Agreement is terminated due to the willful breach of any representation, warranty, covenant or agreement contained in this Agreement, the breaching party shall be liable for the non-breaching party’s Transaction Costs and, subject to Section 11.2(f), all damages, costs, and expenses, including all reasonable attorney’s fees, sustained or incurred by the non-breaching party as a result thereof or in connection therewith or with respect to the enforcement of its right hereunder. Moreover, no party shall be relieved of liability for Fraud.

(f)          Notwithstanding any other provision of this Agreement to the contrary, no party shall seek, nor shall any party be liable for, punitive or exemplary damages under any tort, contract, equity or other legal theory with respect to any breach (or alleged breach) of this Agreement or any provision hereof or any matter otherwise relating hereto or arising in connection herewith.

11.3            Arm’s Length Bargaining; No Presumption Against Drafter. This Agreement has been negotiated at arm’s-length by parties of equal bargaining strength, each represented by counsel or having had but declined the opportunity to be represented by counsel and having participated in the drafting of this Agreement. This Agreement creates no fiduciary or other special relationship between the parties, and no such relationship otherwise exists. No presumption in favor of or against any party in the construction or interpretation of this Agreement or any provision hereof shall be made based upon which Person might have drafted this Agreement or such provision.

11.4            Expenses. Except as otherwise expressly set forth herein, all costs and expenses incurred in connection with this Agreement, the Additional Agreements and the transactions contemplated hereby and thereby, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the party incurring such fees or expenses (in the case of either party, the “Transaction Costs”); provided, however, that (a) if this Agreement is terminated by Parent pursuant to Section 10.1(d), then the Company shall reimburse Parent for its Transaction Costs up to a maximum of $300,000; and (b) if this Agreement is terminated by the Company pursuant to Section 10.1(e), then Parent shall reimburse Parent for its Transaction Costs up to a maximum of $300,000.

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11.5            No Assignment or Delegation. No party may assign any right or delegate any obligation hereunder, including by merger, consolidation, operation of law or otherwise, without the written consent of the other party. Any purported assignment or delegation without such consent shall be void.

11.6            Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby, including the applicable statute of limitations, shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware.

11.7            Counterparts; Electronic Signatures. This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which shall constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile or other electronic transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile or other electronic transmission shall be deemed to be their original signatures for all purposes. This Agreement shall become effective upon delivery to each party of executed signature pages that together (but need not individually) bear the signatures of all other parties.

11.8            Entire Agreement. This Agreement, together with the Additional Agreements, sets forth the entire agreement of the parties with respect to the subject matter hereof and thereof and supersedes all prior and contemporaneous understandings and agreements related thereto (whether written or oral), all of which are merged herein. No provision of this Agreement or any Additional Agreement may be explained or qualified by any agreement, negotiations, understanding, discussion, conduct or course of conduct or by any trade usage. Except as otherwise expressly stated herein or in any Additional Agreement, there is no condition precedent to the effectiveness of any provision hereof or thereof. Notwithstanding the foregoing, the Confidentiality Agreement is not superseded by this Agreement or merged herein and shall continue in accordance with its terms, including in the event of any termination of this Agreement.

11.9            Severability. A determination by a court or other legal authority that any provision of this Agreement is legally invalid, illegal or unenforceable shall not affect the validity or enforceability of any other term or provision hereof. The parties shall cooperate in good faith to modify (or cause such court or other legal authority to modify) this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

11.10          Further Assurances. Each party shall execute and deliver such documents and take such action, as may reasonably be considered within the scope of such party’s obligations hereunder, necessary to effectuate the transactions contemplated by this Agreement and to satisfy the conditions to closing contemplated by this Agreement, including in Article IX, and not to materially impede, interfere with, delay, postpone or adversely affect the Merger or any of the transactions contemplated by this Agreement or

11.11          Third Party Beneficiaries. Except as provided in Section 6.8 and Section 11.17, neither this Agreement nor any provision hereof confers any benefit or right upon or may be enforced by any Person not a signatory hereto.

11.12          Trust Account Waiver. Reference is made to the Prospectus. The Company acknowledges that it has read the Prospectus and understands that Parent has established the Trust Account containing the proceeds of the IPO for the benefit of the public shareholders of Parent and the underwriters of the IPO pursuant to the Trust Agreement and that, except for a portion of the interest earned on the amounts held in the Trust Account, Parent may disburse monies from the Trust Account only for the purposes set forth in the Trust Agreement. For and in consideration of Parent agreeing to enter into this Agreement, the Company, for itself and on behalf of the Company Stockholders, hereby agrees that it does not now and shall not at any time hereafter prior to the Closing have any right, title, interest or claim of any kind in or to any monies in the Trust Account as a result of, or arising out of, any negotiations, contracts or agreements with Parent and hereby agrees that it will not seek recourse against the Trust Account for any reason.

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11.13          No Other Representations; No Reliance.

(a)         NONE OF THE COMPANY, ANY COMPANY STOCKHOLDER NOR ANY OF THEIR RESPECTIVE REPRESENTATIVES HAS MADE ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER RELATING TO THE COMPANY OR THE BUSINESS OR OTHERWISE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY ADDITIONAL AGREEMENT, OTHER THAN THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE IV, IN EACH CASE, AS MODIFIED BY THE SCHEDULES TO THIS AGREEMENT. Without limiting the generality of the foregoing, neither the Company, any Company Stockholder nor any of their respective Representatives has made, and shall not be deemed to have made, any representations or warranties in the materials relating to the Company made available to Parent and its Representatives, including due diligence materials, or in any presentation of the business of the Company by management of the Company or others in connection with the transactions contemplated hereby, and no statement contained in any of such materials or made in any such presentation shall be deemed a representation or warranty hereunder or otherwise or deemed to be relied upon by Parent or Merger Sub in executing, delivering and performing this Agreement, the Additional Agreements or the transactions contemplated hereby or thereby, in each case except for the representations and warranties set forth in Article IV as modified by the Schedules to this Agreement. It is understood that any cost estimates, projections or other predictions, any data, any financial information or any memoranda or offering materials or presentations, including any offering memorandum or similar materials made available by the Company, any Company Stockholder or their respective Representatives are not and shall not be deemed to be or to include representations or warranties of the Company or any Company Stockholder, and are not and shall not be deemed to be relied upon by Parent or Merger Sub in executing, delivering and performing this Agreement, the Additional Agreement and the transactions contemplated hereby or thereby, in each case except for the representations and warranties set forth in Article IV, in each case, as modified by the Schedules to this Agreement. Except for the specific representations and warranties expressly made by the Company in Article IV, in each case as modified by the Schedules: (a) Parent acknowledges and agrees that: (i) neither the Company, the Company Stockholders nor any of their respective Representatives is making or has made any representation or warranty, express or implied, at law or in equity, in respect of the Company, the business, assets, liabilities, operations, prospects or condition (financial or otherwise) of the Company, the nature or extent of any liabilities of the Company, the effectiveness or the success of any operations of the Company or the accuracy or completeness of any confidential information memoranda, projections, forecasts or estimates of earnings, or other information (financial or otherwise) regarding the Company furnished to Parent, Merger Sub or their respective Representatives or made available to any Parent Party and their Representatives in any “data rooms,” “virtual data rooms,” management presentations or any other form in expectation of, or in connection with, the transactions contemplated hereby, or in respect of any other matter or thing whatsoever; and (ii) no representative of any Company Stockholder or the Company has any authority, express or implied, to make any representations, warranties or agreements not specifically set forth in Article IV and subject to the limited remedies herein provided; (b) each of Parent and Merger Sub specifically disclaims that it is relying upon or has relied upon any such other representations or warranties that may have been made by any Person, and acknowledges and agrees that the Company Stockholders and the Company have specifically disclaimed and do hereby specifically disclaim any such other representation or warranty made by any Person; and (c) none of the Company, the Company Stockholders nor any other Person shall have any liability to Parent, Merger Sub or any other Person with respect to any such other representations or warranties, including projections, forecasts, estimates, plans or budgets of future revenue, expenses or expenditures, future results of operations, future cash flows or the future financial condition of the Company or the future business, operations or affairs of the Company. Except as expressly provided in the foregoing provisions of this Section 11.13(a), nothing in this Section 11.13(a) is intended, nor shall it be deemed or construed, to limit or excuse the liability of any Person for Fraud or willful misconduct.

(b)         NONE OF PARENT, MERGER SUB NOR ANY OF THEIR RESPECTIVE REPRESENTATIVES HAS MADE ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER RELATING TO PARENT, MERGER SUB, THEIR RESPECTIVE BUSINESSES OR OTHERWISE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY ADDITIONAL AGREEMENT, OTHER THAN THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE V, IN EACH CASE, AS MODIFIED BY THE SCHEDULES TO THIS AGREEMENT AND THE PARENT SEC DOCUMENTS. Without limiting the

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generality of the foregoing, none of Parent, the Merger Sub nor any of their respective Representatives has made, and shall not be deemed to have made, any representations or warranties in the materials relating to Parent and the Merger Sub made available to the Company and the Company Stockholders and their Representatives, including due diligence materials, or in any presentation of the business of Parent by management of Parent or others in connection with the transactions contemplated hereby, and no statement contained in any of such materials or made in any such presentation shall be deemed a representation or warranty hereunder or otherwise or deemed to be relied upon by the Company and the Company Stockholders in executing, delivering and performing this Agreement, the Additional Agreements or the transactions contemplated hereby or thereby, in each case except for the representations and warranties set forth in Article V as modified by the Schedules to this Agreement and the Parent SEC Documents. It is understood that any cost estimates, projections or other predictions, any data, any financial information or any memoranda or offering materials or presentations, including any offering memorandum or similar materials made available by Parent, the Merger Sub or their respective Representatives are not and shall not be deemed to be or to include representations or warranties of Parent and Merger Sub, and are not and shall not be deemed to be relied upon by the Company or Company Stockholders in executing, delivering and performing this Agreement, the Additional Agreement and the transactions contemplated hereby or thereby, in each case except for the representations and warranties set forth in Article V, in each case, as modified by the Schedules to this Agreement and the Parent SEC Documents. Except for the specific representations and warranties expressly made by Parent and Merger Sub in Article V, in each case as modified by the Schedules to this Agreement and Parent SEC Documents: (a) the Company acknowledges and agrees that: (i) none of Parent, Merger Sub nor any of their respective Representatives is making or has made any representation or warranty, express or implied, at law or in equity, in respect of Parent, Merger Sub, the business, assets, liabilities, operations, prospects or condition (financial or otherwise) of Parent or Merger Sub, the nature or extent of any liabilities of Parent or Merger Sub, the effectiveness or the success of any operations of Parent or Merger Sub or the accuracy or completeness of any confidential information memoranda, projections, forecasts or estimates of earnings, or other information (financial or otherwise) regarding Parent or Merger Sub furnished to the Company, the Company Stockholders or their respective Representatives or made available to the Company, the Company Stockholders and their Representatives in any “data rooms,” “virtual data rooms,” management presentations or any other form in expectation of, or in connection with, the transactions contemplated hereby, or in respect of any other matter or thing whatsoever; and (ii) no Representative of Parent or Merger Sub has any authority, express or implied, to make any representations, warranties or agreements not specifically set forth in Article V and subject to the limited remedies herein provided; (b) the Company specifically disclaims that it is relying upon or has relied upon any such other representations or warranties that may have been made by any Person, and acknowledges and agrees that Parent and the Merger Sub have specifically disclaimed and do hereby specifically disclaim any such other representation or warranty made by any Person; and (c) none of Parent, Merger Sub nor any other Person shall have any liability to the Company, the Company Stockholders or any other Person with respect to any such other representations or warranties, including projections, forecasts, estimates, plans or budgets of future revenue, expenses or expenditures, future results of operations, future cash flows or the future financial condition of Parent or the future business, operations or affairs of Parent. Except as expressly provided in the foregoing provisions of this Section 11.13(b), nothing in this Section 11.13(b) is intended, nor shall it be deemed or construed, to limit or excuse the liability of any Person for Fraud or willful misconduct.

11.14          Waiver of Jury Trial. EACH OF THE PARTIES HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY PROCEEDING (A) ARISING UNDER THIS AGREEMENT OR UNDER ANY ADDITIONAL AGREEMENT OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY ADDITIONAL AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO OR THERETO OR ANY FINANCING IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH OF THE PARTIES HEREBY AGREES AND CONSENTS THAT ANY SUCH PROCEEDING SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL

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BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.14.

11.15          Submission to Jurisdiction. Each of the parties irrevocably and unconditionally submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware declines or does not otherwise have jurisdiction, a state or federal court sitting in the State of Delaware) (or any appellate courts thereof), for the purposes of any Action (a) arising under this Agreement or under any Additional Agreement or (b) in any way connected with or related or incidental to the dealings of the parties in respect of this Agreement or any Additional Agreement or any of the transactions contemplated hereby or thereby, and irrevocably and unconditionally waives any objection to the laying of venue of any such Action in any such court, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Action has been brought in an inconvenient forum. Each party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action (i) arising under this Agreement or under any Additional Agreement, or (ii) in any way connected with or related or incidental to the dealings of the parties in respect of this Agreement or any Additional Agreement or any of the transactions contemplated hereby or thereby, (A) any claim that it is not personally subject to the jurisdiction of the courts as described in this Section 11.15 for any reason, (B) that it or its property is exempt or immune from the jurisdiction of any such court or from any Action commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (C) that (1) the Action in any such court is brought in an inconvenient forum, (2) the venue of such Action is improper or (3) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each party agrees that service of any process, summons, notice or document by registered mail to such party’s respective address set forth in Section 11.1 shall be effective service of process for any such Action.

11.16          Remedies Cumulative; Specific Performance. Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties do not perform their respective obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the transactions contemplated by this Agreement) in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, without posting a bond or undertaking and without proof of damages and this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.

11.17          Non-Recourse. This Agreement may be enforced only against, and any dispute, claim or controversy based upon, arising out of or related to this Agreement or the transactions contemplated hereby may be brought only against, the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth in this Agreement with respect to such party. No past, present or future director, officer, employee, incorporator, member, partner, shareholder, agent, attorney, advisor, lender or Representative or Affiliate of any named party to this Agreement (which Persons are intended third party beneficiaries of this Section 11.17) shall have any liability (whether in contract or tort, at law or in equity or otherwise, or based upon any theory that seeks to impose liability of an entity party against its owners or Affiliates) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of such named party or for any dispute, claim or controversy based on, arising out of, or related to this Agreement or the transactions contemplated hereby.

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11.18          Securityholder Representative.

(a)         By approving this Agreement and the transactions contemplated hereby or by executing and delivering a Letter of Transmittal, each Company Stockholder shall have irrevocably authorized and appointed Securityholder Representative as such Person’s representative and attorney-in-fact to act on behalf of such Person for all purposes in connection with this Agreement, the Additional Agreements and the agreements ancillary hereto and thereto. The Securityholder Representative shall act as the representative of the Company Stockholders in respect of all matters arising under this Agreement, the Additional Agreements and the agreements ancillary hereto and thereto, and shall be authorized to act, or refrain from acting, with respect to any actions to be taken by or on behalf of the Company Stockholders or the Securityholder Representative, including to enforce any rights granted to the Company Stockholders hereunder and thereunder, in each case as the Securityholder Representative believes is necessary or appropriate under this Agreement, the Additional Agreements and/or the agreements ancillary hereto and thereto, for and on behalf of the Company Stockholders. The Company Stockholders shall be bound by all such actions taken by the Securityholder Representative and the Company Stockholders shall not be permitted to take any such actions.

(b)         The Securityholder Representative is serving as the Securityholder Representative solely for purposes of administrative convenience, and is not personally liable for any of the obligations of the Company, any of its Subsidiaries or the Company Stockholders hereunder, and Parent (on behalf of itself and its Affiliates) agrees that it will not look to the Securityholder Representative or the underlying assets of the Securityholder Representative for the satisfaction of any obligations of the Company, any of its Subsidiaries or the Company Stockholders. The Securityholder Representative shall not be liable for any error of judgment, or any action taken, suffered or omitted to be taken, in connection with the performance by the Securityholder Representative of the Securityholder Representative’s duties or the exercise by the Securityholder Representative of the Securityholder Representative’s rights and remedies under this Agreement, any Additional Agreement or any agreement ancillary hereto or thereto, except in the case of its fraud or willful misconduct. No bond shall be required of the Securityholder Representative. The Securityholder Representative may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts. The Securityholder Representative shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any Additional Agreement or any agreement ancillary hereto or thereto. Without limiting the generality of the foregoing, the Securityholder Representative shall have the full power and authority to interpret all the terms and provisions of this Agreement and the Additional Agreements or any agreement ancillary hereto or thereto, and to consent to any amendment hereof or thereof on behalf of the Company Stockholders and their respective successors.

(c)         Following Closing, Parent shall indemnify and hold harmless the Securityholder Representative from and against all liabilities, losses, costs, damages or expenses (including attorneys’ and accountants’ fees) incurred or suffered by the Securityholder Representative arising out of or otherwise resulting from any action taken or omitted to be taken by the Securityholder Representative under this Agreement or the Additional Agreements, other than such liabilities, losses, costs, damages or expenses arising out of or resulting from the fraud or willful misconduct of the Securityholder Representative.

(d)         The Securityholder Representative may resign at any time by giving twenty (20) days’ notice to Parent and the Company Stockholders; provided, however, in the event of the resignation or removal of the Securityholder Representative, a new Securityholder Representative (who shall be reasonably acceptable to Parent) shall be appointed by the vote or written consent of a majority of the shares of Parent Common Stock, voting together as a single class (with each such share entitled to one vote), then held by the Company Stockholders as of immediately prior to the Effective Time.

(e)         The appointment of the Securityholder Representative is coupled with an interest and shall be irrevocable by Company Stockholders in any manner or for any reason. This authority granted to the Securityholder Representative shall not be affected by the death, illness, dissolution, disability, incapacity or other inability to act of any principal pursuant to any applicable Law. Bernaldo Dancel hereby accepts his appointment as the initial Securityholder Representative. Any decision, act, consent or instruction taken by the Securityholder Representative in accordance with this Section 11.18 on behalf of Company Stockholders (each, an “Securityholder Representative Authorized Action”) shall be final, binding and conclusive on Company

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Stockholders as fully as if such Persons had taken such Securityholder Representative Authorized Action. The Indemnified Party agrees that the Securityholder Representative, as the Securityholder Representative, shall have no liability to the Indemnified Party for any Authorized Action.

11.19          Privileged Communications. Loeb & Loeb LLP and Parent’s in-house legal department (collectively, “Parent Counsel”) have acted as counsel for Parent and the Sponsor for various matters prior to the Closing, including in connection with this Agreement and the Additional Agreements, the negotiation and documentation of this Agreement and the Additional Agreements, and the consummation of the transactions contemplated by this Agreement and the Additional Agreements (collectively, the “Pre-Closing Engagements”). Each of the Company and, by approving this Agreement and the Merger, the Company Stockholders agree, on behalf of itself and/or themselves, as the case may be, and, after the Closing, on behalf of the Surviving Corporation, that (a) all communications in any form or format whatsoever between or among Parent Counsel, on the one hand, and the Sponsor, Parent, or any of their respective Representatives, on the other hand, that relate in any way to the Pre-Closing Engagements (collectively, the “Parent Privileged Communications”) will be deemed to be attorney-client privileged, (b) immediately prior to the Closing, without the need for any further action on the part of any Person, all right, title, and interest of Parent in and to any and all Parent Privileged Communications shall transfer to and be vested solely in the Sponsor, (c) from and after the Closing, the Parent Privileged Communications and the expectation of client confidence relating thereto shall belong solely to the Sponsor and shall not pass to or be claimed by Parent or the Surviving Corporation, and (d) Parent Counsel shall have no duty whatsoever to reveal or disclose any such Parent Privileged Communications, or any of its files relating to the Pre-Closing Engagements, to the Company, the Company Stockholders, the Surviving Corporation, or any of their respective Representatives by reason of any attorney-client relationship between Parent Counsel and Parent and/or the Sponsor or otherwise. Company and its Affiliates (including, after the Closing, the Surviving Corporation) and/or the Company Stockholders will not have access to any such Parent Privileged Communications, or to the files of Parent Counsel relating to the Pre-Closing Engagements. Notwithstanding anything set forth in the foregoing provisions of this Section 11.18 to the contrary, if after the Closing a dispute arises between Company or any of its Affiliates, including the Surviving Corporation and the Company Stockholders, on the one hand, and a third party, other than the Sponsor or any of its respective Affiliates, on the other hand, the Surviving Corporation may assert the attorney-client privilege to prevent disclosure of Parent Privileged Communications to such third party; provided that none of the Company, the Company Stockholders, Parent nor the Surviving Corporation may waive such privilege without the prior written consent of the Sponsor.

11.20          Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

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Annex A-73

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

Company:
NAVA HEALTH MD, INC.
By:	/s/ Bernaldo Dancel
Name:	Bernaldo Dancel
Title:	Chief Executive Officer
Parent:
99 ACQUISITION GROUP INC.
By:	/s/ Hiren Patel
Name:	Hiren Patel
Title:	Chairman and Chief Executive Officer
Merger Sub:
NNAG Merger Sub, Inc.
By:	/s/ Hiren Patel
Name:	Hiren Patel
Title:	Chief Executive Officer
Securityholder Representative:
/s/ Bernaldo Dancel
Bernaldo Dancel

Annex A-74

Schedule I

Persons to Execute Company Support Agreement

Ascend One Corporation

Bernaldo Dancel, CEO

Zachary Dancel, COO

Hyun Soo Park, CIO

Suzanne Coblentz, CMO

Jodi Usher, CHRO

Keith O’Donnell, CFO

Annex A-75